AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 23, 1999.
                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                              U.S. CONCRETE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                                 3273                                76-0586680
    (STATE OR OTHER JURISDICTION           (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
  OF INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)              IDENTIFICATION NUMBER)

                         1360 POST OAK BLVD., SUITE 800
                              HOUSTON, TEXAS 77056
                                 (713) 350-6017
               (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              EUGENE P. MARTINEAU
                            CHIEF EXECUTIVE OFFICER
                         1360 POST OAK BLVD., SUITE 800
                              HOUSTON, TEXAS 77056
                                 (713) 350-6028

               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                    COPY TO:

         TED W. PARIS, ESQ.                           MICHAEL C. BLANEY, ESQ.
        BAKER & BOTTS, L.L.P.                         ANDREWS & KURTH L.L.P.
        3000 ONE SHELL PLAZA                             4200 CHASE TOWER
      HOUSTON, TEXAS 77002-4995                        HOUSTON, TEXAS 77002
         FAX: (713) 229-1522                            FAX: (713) 220-4285

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

                            ------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                                                       PROPOSED
                                                                 PROPOSED         MAXIMUM AGGREGATE
  TITLE OF EACH CLASS OF SECURITIES       AMOUNT TO BE       MAXIMUM OFFERING          OFFERING            AMOUNT OF
          TO BE REGISTERED               REGISTERED(1)      PRICE PER SHARE(1)       PRICE(2),(3)       REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value(4)                                    $                $41,515,000            $11,542
=========================================================================================================================

(1) In accordance with Rule 475(o) of the Securities Act, the number of shares being registered and the proposed maximum offering price per share are not included in this table.

(2) Includes shares of Common Stock issuable on exercise of the Underwriters' over-allotment option.

(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a).

(4) Includes the associated rights to purchase preferred stock.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED MARCH   , 1999

                                3,800,000 SHARES

                              U.S. CONCRETE, INC.

                                  COMMON STOCK

                            ------------------------

     U.S. Concrete, Inc. is selling all the 3,800,000 shares of common stock this offering includes through underwriters in a firm commitment underwriting. This is our initial public offering, and no public market currently exists for our shares. We and the underwriters expect the public offering price to be between $7.50 and $9.50 per share. We have applied to have the common stock quoted on the Nasdaq National Market under the symbol "RMIX."

     U.S. Concrete, Inc. was recently formed to acquire operating businesses in the ready-mixed concrete industry and intends to become a leading supplier of ready-mixed concrete to the construction industry in the United States.

                            ------------------------

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 9.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

                                        PER SHARE       TOTAL
                                        ---------   --------------
Public Offering Price................     $8.50     $   32,300,000
Underwriting Discount................     $0.60     $    2,280,000
Proceeds, before expenses, to U.S.
Concrete, Inc. ......................     $7.90     $   30,020,000

     We have granted the underwriters a 30-day option to purchase up to an additional 570,000 shares at the public offering price, less the underwriting discount, to cover any over-allotments.

     The underwriters expect to deliver the shares to purchasers on or about
            , 1999.

                            ------------------------

SCOTT & STRINGFELLOW, INC.                                  SANDERS MORRIS MUNDY

         The date of this prospectus is                         , 1999

                               TABLE OF CONTENTS

                                        PAGE
                                        -----
Prospectus Summary...................       3
Risk Factors.........................       9
The Company..........................      16
Use of Proceeds......................      18
Dividend Policy......................      18
Capitalization.......................      19
Dilution.............................      20
Selected Financial Information.......      21
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................      23
Business.............................      32
Management...........................      42
Certain Transactions.................      50
Security Ownership of Certain
Beneficial Owners and Management.....      53
Shares Eligible for Future Sale......      54
Description of Capital Stock.........      55
Underwriting.........................      60
Legal Matters........................      62
Experts..............................      62
Where You Can Find More
Information..........................      63
Index to Financial Statements........     F-1

                            ------------------------

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about our company, including, among other matters:

         o   our internal growth and acquisition strategies;

         o   our ability to integrate companies we acquire;

         o   the trends we anticipate in the ready-mixed concrete industry;

         o   future expenditures for capital projects;

         o   our ability to control costs and maintain quality; and

         o   the risks we describe in "Risk Factors" beginning on page 9.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events this prospectus discusses might not occur.

                            ------------------------

     You should rely only on the information this prospectus contains. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction that does not permit that offer or sale. You should assume that the information in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                               PROSPECTUS SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS AND MAY NOT CONTAIN ALL THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE DECIDING TO INVEST IN OUR COMMON STOCK. WE URGE YOU TO READ THIS ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION AND THE FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS.

     CONCURRENTLY WITH THE CLOSING OF THIS OFFERING, WE PLAN TO ACQUIRE, IN SEPARATE TRANSACTIONS, IN EXCHANGE FOR SHARES OF OUR COMMON STOCK AND CASH, SIX
BUSINESSES: CENTRAL CONCRETE SUPPLY CO., INC.; WALKER'S CONCRETE, INC.; BAY CITIES BUILDING MATERIALS CO., INC.; OPPORTUNITY CONCRETE CORPORATION; BAER CONCRETE, INCORPORATED; AND R.G. EVANS/ASSOCIATES D/B/A SANTA ROSA CAST PRODUCTS CO. IN THIS PROSPECTUS, WE SOMETIMES REFER TO THOSE COMPANIES AS THE "FOUNDING COMPANIES." UNLESS OTHERWISE INDICATED, REFERENCES IN THIS PROSPECTUS TO
"USC," "WE," "US" OR "OUR" EACH MEAN U.S. CONCRETE, INC., AND REFERENCES
TO THE "COMPANY" MEAN U.S. CONCRETE, INC. AND THE FOUNDING COMPANIES COLLECTIVELY. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS (1) GIVES EFFECT TO OUR ACQUISITIONS OF THE FOUNDING COMPANIES, (2) ASSUMES THE UNDERWRITERS DO NOT EXERCISE THEIR OVER-ALLOTMENT OPTION AND (3) GIVES EFFECT TO A 10,000-FOR-1 STOCK SPLIT OF THE COMMON STOCK AND A RECAPITALIZATION WE EFFECTED IN MARCH 1999 AND THE AUTOMATIC CONVERSION OF OUR OUTSTANDING CLASS A COMMON STOCK INTO OUR COMMON STOCK THAT WILL OCCUR IMMEDIATELY PRIOR TO THE CLOSING OF THIS OFFERING.

THE COMPANY

     We intend to become a leading value-added provider of ready-mixed concrete and related products and services to the construction industry in major markets in the United States. The Company currently serves all segments of the construction industry in the San Francisco, San Jose, Oakland and Sacramento, California and Washington, D.C. metropolitan areas and northern New Jersey. The Company currently operates 26 concrete plants that produced over 2.5 million cubic yards of concrete in 1998. Its operations consist principally of formulating, preparing, and delivering ready-mixed concrete at the job sites of its customers. The Company provides services to reduce customers' overall construction costs by lowering the installed, or "in-place," cost of concrete. These services include the formulation of new mixtures for specific design uses, on-site and lab-based product quality control and delivery programs configured to meet customers' time-sensitive needs.

     The Company's pro forma combined sales increased from $128.3 million in fiscal 1996 to $165.4 million in 1997 and to $194.1 million in 1998, or by 28.9% and 17.4%, respectively. Of the Company's 1998 pro forma combined sales, we estimate that approximately 44%, 33%, 18% and 5% were to commercial and industrial construction contractors, residential construction contractors, street and highway construction and paving contractors and other public works and infrastructure contractors, respectively. In 1998, repeat customers accounted for an estimated 85% of the Company's sales. We believe the Company's current size places it among the leading independent ready-mixed concrete companies in the United States.

     Annual usage of ready-mixed concrete in the United States is currently at a record level and is projected to continue growing. According to the National Ready-Mixed Concrete Association (the "NRMCA"), total sales from production and delivery of ready-mixed concrete in the United States grew from $17.6 billion in 1996 to $19.3 billion in 1997 and to $21.3 billion in 1998, or 9.7% and 10.4%, respectively. It is estimated that those revenues will grow to $22.1 billion in 1999. We believe that, in addition to favorable trends in the overall economy of the United States, three significant factors have been expanding the market for ready-mixed concrete, in particular: (1) the increased level of industry-wide promotional and marketing activities; (2) the development of new and innovative uses for ready-mixed concrete; and (3) the enactment of the federal Transportation Equity Act for the 21st Century ("TEA-21"), which provides for $218 billion in federal highway funding from 1998 to 2003, reflecting a 43% increase in funding over the prior six years.

     Based on information the NRMCA has provided us, the ready-mixed concrete industry in the United States is highly fragmented, with more than 3,500 independent producers operating a total of approximately 5,300 plants. Given the large size and fragmentation of the ready-mixed concrete industry, we believe numerous potential acquisition candidates exist both within the markets the Company currently serves and in other large metropolitan and high growth markets. We intend to continue to make acquisitions to enhance our position in existing markets and expand into new markets. We believe that a significant consolidation opportunity exists for a company that can consistently offer high-quality, value-added services to large users of ready-mixed concrete.

OUR BUSINESS STRATEGY

     Our objective is to expand the geographic scope of our operations and become the leading value-added provider of ready-mixed concrete and related services in each of our markets. The significant costs and regulatory requirements involved in building new plants make acquisitions an important element of our growth strategy. We plan to (1) make acquisitions in our existing markets and new geographic markets and (2) implement a national operating strategy aimed at increasing revenue growth and market share, achieving cost efficiencies and enhancing profitability. We intend to manage our operations on a decentralized basis to allow acquired businesses to focus on their existing customer relationships and local strategy. Our executive management team will be responsible for executing our company-wide strategy, including acquisition planning, execution and integration and initiating and overseeing operational improvements.

HOW TO REACH US

     Our principal executive offices are located at 1360 Post Oak Blvd., Suite 800, Houston, Texas 77056. Our telephone number at that address is (713) 350-6017. USC is incorporated in Delaware.

                                 THIS OFFERING

Common stock we are offering.........  3,800,000 shares

Common stock to be outstanding
  immediately after this
  offering(1)........................  15,638,543 shares

Use of proceeds......................  We expect that our net proceeds from this offering (after deducting our expenses and the underwriting discount) will be approximately $27.0 million. When this offering closes, we will use $23.3 million of these proceeds to pay the cash portion of the purchase prices for our initial acquisitions which then will be due and apply the balance to repay a portion of the indebtedness we will assume as a result of those acquisitions. See "Use of
                                       Proceeds."

Proposed Nasdaq National Market
  trading symbol.....................  RMIX

------------

(1) Includes (1) 3,800,000 shares we will sell in this offering, (2) 8,985,288 shares we will issue as part of the purchase prices for our initial acquisitions, (3) 450,000 shares our management and non-employee directors own, (4) 801,000 shares American Ready-Mix, L.L.C. owns and (5) 1,602,255 shares Main Street Merchant Partners II, L.P. ("Main Street") owns. Excludes (1) options to purchase an aggregate of 1,150,000 shares which we expect to grant on consummation of this offering and (2) warrants for 200,000 shares which we will issue to the representatives of the underwriters for this offering for services they will render through the date this offering closes. See "Management," "Certain Transactions" and "Underwriting."

           SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     We will acquire the Founding Companies simultaneously with and as a condition to the consummation of this offering. The following summary unaudited pro forma combined financial information presents information for us, as adjusted for (1) the effects of the acquisitions of the Founding Companies, (2) the effects of pro forma adjustments to the historical financial statements we describe below and (3) the consummation of, and our application of the net proceeds from, this offering. See "Selected Financial Information," the Unaudited Pro Forma Combined Financial Statements and the Notes thereto and the historical financial statements of USC and certain of the Founding Companies and the Notes thereto elsewhere in this prospectus.

                                               PRO FORMA
                                              YEAR ENDED
                                           DECEMBER 31, 1998
                                        -----------------------
                                         (IN THOUSANDS, EXCEPT
                                               SHARE AND
                                        PER SHARE INFORMATION)
STATEMENT OF OPERATIONS
INFORMATION(1):
     Sales...........................         $   194,076
     Cost of goods sold..............             158,913
                                        -----------------------
     Gross profit....................              35,163
     Selling, general and
     administrative expenses(2)......              13,320
     Depreciation and
     amortization(3).................               4,832
                                        -----------------------
     Income from operations..........              17,011
     Other expense, net(4)...........                (103)
                                        -----------------------
     Income before provision for
     income taxes....................              16,908
     Provision for income taxes(5)...               7,606
                                        -----------------------
     Net income......................         $     9,302
                                        =======================
     Net income per share............         $      0.59
                                        =======================
     Shares used in computing pro
       forma net income per
       share(6)......................          15,638,543
                                        =======================
OTHER INFORMATION:
     EBITDA(7).......................         $    21,843
                                        =======================


                                                   PRO FORMA
                                            AS OF DECEMBER 31, 1998
                                        -------------------------------
                                        COMBINED(1)     AS ADJUSTED(8)
                                        ------------    ---------------
                                                (IN THOUSANDS)
BALANCE SHEET INFORMATION:
     Working capital (deficit)(9)....     $(15,961)        $   7,351
     Total assets....................      132,519           132,164
     Total debt, including current
     portion(9)......................       42,465            15,426
     Stockholders' equity............       64,702            91,386

------------

(1) The statement of operations information assumes that we completed the following transactions and events on January 1, 1998: (1) the closing of this offering and the application of our estimated net proceeds therefrom;
    (2) our acquisitions of the Founding Companies; (3) our refinancing of the indebtedness of the Founding Companies with borrowings under our credit facility; and (4) our issuances of 450,000 shares of our common stock to members of our management and non-employee directors and 801,000 shares of our common stock to American Ready-Mix, L.L.C. This information is


                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)
    not necessarily indicative of the consolidated results we would have attained had these events and transactions actually occurred then or of our future consolidated results. The pro forma balance sheet information assumes those transactions and events (other than the closing of this offering and our application of the net proceeds therefrom) and our net incurrence of indebtedness since December 31, 1998 occurred on that date. The pro forma combined financial information (1) is based on preliminary estimates, available information and assumptions we deem appropriate and (2) should be read in conjunction with the financial statements and notes thereto this prospectus includes.

(2) The statement of operations information includes the effects of: (1) $3.5 million of reductions in compensation and benefits to which owners of the Founding Companies have prospectively agreed; (2) the elimination of a $2.7 million non-cash, non-recurring compensation charge by us for the year ended December 31, 1998 (net of a $330,000 charge for recurring salary changes of management).

(3) Reflects amortization of the goodwill that will result from our acquisitions of the Founding Companies over a 40-year period and computed on the basis the notes to the Unaudited Pro Forma Combined Financial Statements describe.

(4) Reflects the net increase in interest expense of $0.2 million for 1998 attributable to our refinancing of $14.1 million of historical debt of the Founding Companies and additional borrowings to fund our acquisitions with borrowings under our credit facility.

(5) Assumes all pretax income before non-deductible goodwill and other permanent items is subject to an estimated 40.6% combined tax rate.

(6) Includes (1) 8,985,288 shares of common stock we will issue to the owners of the Founding Companies, (2) 2,853,255 shares of common stock our current stockholders and executive officers own and (3) the 3,800,000 shares of common stock we will sell in this offering.

(7) "EBITDA" means income from operations plus depreciation and amortization and is a supplemental financial measurement we use to evaluate our business. We are not presenting EBITDA as an alternative measure of operating results or cash flow from operations or any other measure of performance in accordance with generally accepted accounting principles. EBITDA does not give effect to cash used for debt service requirements and thus does not reflect funds available for dividends, reinvestment or other discretionary uses. In addition, our presentation of EBITDA may not be comparable to similarly titled measures other companies report.

(8) Reflects the closing of this offering and our application of our net proceeds therefrom. See "Use of Proceeds."

(9) The pro forma combined amount includes the $23.3 million cash purchase price payable in the acquisitions and $4.9 million, which represents the amount by which the maximum amount we may pay to the owners of four Founding Companies as additional cash consideration pursuant to post-closing adjustment provisions in our acquisition agreements ($9.8 million) exceeds the assumed S corporation distributions of two of those companies ($4.9 million). The additional cash consideration is subject to decrease, but not increase, if cash balances or working capital (as defined) in the applicable Founding Companies do not meet specified levels.

           SUMMARY INDIVIDUAL FOUNDING COMPANY FINANCIAL INFORMATION

     The following table presents certain summary historical financial information for each Founding Company for its three most recently completed fiscal years (calendar years 1996, 1997 and 1998 for each, except that, for Baer Concrete, Incorporated, fiscal 1996 is its fiscal year ended March 31, 1997). The information for Opportunity Concrete Corporation and Baer Concrete, Incorporated, for fiscal 1996 and 1997 is unaudited, while the information for Santa Rosa Cast Products Company for all periods is unaudited. We have not adjusted this historical income statement information for the pro forma adjustments that relate to reductions in compensation and benefits to which owners of the Founding Companies have prospectively agreed, or any of the other pro forma adjustments reflected in the Unaudited Pro Forma Combined Financial Statements this prospectus includes. You should read this information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto this prospectus includes.

                                                 FISCAL YEAR
                                       -------------------------------
                                         1996       1997       1998
                                       ---------  ---------  ---------
                                               (IN THOUSANDS)
CENTRAL CONCRETE SUPPLY CO., INC.
     Sales...........................  $  39,204  $  53,631  $  66,499
     Gross profit....................      5,802      9,837     12,525
     Income from operations..........        955      4,242      6,883
WALKER'S CONCRETE, INC.
     Sales...........................  $  31,008  $  37,990  $  41,615
     Gross profit....................      4,553      6,192      7,087
     Income from operations..........      1,631      2,411      3,169
BAY CITIES BUILDING MATERIALS CO.,
INC.
     Sales...........................  $  30,496  $  45,312  $  53,600
     Gross profit....................      3,209      5,020      6,834
     Income from operations..........        661      1,784      2,367
OPPORTUNITY CONCRETE CORPORATION
     Sales...........................  $  19,737  $  15,551  $  16,180
     Gross profit....................      4,197      3,969      4,884
     Income from operations..........      2,654      2,223      2,287
BAER CONCRETE, INCORPORATED
     Sales...........................  $   4,811  $   9,712  $  11,973
     Gross profit....................        400        965      2,063
     Income (loss) from operations...       (585)       261        456
SANTA ROSA CAST PRODUCTS CO.
     Sales...........................  $   3,032  $   3,176  $   4,209
     Gross profit....................      1,116      1,312      1,770
     Income from operations..........        186        292        728

                                  RISK FACTORS

     AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. THIS PROSPECTUS CONTAINS STATEMENTS OF OUR EXPECTATIONS, OBJECTIVES AND PLANS AND OTHER FORWARD-LOOKING STATEMENTS THAT INVOLVE A NUMBER OF RISKS, UNCERTAINTIES AND ASSUMPTIONS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE THE FORWARD-LOOKING STATEMENTS PROJECT AS A RESULT OF ANY NUMBER OF FACTORS, INCLUDING THE RISK FACTORS THIS PROSPECTUS SETS FORTH BELOW. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, AS WELL AS THE OTHER INFORMATION THIS PROSPECTUS CONTAINS.

AFTER THIS OFFERING, WE MAY NOT HAVE SUFFICIENT FUNDS TO FULLY IMPLEMENT OUR BUSINESS STRATEGIES

     This offering will not provide us with any funds for use in implementing our business strategies beyond making our initial acquisitions. When this offering closes, we will use our net proceeds from this offering to pay the cash portion of the purchase prices for our initial acquisitions which then will be due ($23.3 million) and apply the balance (approximately $3.7 million) to repay a portion of the indebtedness we will assume as a result of these acquisitions. In addition, we will borrow under our anticipated $75 million credit facility to refinance the remaining amount of that assumed indebtedness. We will require additional funds in the future to fully implement our business strategies, including our plan to grow through acquisitions. If we are unable to obtain additional funds, we may not be able to fully implement our business strategies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Combined."

WE HAVE NO COMBINED OPERATING HISTORY, AND WE MAY FAIL TO INTEGRATE THE BUSINESSES WE ACQUIRE INTO A COHESIVE, EFFICIENT ENTERPRISE

     We have not conducted any operations or generated any revenues to date. We expect to acquire six operating businesses in separate transactions that will close when this offering closes. These businesses have operated, and will continue to operate before this offering closes, as separate, independent companies. Until we establish centralized accounting, information and other administrative systems, we will rely on their existing systems. Our success will depend, in part, on the extent to which we are able to institute the necessary Company-wide information and management systems, establish effective cost and other control mechanisms and otherwise integrate these businesses and all additional businesses we hereafter may acquire into a cohesive, efficient enterprise that achieves the cost savings and revenue enhancements we expect. Our inability to integrate successfully the businesses we acquire would materially adversely affect our business, financial condition and results of operations and render unlikely that our strategies for growth will succeed.

WE EXPECT TO GROW RAPIDLY, AND EFFECTIVELY MANAGING OUR GROWTH MAY BE DIFFICULT

     We expect to grow rapidly. This growth will place a significant strain on our resources and systems. Our executive management has assembled only recently and, apart from our chief executive officer, have no experience in our industry. To manage our growth, they must be able to:

          o   work together effectively;

          o   recruit and integrate additional senior level managers; and

         o train and manage our operations management and employees to achieve the disciplines a public company requires.

Our business, financial condition and results of operations could suffer materially if we do not effectively manage our growth.

WE MAY NOT BE ABLE TO REALIZE OUR BUSINESS STRATEGY OF GROWING THROUGH ACQUISITIONS

     We may not be able to grow significantly through acquisitions. The success of our strategy to grow through acquisitions will depend on the extent to which we are able to (1) identify suitable acquisition candidates available for sale at reasonable prices and on other reasonable terms and (2) use our own securities or funds or raise additional funds to pay for acquisitions. See "Management's Discussion and

Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Combined." If we are unable to effect additional acquisitions in the Company's existing markets or in new markets we enter, we will not have the opportunity to realize the cost savings and customer cross-selling opportunities we expect that increasing market share in those markets would produce.

ACQUISITIONS MAY DISRUPT OR OTHERWISE ADVERSELY IMPACT OUR BUSINESS

     Our acquisition strategy presents risks that, singly or in any combination, could materially adversely affect our business and financial performance. These risks include:

         o the adverse effects on existing operations which could result from the diversion of our management's attention and resources to acquisitions;

         o the adverse effects of competition for acquisition candidates in our industry, which could include increases in the cost of acquiring additional businesses;

         o   the possible loss of acquired customers and key personnel;

         o the contingent and latent risks (including environmental risks) associated with the past operations of and other unanticipated problems arising in the acquired businesses; and

         o the possible adverse effects of increasing our amortizable goodwill as a result of accounting for acquisitions in accordance with the purchase method of accounting.

See "Business -- Business Strategy."

WE MAY NOT BE ABLE TO REALIZE OUR BUSINESS STRATEGY OF REDUCING COSTS AND ACHIEVING REVENUE ENHANCEMENTS IN OUR OPERATIONS

     We may not be able to realize our business strategy of reducing costs and achieving revenue enhancements in our operations. Factors that will affect our ability to do so will include the extent to which we are able to:

         o eliminate duplicative functions and otherwise reduce operating and overhead costs;

         o translate increases in our share of our local and regional markets as a result of acquisitions into additional revenue opportunities;

         o   improve the dispatch systems for our mixer trucks;

         o   develop a sophisticated, knowledgeable sales force; and

         o expand our technical expertise in the design and variation of concrete mixes.

OUR SUCCESS WILL DEPEND ON OUR RETAINING OR ADEQUATELY REPLACING PERSONNEL

     The extent to which we will be able to carry out our business plan will depend on the continuing efforts of our executive officers, including Eugene P. Martineau, our chief executive officer, and the senior management of the businesses we initially acquire and likely will depend on the senior management of any significant businesses we acquire in the future. Our success also will depend on the continuing efforts of our plant managers and technicians and drivers. If some of these persons do not continue in their respective roles and we are unable to attract and retain qualified replacements, the resulting vacancies could materially adversely affect our business, financial condition and results of operations. We do not intend to carry key-person life insurance on any of our employees. See "Management."

WE WILL HAVE A SIGNIFICANT AMOUNT OF GOODWILL ON OUR BALANCE SHEET, AND ANY CHANGE IN HOW WE AMORTIZE IT MAY MATERIALLY REDUCE FUTURE EARNINGS

     Our unaudited pro forma combined balance sheet at December 31, 1998 includes goodwill representing approximately 55.3% of assets and 79.9% of stockholders' equity. An intangible asset, goodwill, arises when a buyer accounts for a business acquisition under the purchase method of accounting and the purchase price exceeds the fair value of the tangible and separately measurable intangible net assets of that business. Generally accepted accounting principles require that the buyer amortize this and all other intangible assets over the period benefited. This amortization represents a noncash deduction in the determination of current operating net income which does not affect cash flows, but does reduce reported earnings.

     We have determined the estimated benefit period for our initial goodwill to be no less than 40 years. If we have understated or overlooked a material intangible asset having a benefit period less than 40 years, or have overlooked factors indicating that a shorter benefit period for goodwill is appropriate,
(1) earnings we report in periods immediately following the acquisition will be overstated and (2) we subsequently would be burdened by a continuing charge against earnings without the associated benefit to income that we expected in arriving at the consideration we will pay for our initial acquisitions. Our earnings in later years also could be significantly affected if our management then determines that our remaining balance of goodwill has become impaired. We have reviewed all the factors and related future cash flows we have considered in arriving at the amount we will pay for our initial acquisitions. We have concluded that (1) the anticipated future cash flows associated with the intangible assets we will recognize in these acquisitions will continue indefinitely and (2) no persuasive evidence exists that any material portion will dissipate over a period shorter than 40 years. Our conclusion may prove to be incorrect. Moreover, if generally accepted accounting principles are amended, as the Financial Accounting Standards Board has tentatively decided, to require us to amortize purchase goodwill over a period of less than 20 years, the value of our Common Stock could drop as a result of a perception that the higher noncash charges would adversely affect our financial condition or results of operations. We do not anticipate that any increase in our amortization rate will have any impact on our ability to borrow under our credit facility.

WE EXPECT THAT OUR QUARTERLY RESULTS WILL FLUCTUATE, AND THESE FLUCTUATIONS MAY ADVERSELY AFFECT OUR STOCK PRICE

     We expect our quarterly operating results will fluctuate significantly as a result of many factors, including:

         o the high seasonality of demand for ready-mixed concrete which results from the seasonal nature of construction activity (the six-month period of May through October being the peak demand period and, as a result, our sales being materially lower in the first and fourth calendar quarters);

         o postponements or delays of projects during sustained periods of inclement weather and other extreme weather conditions;

         o the cyclical nature of the construction industry, both nationally and in the local and regional markets we serve;

         o our fixed costs that continue during periods of low demand for our products;

         o   competitive conditions in our industry; and

         o   the magnitude and timing of future acquisitions.

See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and "-- Factors That May Affect Our Future Operating Results." Because many of these factors are beyond our control, our operating results in one or more quarters may not meet the estimates of securities analysts or the expectations of our stockholders. Any failure by us to meet those estimates or expectations could materially adversely affect the price of our Common Stock.

WE MAY BE UNABLE TO COMPETE FAVORABLY IN OUR HIGHLY COMPETITIVE INDUSTRY

     We may be unable to compete favorably in our highly competitive industry. Our competitive position in a given market will depend largely on the location and operating costs of our ready-mixed concrete plants and prevailing prices in that market. Price is the primary competitive factor among suppliers for small or simple jobs, principally in residential construction, while timeliness of delivery and consistency of quality and service as well as price are the principal competitive factors among suppliers for large or complex jobs. Our competitors will range from small, owner-operated private companies offering simple mixes to subsidiaries or operating units of large, vertically integrated cement manufacturing and concrete products companies. Competitors having lower operating costs than we do or having the financial resources to enable them to accept lower margins than we do will have a competitive advantage over us for jobs that are particularly price-sensitive. Competitors having greater financial resources than we do to invest in new mixer trucks, build plants in new areas or pay for acquisitions also will have competitive advantages over us.

GOVERNMENTAL REGULATIONS, INCLUDING ENVIRONMENTAL REGULATIONS, MAY ADVERSELY AFFECT OUR BUSINESS

     A wide range of federal, state and local laws, ordinances and regulations (collectively, "laws") will apply to our operations, including such matters as land usage, street and highway usage, noise levels and health, safety and environmental matters. In many instances, we must have various certificates, permits or licenses in order to conduct our business. Our failure to maintain required certificates, permits or licenses or to comply with applicable laws could result in substantial fines or possible revocation of our authority to conduct some of our operations. Delays in obtaining approvals for the transfer or grant of certificates, permits or licenses, or failure to obtain new certificates, permits or licenses, could impede the implementation of our acquisition program.

     Environmental laws that will impact our operations include those relating to air quality, solid waste management and water quality. Environmental laws are complex and subject to frequent change. They impose strict liability in some cases without regard to negligence or fault and expose us to liability for the conduct of or conditions caused by others, or for our acts that complied with all applicable laws when we performed them. Our compliance with amended, new or more stringent laws, stricter interpretations of existing laws or the future discovery of environmental conditions may require us to make material expenditures we currently do not anticipate. In addition, although we intend to conduct appropriate investigations with respect to environmental matters in connection with future acquisitions, we may fail to identify or obtain indemnification from all potential environmental liabilities of any acquired business. See "Business -- Governmental Regulation and Environmental Matters."

COLLECTIVE BARGAINING AGREEMENTS, WORK STOPPAGES AND OTHER LABOR RELATIONS MATTERS MAY ADVERSELY IMPACT OUR BUSINESS

     At March 15, 1999, approximately 75% of the employees of the businesses we initially will acquire were represented by labor unions having collective bargaining agreements with five of those businesses. Any inability by us to negotiate acceptable new contracts with these unions could cause strikes or other work stoppages by the affected employees, and new contracts could result in increased operating costs attributable to both union and non-union employees. If any such strikes or other work stoppages were to occur, or if other of our employees were to become represented by a union, we could experience a significant disruption of our operations and higher ongoing labor costs which could materially adversely affect our business, financial condition and results of operations. In addition, the coexistence of union and non-union employees may lead to conflicts between union and non-union employees or impede our ability to integrate our operations efficiently. See "Business -- Employees." Labor relations matters affecting our suppliers of cement and aggregates could adversely impact our business from time to time.

OUR OPERATIONS ARE SUBJECT TO VARIOUS HAZARDS THAT MAY CAUSE PERSONAL INJURY OR PROPERTY DAMAGE

     Operating mixer trucks, particularly when loaded, exposes our drivers and others to traffic hazards. Our drivers are subject to the usual hazards associated with providing services on construction sites, while our plant personnel are subject to the hazards associated with moving and storing large quantities of heavy raw materials.

     Our operating hazards can cause personal injury and loss of life, damage to or destruction of property, plant and equipment and environmental damage. Although we will conduct training programs designed to reduce the risks of these occurrences, we cannot eliminate these risks. The businesses we initially will acquire maintain insurance coverage in amounts and against the risks we believe accord with industry practice, but this insurance may not be adequate to cover all losses or liabilities we may incur in our operations, and we may not be able to maintain insurance of the types or at levels we deem necessary or adequate or at rates we consider reasonable.

WE MAY INCUR MATERIAL COSTS AND LOSSES AS A RESULT OF CLAIMS OUR PRODUCTS DO NOT MEET REGULATORY REQUIREMENTS OR CONTRACTUAL SPECIFICATIONS

     Our operations generally will involve providing mixed designs of concrete which must meet building code or other regulatory requirements and contractual specifications for durability, stress-level capacity, weight-bearing capacity and other characteristics. The businesses we initially will acquire generally warrant to their customers that the concrete they provide: (1) in its plastic state on site will be delivered on time and in conformity with applicable tests and contractual specifications; and (2) in its hardened state will satisfy any applicable industry compressive strength test conducted by an independent testing laboratory. If we fail to provide product in accordance with these requirements and specifications, claims may arise against us or our reputation may be damaged. The businesses we initially will acquire have not experienced any material claims of this nature in recent periods, but we may experience such claims in the future.

THE YEAR 2000 PROBLEM MAY MATERIALLY ADVERSELY AFFECT US

     A significant percentage of the software that runs most computers worldwide relies on two-digit codes to reflect the last two digits of a year in performing computations and decision-making functions. These programs may fail beginning on January 1, 2000, because of their inability to interpret information codes properly (for example, misinterpreting "00" as the year 1900 rather than 2000). After reviewing the computer programs and systems of the businesses we initially will acquire to determine whether they will be Year 2000 compliant, we have determined that some systems are Year 2000 compliant, but we will have to replace some existing systems and upgrade others. We presently believe that the Year 2000 problem should not pose material operational problems for us or require expenditures material to our financial condition or results of operations, but we may not be successful in dealing with the Year 2000 problem at a cost that is not material to our financial condition, and any failure on our part to have Year 2000 compliant programs and systems timely in place could have a material adverse effect on our business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance -- Combined."

CERTAIN STOCKHOLDERS AND OUR MANAGEMENT WILL CONTROL A MAJORITY OF OUR STOCK, AND THEIR INTERESTS MAY CONFLICT WITH THOSE OF OUR OTHER STOCKHOLDERS

     When our initial acquisitions and this offering close, the former owners of the businesses we initially will acquire and our directors, executive officers and current stockholders will beneficially own in the aggregate approximately 75.7% of our outstanding Common Stock. If these persons were to act in concert, they would be able to exercise control over our affairs, including the election of our entire Board of Directors and (subject to the Delaware General Corporation Law) the disposition of any matter submitted to a vote of our stockholders. See "Security Ownership of Certain Beneficial Owners and Management." The interests of these persons with respect to matters potentially or actually involving or affecting us, such as future acquisitions, financings and other corporate opportunities and attempts to acquire us, may conflict with the interests of our other stockholders.

NO PUBLIC MARKET HAS EXISTED FOR OUR STOCK PRIOR TO THIS OFFERING

     Prior to this offering, no public market for our Common Stock has existed, and the initial public offering price, which the representatives of the Underwriters and we will negotiate, may not be indicative of the price at which our Common Stock will trade after this offering. See "Underwriting" for the factors those representatives and we will consider in determining the initial public offering price. We have applied to have our Common Stock approved for quotation on the Nasdaq National Market, but an active trading market for the Common Stock may not develop or, if it develops, continue to exist.

OUR STOCK PRICE MAY BE VOLATILE AFTER THIS OFFERING

     The market price of our Common Stock after this offering may fluctuate significantly in response to numerous factors, including:

         o variations in our annual or quarterly financial results or those of our competitors or consolidators having growth strategies similar to ours in other industries;

         o changes by securities analysts in their estimates of our future earnings;

         o changing conditions in our industry or in the local and regional economies in which we operate;

         o unfavorable publicity or changes in laws or regulations which adversely affect our industry or us; and

         o price and volume volatility in the stock market generally or in the "micro-cap" sector in which we will be grouped with other companies having market capitalizations similar to ours.

SALES OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK MAY ADVERSELY AFFECT OUR STOCK PRICE AND MAKE FUTURE OFFERINGS TO RAISE CAPITAL MORE DIFFICULT

     When this offering closes, approximately 75.7% of the outstanding shares of our Common Stock will be contractually restricted from resale until the first anniversary of this offering. Subsequent sales of these shares or sales of substantial amounts of other shares in the open market, or the perception that those sales might occur, could materially adversely affect the price of our Common Stock and make it more difficult for us to raise funds through future offerings of Common Stock. See "Shares Eligible for Future Sale."

YOU WILL EXPERIENCE IMMEDIATE, SUBSTANTIAL DILUTION IN THE NET TANGIBLE BOOK VALUE OF THE SHARES YOU PURCHASE

     Purchasers of our Common Stock in this offering (1) will experience immediate, substantial dilution in the net tangible book value of their stock of $7.33 per share and (2) may experience further dilution in that value from issuances of our Common Stock in the future. See "Dilution."

WE MAY ISSUE PREFERRED STOCK WHOSE TERMS COULD ADVERSELY AFFECT THE RIGHTS OF HOLDERS OF OUR COMMON STOCK

     Our Certificate of Incorporation, as amended (our "Charter"), authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such preferences, powers and relative, participating, optional and other rights (including preferences over our Common Stock respecting dividends and distributions) as our Board of Directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the rights of holders of our Common Stock. See "Description of Capital Stock."

PROVISIONS IN OUR CORPORATE DOCUMENTS AND DELAWARE LAW COULD DELAY OR PREVENT A CHANGE IN CONTROL OF OUR COMPANY, WHICH COULD ADVERSELY AFFECT OUR STOCK PRICE

     The existence of some provisions in our corporate documents and Delaware law could delay or prevent a change in control of our Company, which could adversely affect the price of our Common Stock. Our Certificate of Incorporation and Bylaws contain some provisions that may make acquiring control of our Company difficult, including:

         o provisions relating to the classification, nomination and removal of our directors;

         o provisions limiting the right to call special meetings of our Board and our stockholders;

         o provisions regulating the ability of our stockholders to bring matters for action at annual meetings of our stockholders;

         o a prohibition of action by our stockholders without a meeting by less than their unanimous written consent; and

         o   the authorization of "blank check" preferred stock.

In addition, we have adopted a stockholder rights plan that would cause extreme dilution to any person or group who attempts to acquire a significant interest in our Company without advance approval of our Board of Directors, while the Delaware General Corporation Law would impose some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding Common Stock. See "Description of Capital Stock."

                                  THE COMPANY

     Recently formed, we intend to become a leading value-added provider of ready-mixed concrete and related products and services to the construction industry in major markets in the United States. Concurrently with and as a condition to the closing of this offering, we will acquire six operating businesses (the "Founding Companies"). They operate in the San Francisco, San Jose, Oakland and Sacramento, California and Washington, D.C. metropolitan areas and northern New Jersey markets and have been in business an average of 45 years. For the year ended December 31, 1998, they generated pro forma combined sales, income from operations and net income of $194.1 million, $17.0 million and $9.3 million, respectively.

THE FOUNDING COMPANIES

     CENTRAL.  Central Concrete Supply Co., Inc. ("Central") was founded in
1948 and is headquartered in San Jose, California. It owns six ready-mixed concrete plants, of which five are operating, in San Jose and elsewhere in the San Francisco Bay Area and has a fleet of 94 mixer trucks. Central also sells concrete-related building materials and tools to concrete contractors. Central recently supplied ready-mixed concrete for the following projects, among others, in the San Francisco Bay Area: a new facility for Cisco Systems; a new facility for Adobe Systems; a new facility for Silicon Graphics and the new Interstate Highway 24/680 interchange. Its sales totaled approximately $66.5 million during 1998.

     WALKER'S. Walker's Concrete, Inc. ("Walker's") was founded in 1949 and is headquartered in Hayward, California. It operates five ready-mixed concrete plants in Oakland, San Jose and elsewhere in the San Francisco Bay Area and has a fleet of 91 mixer trucks. Walker's has recently supplied ready-mixed concrete for the following projects, among others: a new complex for Sun Microsystems; a highway interchange in Oakland; two single-family home developments in San Jose; and four new multi-family apartment complexes in San Jose and Oakland. Its sales totaled approximately $41.6 million during 1998.

     BAY CITIES. Bay Cities Building Materials Co., Inc. ("Bay Cities") was founded in 1957 and is headquartered in South San Francisco, California. It operates 10 ready-mixed concrete plants, including three portable plants, in South San Francisco and the Sacramento, California metropolitan area and has a fleet of 112 mixer trucks. Bay Cities recently supplied ready-mixed concrete for the following projects, among others: various renovation and expansion projects at the San Francisco Airport; addition and extension projects at the Moscone Center in San Francisco; various sewer improvement projects for the City of San Francisco; a terminal project at the Sacramento International Airport; and a large parking garage and the Natomas Marketplace in Sacramento. Its sales totaled approximately $53.6 million during 1998.

     OPPORTUNITY. Opportunity Concrete Corporation ("Opportunity") was founded in 1975 and is headquartered in Washington, D.C. It operates one ready-mixed concrete plant in the District of Columbia and has a fleet of 35 mixer trucks. Opportunity has recently supplied concrete for the following local projects, among others: the Federal Triangle; reconstruction of the 14th Street Bridge; Market Square; the MCI Arena; the Hyattsville Justice Center; Ronald Reagan Airport and assorted Metro lines and stations. Its sales totaled approximately $16.2 million during 1998.

     BAER. Baer Concrete, Incorporated ("Baer") was founded in 1946 and is headquartered in Roseland, New Jersey. It operates five ready-mixed concrete plants in northern New Jersey and has a fleet of 45 mixer trucks. Baer has recently supplied ready-mixed concrete for the following projects in northern New Jersey, among others: Yogi Berra Stadium and Floyd Hall Arena at Montclair State University; the Bergen County Jail; a new Academic Support Building at Seton Hall University; and the New Jersey Shakespeare Theatre at Drew University. Its sales totaled approximately $12.0 million during 1998.

     SANTA ROSA. R.G. Evans/Associates d/b/a/ Santa Rosa Cast Products Co. ("Santa Rosa") was founded in 1958 and is headquartered in Santa Rosa, California, near Sacramento. It manufactures precast concrete products and produces over 200 standard products, specialty precast structures and related accessories. Its customers are generally located within a 250-mile radius of Santa Rosa and include public works departments, cities, water districts, general contractors and paving, plumbing, underground and other specialty contractors. Its sales totaled approximately $4.2 million during 1998.

SUMMARY OF TERMS OF THE ACQUISITIONS

     The aggregate consideration we will pay to acquire the Founding Companies, excluding the post-closing adjustments we describe below, consists of (1) approximately $23.3 million in cash and (2) 8,985,288 shares of our Common Stock. We will also assume all the indebtedness of the Founding Companies (which totaled approximately $19.2 million as of December 31, 1998 on a pro forma basis), which we will repay with a portion of our net proceeds from this offering (approximately $3.7 million) or refinance with our initial borrowings under our credit facility. For information relating to the consideration we will pay for each Founding Company, see "Certain Transactions -- Organization of the Company."

     Changes in the working capital (defined as current assets minus total liabilities) of the Founding Companies from December 31, 1998 to the date this offering closes may result in upward or downward adjustments to the purchase prices we pay for them. If any of four of the Founding Companies has working capital when this offering closes which (1) exceeds a specified minimum and (2) includes cash and cash equivalents that also exceed a specified minimum, we will pay the former owners of that Founding Company, as additional purchase price, cash in the amount equal to the lesser of that excess in cash or cash equivalents or a specified amount. The maximum increase in the cash purchase price we will pay for all the Founding Companies is approximately $9.8 million. We intend to effect the adjustments approximately 90 days after this offering closes.

     Three Founding Companies are S Corporations. Before this offering closes, they will make distributions in the form of cash, other assets or short-term notes to their owners in amounts equal to the balances of their retained earnings on which those owners have paid or will pay income taxes, including 1999 earnings. At December 31, 1998 these distributions would have totaled approximately $11.9 million. Also before this offering closes, one Founding Company will distribute to its owners life insurance policies and other assets having an aggregate book value of approximately $1.1. million.

     We negotiated the purchase price we will pay for each Founding Company through arm's-length negotiations between one or more owners or representatives of that Founding Company and us. We used the same general valuation methodology to determine the purchase price we were willing to pay for each Founding Company.

     The closing of each Acquisition is subject to customary conditions, including, among others: (1) the continuing accuracy of the representations and warranties made by the applicable Founding Company, its stockholders and us; (2) the performance of each of their respective covenants in their acquisition agreement; and (3) the absence of any legal action or proceeding reasonably likely to result in a material adverse change in the business, results of operations or financial condition of the Founding Company prior to the closing date.

     Any Founding Company's acquisition agreement may be terminated under certain circumstances prior to closing, including: (1) by the mutual consent of the owner or owners of that Founding Company and us; or (2) if a material breach or default under the agreement by one party occurs and is not waived.

                                USE OF PROCEEDS

     We estimate the proceeds we will receive from this offering, net of the underwriting discount and $3.0 million of estimated offering expenses we have paid or will pay (including approximately $2.5 million of offering expenses we expect to pay with advances from Main Street and which we will repay out of the gross proceeds of this offering), will be approximately $27.0 million (approximately $31.5 million if the Underwriters exercise their over-allotment option in full), assuming an initial public offering price of $8.50 per share. When this offering closes, we will use $23.3 million of these net proceeds to pay the aggregate cash portion of the purchase prices for our initial acquisitions which then will be due and apply the balance to repay a portion of the indebtedness we will assume as a result of those acquisitions (which totaled approximately $19.2 million at December 31, 1998 on a pro forma basis). See "Certain Transactions -- Organization of the Company."

     We will refinance the assumed indebtedness we do not repay with proceeds of this offering with our initial borrowings under a new credit facility we intend to have in place when this offering closes. On the basis of our recent negotiations with lenders that we expect will provide us with this facility, we expect this facility will allow us to borrow up to $75 million for use in connection with acquisitions, working capital and other general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Combined."

     The owners of the businesses we acquire when this offering closes have guaranteed some of the indebtedness we will assume and repay or refinance. Some of those businesses owe some of that indebtedness to their owners. The assumed indebtedness bears interest at rates ranging from 4.73% to 10.6%. That indebtedness would otherwise mature at various dates through January 2005.

     If the working capitals (as defined) of four of our initial acquired businesses on the date this offering closes meet specified levels, we may have to increase the cash portion of the purchase prices for those businesses by up to a total of approximately $9.8 million, which we would pay approximately 90 days after this offering closes with cash on hand or a borrowing under our credit facility. See "Certain Transactions -- Organization of the Company."

                                DIVIDEND POLICY

     We currently intend to retain all our earnings to finance the growth, development and expansion of our business and do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. Any future dividends will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition and performance, cash needs and expansion plans, income tax consequences and the restrictions Delaware and other applicable laws and our credit arrangements then impose. In addition, we expect the terms of our credit facility will prohibit the payment of cash dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Combined."

                                 CAPITALIZATION

     The following table sets forth our short-term debt and current maturities of long-term obligations and capitalization as of December 31, 1998: (1) on a pro forma combined basis after giving effect to our initial acquisitions and our net incurrence of indebtedness since December 31, 1998; and (2) on that pro forma basis, as adjusted to give effect to this offering and our application of our estimated net proceeds therefrom. See "Use of Proceeds" and the Unaudited Pro Forma Combined Financial Statements and the notes thereto this prospectus includes.

                                              DECEMBER 31, 1998
                                        -----------------------------
                                          PRO FORMA
                                         COMBINED(1)     AS ADJUSTED
                                        -------------    ------------
                                               (IN THOUSANDS)
Payable to founders(2)...............     $  23,312        $     --
                                        =============    ============
New credit facility..................        19,153          15,426
Stockholders' equity:
     Preferred Stock: $.001 par
       value, 5,000,000 shares,
       authorized; no shares issued
       and outstanding...............
     Common Stock: $.001 par value,
       40,000,000 shares authorized;
       11,838,543 shares issued and
       outstanding, pro forma; and
       15,638,543 shares issued and
       outstanding, as adjusted(3)...           114             152
Additional paid-in capital...........        64,588          91,234
Retained earnings....................            --              --
                                        -------------    ------------
     Total stockholders' equity......        64,702          91,386
                                        -------------    ------------
          Total capitalization.......     $  83,855        $106,812
                                        =============    ============

------------

(1) Combines the respective accounts of USC and the Founding Companies as reflected in the Pro Forma Combined Balance Sheet as of December 31, 1998.

(2) The pro forma combined amount includes the $23.3 million cash portion of the purchase price. We may pay a maximum amount of $9.8 million to the owners of four Founding Companies as additional cash consideration pursuant to post-closing adjustment provisions in our acquisition agreements. The additional cash consideration is subject to decrease, if cash balances or working capital (as defined) in the applicable Founding Companies do not meet specified levels.

(3) Excludes (1) options to purchase an aggregate of 1,150,000 shares which we expect to grant on consummation of this offering and (2) warrants for 200,000 shares which we will issue to the representatives of the underwriters for this offering for services they will render through the date this offering closes. See "Management," "Certain Transactions" and "Underwriting."

                                    DILUTION

     Our pro forma combined net tangible book deficit as of December 31, 1998 was approximately $8.3 million or approximately $0.70 per share, after giving effect to our initial acquisitions and our net incurrence of indebtedness since December 31, 1998. This deficit per share represents the amount by which our pro forma combined total liabilities exceed our pro forma combined tangible assets as of December 31, 1998, divided by the number of shares of Common Stock to be outstanding after giving effect to the acquisitions. After giving effect to the closing of this offering, the estimated underwriting discount and our estimated offering expenses, our pro forma combined net tangible book value as of December 31, 1998 would have been approximately $18.3 million or approximately $1.17 per share of Common Stock, based on an assumed initial public offering price of $8.50 per share. This represents an immediate increase in pro forma net tangible book value of approximately $1.87 per share to existing stockholders and an immediate dilution of approximately $7.33 per share to new investors purchasing shares in this offering. The following table illustrates this pro forma dilution:


Assumed initial public offering price
per share............................             $    8.50
     Pro forma net tangible book
      deficit per share before this
      offering.......................  $   (0.70)
     Increase in pro forma net
      tangible book value per share
      attributable to new
      investors......................       1.87
                                       ---------
Pro forma net tangible book value per
share after this offering............                  1.17
                                                  ---------
Dilution per share to new
investors............................             $    7.33
                                                  =========

     The following table sets forth, on a pro forma basis to give effect to the acquisitions and the closing of this offering and our application of our estimated net proceeds therefrom as of December 31, 1998, the number of shares of Common Stock we have sold, the total consideration we have been paid and the average price per share we have been paid by existing stockholders (including persons who will acquire Common Stock in the acquisitions) and new investors purchasing shares from us in this offering (before deducting the underwriting discount and our estimated offering expenses):

                                                                          TOTAL
                                          SHARES PURCHASED           CONSIDERATION(1)         AVERAGE
                                        ---------------------     ----------------------       PRICE
                                          NUMBER      PERCENT       AMOUNT       PERCENT     PER SHARE
                                        ----------    -------     -----------    -------     ---------
Existing stockholders................   11,838,543      75.7%     $(8,345,000)     (34.8)%    $ (0.70)
New investors........................    3,800,000      24.3%      32,300,000      134.8%        8.50
                                        ----------    -------     -----------    -------
     Total...........................   15,638,543     100.0%     $23,955,000      100.0%
                                        ==========    =======     ===========    =======

------------

(1) Total consideration paid by existing stockholders represents our pro forma stockholders' equity less pro forma goodwill before giving effect to the post-merger adjustments set forth in our Unaudited Pro Forma Combined Balance Sheet this prospectus includes.

                         SELECTED FINANCIAL INFORMATION

     We will acquire the Founding Companies simultaneously with and as a condition to the consummation of this offering. For financial statement presentation purposes, however, Central Concrete Supply Co., Inc. ("Central"), one of the Founding Companies, is the "accounting acquirer." The following selected historical financial information for Central as of December 31, 1997 and 1998, and for the years ended December 31, 1996, 1997 and 1998, has been derived from the audited financial statements of Central this prospectus includes. The following selected historical financial information for Central as of April 30, 1995 and 1996 and December 31, 1996, and for the years ended April 30, 1995 and 1996, has been derived from Central's unaudited financial statements, which have been prepared on the same basis as the audited financial statements and reflect all adjustments consisting of normal recurring adjustments, necessary for a fair presentation of that information. See the Unaudited Pro Forma Combined Financial Statements and the Notes thereto and the historical financial statements of USC and certain of the Founding Companies and the notes thereto elsewhere in this Prospectus.

                                          YEAR ENDED APRIL 30       YEAR ENDED DECEMBER 31
                                          --------------------  -------------------------------
                                            1995       1996       1996       1997       1998
                                          ---------  ---------  ---------  ---------  ---------
                                                             (IN THOUSANDS)
                                              (UNAUDITED)
STATEMENT OF OPERATIONS INFORMATION FOR
  THE ACCOUNTING ACQUIRER:
     Sales..............................  $  25,570  $  37,781  $  39,204  $  53,631  $  66,499
     Cost of goods sold.................     23,170     32,040     33,402     43,794     53,974
                                          ---------  ---------  ---------  ---------  ---------
     Gross profit.......................      2,400      5,741      5,802      9,837     12,525
     Selling, general and administrative
       expenses.........................      1,700      2,955      3,644      4,265      4,712
     Depreciation.......................        474        586      1,203      1,330        930
                                          ---------  ---------  ---------  ---------  ---------
     Income from operations.............        226      2,200        955      4,242      6,883
     Other income (expense), net........        371        (73)      (188)      (200)      (129)
                                          ---------  ---------  ---------  ---------  ---------
     Income before provision for income
       taxes............................        597      2,127        767      4,042      6,754
     Provision (benefit) for income
       taxes............................        101        937        303       (457)       100
                                          ---------  ---------  ---------  ---------  ---------
     Net income.........................  $     496  $   1,190  $     464  $   4,499  $   6,654
                                          =========  =========  =========  =========  =========

                                                 PRO FORMA
                                                 YEAR ENDED
                                             DECEMBER 31, 1998
                                           ----------------------
                                           (IN THOUSANDS, EXCEPT
                                            SHARE AND PER SHARE
                                                   DATA)
COMBINED STATEMENT OF OPERATIONS
  INFORMATION(1):
     Sales..............................         $  194,076
     Cost of goods sold.................            158,913
                                           ----------------------
     Gross profit.......................             35,163
     Selling, general and administrative
      expenses(2).......................             13,320
     Depreciation and goodwill
      amortization(3)...................              4,832
                                           ----------------------
     Income from operations.............             17,011
     Other income, net(4)...............               (103)
                                           ----------------------
     Income before provision for income
      taxes.............................             16,908
     Provision for income taxes(5)......              7,606
                                           ----------------------
     Net income.........................         $    9,302
                                           ======================
     Net income per share...............         $     0.59
                                           ======================
     Shares used in computing pro forma
      net income per share(6)...........         15,638,543
                                           ======================
OTHER INFORMATION:
     EBITDA(7)..........................         $   21,843
                                           ======================

                                                                 CENTRAL
                                          -----------------------------------------------------
                                                                                                       DECEMBER 31, 1998
                                                APRIL 30                  DECEMBER 31              -------------------------
                                          --------------------  -------------------------------     PRO FORMA        AS
                                            1995       1996       1996       1997       1998       COMBINED(1)   ADJUSTED(8)
                                          ---------  ---------  ---------  ---------  ---------    -----------   -----------
                                                                            (IN THOUSANDS)
                                                    (UNAUDITED)                                           (UNAUDITED)
BALANCE SHEET INFORMATION:
  Working capital (deficit)(9)..........  $     (10) $   1,074  $   1,363  $   4,899  $   7,431     $ (15,961)    $   7,351
  Total assets..........................      7,789      9,683     13,603     19,837     26,640       132,519       132,164
  Long-term debt, including current
     maturities(9)......................      1,465      2,091      1,730      2,660      3,530        42,465        15,426
  Total stockholders' equity............      1,967      3,158      7,599     10,731     15,154        64,702        91,386

------------

(1) The statement of operations information assumes that we completed the following transactions and events on January 1, 1998: (1) the closing of this offering and the application of our estimated net proceeds therefrom;
    (2) the acquisitions and related $15.4 million of net borrowings under our credit facility to pay the maximum aggregate cash consideration for the acquisitions (assuming we pay the maximum total post-closing adjustments of $9.8 million); (3) our refinancing of indebtedness of the Founding Companies with borrowings under our new credit facility; (4) our issuances of 450,000 shares of Common Stock to members of our management and non-employee directors and 801,000 shares of Common Stock to American Ready-Mix, L.L.C. and (5) a split of the outstanding Common Stock. This information is not necessarily indicative of the consolidated results we would have attained had these events and transactions actually occurred then or of our future consolidated results. The pro forma balance sheet information assumes those transactions and events (other than the closing of this offering and our application of the net proceeds therefrom) and the Company's net incurrence of indebtedness since December 31, 1998 occurred on that date. The pro forma combined financial information (1) is based on preliminary estimates, available information and assumptions we deem appropriate and (2) should be read in conjunction with the financial statements and notes thereto this prospectus includes.

(2) The statement of operations information includes the effects of: (1) $3.5 million of reductions in compensation and benefits to which owners of the Founding Companies have prospectively agreed; and (2) the elimination of a $2.7 million non-cash, non-recurring compensation charge by USC for the year ended December 31, 1998 (net of a $330,000 change for recurring salaries of management).

(3) Reflects amortization of the goodwill that will result from the acquisitions over a 40-year period and computed on the basis the notes to the Unaudited Pro Forma Combined Financial Statements describe.

(4) Reflects the increase in interest expense of $0.2 million for 1998 attributable to our refinancing of $14.1 million of historical debt of the Founding Companies and additional borrowings to fund our acquisitions with borrowings under our new credit facility.

(5) Assumes all pretax income before non-deductible goodwill and other permanent items is subject to an estimated 40.6% combined tax rate.

(6) Includes (1) 8,985,288 shares of Common Stock we will issue to the owners of the Founding Companies, (2) 2,853,255 shares of Common Stock our current stockholders and executive officers own and (3) the 3,800,000 shares of Common Stock we will sell in this offering.

(7) "EBITDA" means income from operations plus depreciation and amortization and is a supplemental financial measurement we use to evaluate our business. We are not presenting EBITDA as an alternative measure of operating results or cash flow from operations or any other measure of performance in accordance with generally accepted accounting principles. EBITDA does not give effect to cash used for debt service requirements and thus does not reflect funds available for dividends, reinvestment or other discretionary uses. In addition, our presentation of EBITDA may not be comparable to similarly titled measures other companies report.

(8) Reflects the closing of this offering and our application of our net proceeds therefrom. See "Use of Proceeds."

(9) The pro forma combined amount includes $23.3 million in cash plus $9.8 million, which represents the maximum additional cash consideration payable pursuant to post-closing adjustment provisions in the acquisition agreements. The additional cash consideration is subject to decrease, but not increase, if cash balances or working capital in the applicable Founding Companies decline from their December 31, 1998 levels.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     YOU SHOULD READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND RELATED NOTES THIS PROSPECTUS INCLUDES.

OVERVIEW

     We expect that we will derive substantially all our sales from our operations as a supplier of ready-mixed concrete, other concrete products and related construction materials to the construction industry in the United States. We will serve all segments of the construction industry, and our customers will include contractors for commercial, industrial, residential and public works and infrastructure construction. We typically will sell ready-mixed concrete pursuant to daily purchase orders that require us to formulate, prepare and deliver ready-mixed concrete to the job sites of our customers. We generally will recognize our sales from these orders when we deliver the ordered products.

     Our cost of goods sold will consist principally of the costs we will incur in obtaining the cement, aggregates and admixtures we will combine to produce ready-mixed concrete and other concrete products in various formulations. We will obtain all these materials from third parties and generally will have only one day's supply at each of our concrete plants. Our cost of goods sold also will include labor costs and the operating, maintenance and rental expenses we will incur in operating our concrete plants and mixer trucks and other vehicles.

     Our selling expenses will include the salary and incentive compensation we will pay our sales force, the salaries and incentive compensation of our sales managers and travel, entertainment and other promotional expenses. Our general and administrative expenses will include the salaries and benefits we pay to our executive officers, the senior managers of our local and regional operations, plant managers and administrative staff, as well as office rent and utilities, communications expenses and professional fees.

     Our pro forma combined statement of operations includes pro forma adjustments to our selling, general and administrative expenses to reflect the reductions in salaries, bonuses and benefits (the "Compensation Differential") to which owners of the businesses we initially will acquire have agreed prospectively will take effect when we acquire them. For 1998, the Compensation Differential totaled approximately $3.5 million. Our pro forma combined statement of operations also reflects the substantial increase in income tax expense which will result from the conversion of three of those businesses from S corporations into C corporations. For 1998, that pro forma increase was approximately $3.6 million.

     We expect that our integration of the businesses we will acquire will present opportunities to realize cost savings through the elimination of duplicative functions and the development of economies of scale. We believe that we should be able to (1) obtain greater discounts from suppliers, (2) borrow at lower interest rates, (3) consolidate insurance programs and (4) generate savings in other general and administrative areas. We cannot currently quantify these savings and expect that various incremental costs we expect to incur will partially offset them. These incremental costs include those associated with our corporate management and administration, our being a public company and our systems integration, upgrading and replacement. Our pro forma combined statement of operations reflects neither the cost savings nor the incremental costs we expect, but cannot quantify.

     In connection with our sales of our common stock in 1998, we have recorded a non-cash, non-recurring compensation charge of $2.7 million in 1998 which represents the difference between the amounts we were paid for those shares and the fair value of those shares on their dates of sale. Our pro forma combined financial statements do not reflect these charges. In the quarter ended March 31, 1999, we will record a non-cash, non-recurring compensation expense (which we presently estimate will be approximately $0.8 million) as a result of our sales of 100,000 shares of our common stock during that quarter to management and non-employee directors at a nominal price.

     The pro forma combined financial information this prospectus contains covers periods during which the businesses we initially will acquire had different tax structures (S corporations and C corporations) and operated independently of each other as private, owner-operated companies. This information reflects the purchase method of accounting we will use to account for these acquisitions and presents Central as the "accounting acquirer."

FACTORS THAT MAY AFFECT OUR FUTURE OPERATING RESULTS -- COMBINED

     Reflecting the levels of construction activity, the demand for ready-mixed concrete is highly seasonal. We believe that this demand may be as much as three times greater in a prime summer month than in a slow winter month and that the six-month period of May through October is the peak demand period. Consequently, we expect that our sales generally will be materially lower in the first and fourth calender quarters. Because we incur fixed costs throughout the year (consisting principally of wages, rent, depreciation and other selling, general and administrative expenses), we expect our gross profit margins will be disproportionately lower than our sales in these quarters. Even during traditional peak periods, sustained periods of inclement weather and other extreme weather conditions can slow or delay construction and thus slow or delay our sales.

     You should not rely on (1) quarterly comparisons of our revenues and operating results as indicators of our future performance or (2) the results of any quarterly period during a year as an indicator of results you may expect for that entire year.

     Demand for ready-mixed concrete and other concrete products depends on the level of activity in the construction industry. That industry is cyclical in nature, and the general condition of the economy and a variety of other factors beyond our control affect its level of activity. These factors include, among others, the availability of funds for public or infrastructure construction, commercial and residential vacancy levels, changes in interest rates, the availability of short- and long-term financing, inflation, consumer spending habits and employment levels. The construction industry can exhibit substantial variations in activity across the country as a result of these factors impacting regional and local economies differently.

     Markets for ready-mixed concrete generally are local. Because our operations will be initially geographically concentrated in four markets, our results of operations will be initially susceptible to any swings in the level of construction activity which may occur in those markets.

     Ready-mixed concrete is highly price-sensitive. We expect our prices often will be subject to changes in response to relatively minor fluctuations in supply and demand, general economic conditions and market conditions, all of which will be beyond our control. Because of the fixed-cost nature of our business, our overall profitability will be sensitive to minor variations in sales volumes and small shifts in the balance between supply and demand.

     Competitive conditions in our industry also may affect our future operating results. See "Business -- Competition."

     If we acquire additional businesses in the future and account for those acquisitions in accordance with the purchase method of accounting, we will include the operating results of those businesses in our consolidated operating results from their respective acquisition dates and begin amortizing any purchase goodwill resulting from those acquisitions on those same dates. Consequently, the magnitude and timing of our future acquisitions will affect our operating results.

SELECTED OPERATING INFORMATION -- COMBINED

     The following table sets forth selected combined statement of operations information of the Founding Companies on a historical basis and as a percentage of total sales for the periods indicated with the exception of Baer, whose fiscal 1996 is its fiscal year ended March 31, 1997. This information is only a summation of the sales, cost of goods sold and gross profit of the individual Founding Companies and does not represent a presentation of that historical information in accordance with generally accepted accounting principles. The Founding Companies were not under common control or management during the periods presented, and this information may not be indicative of our consolidated sales, cost of goods sold or gross profit after this offering closes.

                                                             YEAR ENDED DECEMBER 31
                                       -------------------------------------------------------------------
                                               1996                   1997                   1998
                                       ---------------------  ---------------------  ---------------------
                                                                 (IN THOUSANDS)
Sales................................  $  128,288      100.0% $  165,372      100.0% $  194,076      100.0%
Cost of goods sold...................     109,011       85.0%    138,077       83.5%    158,913       81.9%
                                       ----------             ----------             ----------
Gross profit.........................      19,277       15.0%     27,295       16.5%     35,163       18.1%
                                       ----------             ----------             ----------

     SALES. Combined sales increased by $28.7 million in 1998 and $37.1 million in 1997, or 17.4% and 28.9%, respectively, as a result of both price and volume increases. In both years, volumes were higher because of increased construction activity in the San Francisco Bay area. The price increases in both years primarily reflected higher cement prices and other cost increases.

     GROSS PROFIT. Combined gross profit increased by $7.9 million in 1998 and $8.0 million in 1997, or 28.8% and 41.6%, respectively. The combined gross profit margin increased from 15.0% in 1996 to 16.5% in 1997 and to 18.1% in 1998. The increase in gross profit resulted principally from increased sales and was a function of higher revenues and the strong marginal contribution due to the fixed cost nature of the ready-mixed concrete business. The improvement in the gross profit margin was attributable to sales price increases in excess of cement and other cost increases.

LIQUIDITY AND CAPITAL RESOURCES -- COMBINED

     This offering will not provide us with any funds for use in implementing our business strategies beyond making our initial acquisitions. When this offering closes, we will use our net proceeds therefrom to pay the cash portion of the purchase prices for our initial acquisitions which then will be due ($23.3 million) and apply the balance (approximately $3.7 million) to repay a portion of the indebtedness we will assume as a result of those acquisitions (which indebtedness totaled approximately $19.2 million as of December 31, 1998 on a pro forma basis). We have initiated discussions with several financial institutions to establish the terms of a new credit facility. On the basis of our discussions with the potential lenders, we anticipate this facility will provide for revolving credit borrowings of up to $75 million. When this offering closes, we will use borrowings under this facility to repay the remaining indebtedness we will assume as a result of our initial acquisitions.

     We expect our credit facility will require the consent of our lenders for acquisitions above a specified size, restrict our ability to incur additional indebtedness and make capital expenditures and require us to comply with various financial tests. We also expect this facility will prohibit our payment of cash dividends. These provisions could materially restrict our ability to effect acquisitions. Our ability to obtain the credit facility is subject to further negotiation with the potential lenders and the preparation and execution of appropriate documentation.

     After giving effect to our application of our proceeds from this offering and funds we will borrow under our credit facility when this offering closes, our pro forma combined working capital would have totaled approximately $7.4 million at December 31, 1998. Except as we discuss below, we anticipate that our consolidated cash flow from our operations will exceed our normal working capital needs, debt service requirements and the amount of our planned capital expenditures for at least the next 12 months. We currently estimate that purchases of new mixer trucks and other capital expenditures during 1999 will total approximately $4.5 million During 1998, our pro forma combined purchases of property, plant and equipment, net of disposed items, totaled approximately $8.7 million.

     Three of the businesses we initially will purchase are S corporations. Before this offering closes, they will make distributions in the form of cash, other assets or short-term notes to their owners in amounts equal to the balances of their retained earnings on which those owners have paid or will pay income taxes, including 1999 earnings. At December 31, 1998, these distributions would have totaled approximately $11.9 million.

     Approximately 90 days after this offering closes, we will adjust the purchase prices for our initial acquisitions to take into account changes in working capital from December 31, 1998 to the date this offering closes. If any of four businesses we then acquire has working capital that (1) exceeds a specified minimum and (2) includes cash and cash equivalents that also exceed a specified minimum, we will pay its former owners additional cash consideration in an amount equal to the lesser of the amount of that excess in cash and cash equivalents or a specified amount. At December 31, 1998, we would have paid approximately $9.8 million as additional cash consideration to the owners of these four businesses on a pro forma basis, and that amount is the maximum amount we actually could be required to pay. As a result of (1) the S corporation distributions, (2) these post-closing payments, if any, and (3) the interest we will pay on borrowings under our credit facility, we may be required to borrow substantial amounts under our credit facility to finance our cash needs on a temporary basis.

     Our growth strategy will require substantial capital. We currently intend to finance future acquisitions with future internally generated cash flow and through issuances of our Common Stock or debt securities, including convertible debt securities, and borrowings under our credit facility. Using internally generated cash or debt to complete acquisitions could substantially limit our operational and financial flexibility. The extent to which we will be able or willing to use our Common Stock to make acquisitions will depend on its market value from time to time and the willingness of potential sellers to accept it as full or partial payment. Using our Common Stock for this purpose may result in significant dilution to our then existing stockholders. To the extent we are unable to use our Common Stock to make future acquisitions, our ability to grow will be limited by the extent to which we are able to raise capital for this purpose, as well as to expand existing operations, through debt or additional equity financings. If we are unable to obtain additional capital on acceptable terms, we may be required to reduce the scope of our presently anticipated expansion, which could materially adversely affect our business and the value of our Common Stock.

     We cannot accurately predict the timing, size and success of our acquisition efforts or our associated potential capital commitments.

YEAR 2000 COMPLIANCE -- COMBINED

     Many software applications, computer hardware and related equipment and systems that use embedded technology (such as microprocessors) rely on two-digit codes to reflect the last two digits of a year in performing computations and decision-making functions. These programs, hardware items and systems may fail beginning on January 1, 2000, because of their inability to interpret information codes properly (for example, misinterpreting "00" as the year 1900 rather than 2000). This in turn could have an adverse effect on us because of our direct dependence on our own applications, equipment and systems and our indirect dependence on those of third parties.

     We have reviewed the software, computer hardware and embedded technology systems that are material to the operations of the businesses we initially will acquire and have concluded either that those items will function properly in the Year 2000 and beyond or that we can modify or replace them in the current year without any material expense or disruption of operations. Accordingly, we do not expect our costs relating to Year 2000 remediation will be material to our financial condition or results of operations.

     A complete assessment of the Year 2000 issue will involve, among other things, efforts to obtain representations and assurances from third parties, including third-party vendors, that their hardware, embedded technology systems and software we will use or which will impact us are or will be modified to be Year 2000 compliant. We have yet to begin our evaluation of the Year 2000 compliance of any third parties. As a result, we cannot predict the potential consequences if third parties are not or do not timely become Year 2000 compliant.

     Because we plan to address any significant Year 2000 issues before they affect us, we have not developed a comprehensive contingency plan. If we identify significant risks related to Year 2000 compliance or our progress deviates from our anticipated program, we will develop contingency plans as necessary. We do not anticipate any material adverse effect from Year 2000 failures, but we have no guarantee of total compliance. Factors that give rise to uncertainty include our possible failure to identify all susceptible systems, non-compliance by third parties whose systems and operations impact us and a possible loss of technical resources to perform the work. Year 2000 noncompliance could result in a material disruption of our operations, an interruption in our ability to collect amounts due from customers, loss of accurate accounting records and various of other difficulties. Depending on the length of noncompliance and system failure, any of these situations could have a material adverse impact on our financial condition and results of operations.

INFLATION -- COMBINED

     As a result of the relatively low levels of inflation in the last three years, inflation did not have a significant effect on the results of operations in those periods of any of the businesses we initially will acquire.

RESULTS OF OPERATIONS -- CENTRAL

     Central owns six ready-mixed concrete batch plants in San Jose and elsewhere in the San Francisco Bay area. It also sells concrete-related building materials and tools through its Westside division.

     Central was a C corporation until May 1, 1997, when it converted to an S corporation. As an S corporation, Central is not subject to federal income taxes, and its stockholders report their respective portions of Central's taxable earnings or losses in their personal tax returns. In California, S corporations are subject to taxation at the rate of 1.5%. Central will terminate its S corporation status when we acquire it.

     The following table sets forth selected statement of operations information of Central as a percentage of sales for the periods indicated:

                                                            YEAR ENDED DECEMBER 31
                                       ----------------------------------------------------------------
                                               1996                  1997                  1998
                                       --------------------  --------------------  --------------------
                                                                (IN THOUSANDS)
Sales................................  $  39,204      100.0% $  53,631      100.0% $  66,499      100.0%
Cost of goods sold...................     33,402       85.2%    43,794       81.7%    53,974       81.2%
                                       ---------  ---------  ---------  ---------  ---------  ---------
     Gross profit....................      5,802       14.8%     9,837       18.3%    12,525       18.8%
Selling, general and administrative
  expenses...........................      3,644        9.3%     4,265        8.0%     4,712        7.1%
Depreciation.........................      1,203        3.1%     1,330        2.5%       930        1.4%
                                       ---------  ---------  ---------  ---------  ---------  ---------
Income from operations...............  $     955        2.4% $   4,242        7.9% $   6,833       10.3%
                                       =========  =========  =========  =========  =========  =========

     Central has two reportable business segments - - its ready-mixed concrete operations and its Westside building materials and tools division. Segment information for Central as a percentage of sales is as follows for the periods indicated:

                                                            YEAR ENDED DECEMBER 31
                                       ----------------------------------------------------------------
                                               1996                  1997                  1998
                                       --------------------  --------------------  --------------------
                                                                (IN THOUSANDS)
Sales
     Ready-Mixed.....................  $  33,112             $  46,077             $  57,339
     Westside........................      6,135                 8,255                 9,162
     Other*..........................        (43)                 (701)                   (2)
                                       ---------             ---------             ---------
          Total sales................     39,204                53,631                66,499
                                       =========             =========             =========
Cost of goods sold
     Ready-Mixed.....................     26,933       81.3%    36,301       78.8%    46,465       81.0%
     Westside........................      5,064       82.5%     6,261       75.8%     7,049       76.9%
     Other*..........................      1,415        N/A      1,232        N/A        460        N/A
                                       ---------  ---------  ---------  ---------  ---------  ---------
          Total cost of goods sold...     33,402       85.2%    43,794       81.7%    53,974       81.2%
                                       =========  =========  =========  =========  =========  =========
Gross profit
     Ready-Mixed.....................      6,189       18.7%     9,776       21.2%    10,874       19.0%
     Westside........................      1,071       17.5%     1,994       24.2%     2,113       23.1%
     Other*..........................     (1,458)       N/A     (1,933)       N/A       (462)       N/A
                                       ---------  ---------  ---------  ---------  ---------  ---------
          Total gross profit.........  $   5,802       14.8% $   9,837       18.3% $  12,525       18.8%
                                       =========  =========  =========  =========  =========  =========

------------

* Consists of unallocated administrative items.

  1998 COMPARED TO 1997

     SALES. Sales increased $12.9 million, or 24.1%, from $53.6 million for 1997 to $66.5 million for 1998, primarily as a result of the strong construction activity in the Silicon Valley region. Central's long operating history and strong vendor relationships enable Central to offer competitive pricing. Both increases in the size of Central's customer base and that base's increased market share in the San Francisco Bay Area contributed to Central's increase in sales. Sales for the Ready-Mixed segment increased $11.2 million, or 24.3%, from $46.1 million for 1997 to $57.3 million for 1998, primarily as a result of strong demand for commercial building construction. Sales for the Westside segment increased $0.9 million, or 10.8%, from $8.3 million for 1997 to $9.2 million for 1998, primarily as a result of increased sales efforts. Expanded product lines for both building materials and equipment also contributed to the increase in Westside sales.

     GROSS PROFIT. Gross profit increased $2.7 million, or 27.6%, from $9.8 million for 1997 to $12.5 million for 1998. Gross margins increased to 18.8% from 18.3% over these periods because increases in product prices more than offset increases in union labor rates, additional technical personnel and increases in costs of raw materials. Gross profit of the Ready-Mixed segment increased $1.1 million, or 11.2%, from $9.8 million for 1997 to $10.9 million for 1998. Gross margins decreased to 19.0% from 21.2% over these periods as a result of cost increases for both raw materials and freight during 1998. Gross profit of the Westside segment increased $0.1 million, or 5.0%, from $2.0 million for 1997 to $2.1 million for 1998. Gross margins decreased to 23.1% from 24.2% over these periods as a result of major cost increases for raw building materials during 1998.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $0.4 million, or 10.5%, from $4.3 million for 1997 to $4.7 million for 1998 as a result of the addition of administrative infrastructure necessary to support Central's growth.

  1997 COMPARED TO 1996

     SALES. Sales increased $14.4 million, or 36.7%, from $39.2 million for 1996 to $53.6 million for 1997, primarily because of increased construction activity by high-tech companies that are expanding in the Silicon Valley region. Both increases in the size of Central's customers base and that base's increased market share in the San Francisco Bay Area contributed to Central's increase in sales. Sales of the Ready-Mixed segment increased $13.0 million, or 39.3%, from $33.1 million for 1996 to $46.1 million for 1997, as a result of strong commercial building demand. Sales of the Westside segment increased $2.2 million, or 36.1%, from $6.1 million for 1996, to $8.3 million for 1997 as a result of increased sales efforts. Westside sales also increased because of expanded product lines in building materials and equipment sales.

     GROSS PROFIT. Gross profit increased $4.0 million, or 69.0%, from $5.8 million for 1996, to $9.8 million for 1997, primarily because reductions in the cost of materials more than offset increases in the number of union employees, union labor rates and operating and maintenance expenses. Gross margins increased from 14.8% to 18.3% for the same reason. Gross profit of the Ready-Mixed segment increased $3.6 million, or 58.0%, from $6.2 million for 1996 to $9.8 million for 1997. Gross margins of the Ready-Mixed segment increased from 18.7% to 21.2% over these periods. Gross profit of the Westside segment increased $0.9 million from $1.1 million for 1996 to $2.0 million for 1997. Gross margins of the Westside segment improved from 17.5% to gross margins of 24.2% over these periods as a result of increased sales efforts and expanded product lines.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $0.7 million, or 19.4%, from $3.6 million for 1998 to $4.3 million for 1997, primarily because of an increase of $0.3 million in expenses attributable to the hiring of additional personnel. As a percentage of sales, these expenses decreased over the periods because of Central's sales growth in 1997.

LIQUIDITY AND CAPITAL RESOURCES -- CENTRAL

     Central's operations generated $6.9 million of net cash in 1998, an increase of $4.6 million from 1997 as a result principally of increases in net income ($2.2 million) and cash paid on receivables ($2.3 million). Central used net cash in investing activities of approximately $3.4 million in 1998, substantially all of which it spent for property, plant and equipment. In 1998, Central used net cash of $1.2 million in its financing activities, principally to repay debt and make distributions to its stockholders. At December 31, 1998, Central had working capital of $7.4 million and total debt of $3.5 million.

     Central expects to be able to fund its cash needs such as working capital through cash it generates from its operations. It generally funds its purchases of property, plant, and equipment with internally generated cash or debt. Central maintains a $1.2 million line of credit with a bank. It did not draw on this line in 1997 or 1998. This line of credit will remain in effect until notification of termination from either party.

     In the first quarter of 1999, Central distributed $1.1 million of property and $0.6 million in cash to its stockholders.

OTHER -- CENTRAL

     For information respecting factors causing seasonal and quarterly fluctuations in Central's operating results, see "-- Factors That May Affect Our Future Operating Results -- Combined."

RESULTS OF OPERATIONS -- WALKER'S

     Walker's operates ready-mixed concrete plants in Oakland, Hayward and San Jose, California.

     The following table sets forth selected statement of operations information of Walker's as a percentage of sales for the periods indicated.

                                                            YEAR ENDED DECEMBER 31
                                       ----------------------------------------------------------------
                                               1996                  1997                  1998
                                       --------------------  --------------------  --------------------
                                                                (IN THOUSANDS)
Sales................................  $  31,008      100.0% $  37,990      100.0% $  41,615      100.0%
Cost of goods sold...................     26,455       85.3%    31,798       83.7%    34,528       83.0%
                                       ---------  ---------  ---------  ---------  ---------  ---------
     Gross profit....................      4,553       14.7%     6,192       16.3%     7,087       17.0%
Selling, general and administrative
  expenses...........................      2,155        6.9%     2,953        7.8%     3,022        7.3%
Depreciation.........................        767        2.5%       828        2.2%       896        2.1%
                                       ---------  ---------  ---------  ---------  ---------  ---------
Income from operations...............  $   1,631        5.3% $   2,411        6.3% $   3,169        7.6%
                                       =========  =========  =========  =========  =========  =========

1998 COMPARED TO 1997

     SALES. Sales increased $3.6 million, or 9.5%, for 1998, primarily as a result of the strong construction activity in the Silicon Valley region and increasing prices for concrete.

     GROSS PROFIT. Gross profit increased $0.9 million, or 14.5%, for 1998 because sales price increases more than offset increases in cement prices and other costs.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased slightly by $0.07 million, or 2.3%.

1997 COMPARED TO 1996

     SALES. Sales increased $7.0 million, or 22.5%, for 1997, primarily as a result of increased demand as a result of the strong construction activity in the Silicon Valley region and increasing prices for concrete.

     GROSS PROFIT. Gross profit increased $1.6 million, or 36.0%, for 1997. Gross margins increased to 16.3% from 14.7% over these periods because sales price increases more than offset increases in cement and other costs.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $0.8 million, or 37.0% due to increased selling and administrative costs to support the growth of Walker's.

LIQUIDITY AND CAPITAL RESOURCES -- WALKER'S

     Walker's operations generated $2.6 million of net cash in 1998, an increase of $0.8 million from1997 as a result principally of increases in net income ($0.5) and cash paid on receivables ($0.07). Walker's used net cash in investing activities of approximately $2.0 million in 1998, substantially all of which it spent for property, plant and equipment. At December 31, 1998, Walker's had working capital of $0.5 million and total debt of $4.4 million.

     Walker's expects to be able to fund its cash needs such as working capital through cash it generates from its operations. It generally funds its purchases of property, plant and equipment with internally generated cash or debt. Walker's maintains a $4.0 million line of credit with a bank. At December 31, 1998, it had $3.0 million outstanding under this line of credit.

OTHER -- WALKER'S

     For information respecting factors causing seasonal and quarterly fluctuations in Walker's operating results, see "-- Factors That May Affect Our Future Operating Results -- Combined."

RESULTS OF OPERATIONS -- BAY CITIES

     Bay Cities operates ready-mixed concrete plants in the San Francisco Bay Area and Sacramento metropolitan area.

     The following table sets forth selected statement of operations information of Bay Cities as a percentage of sales for the periods indicated.

                                                            YEAR ENDED DECEMBER 31
                                       ----------------------------------------------------------------
                                               1996                  1997                  1998
                                       --------------------  --------------------  --------------------
                                                                (IN THOUSANDS)
Sales................................  $  30,496      100.0% $  45,312      100.0% $  53,600      100.0%
Cost of goods sold...................     27,287       89.5%    40,292       88.9%    46,766       87.3%
                                       ---------  ---------  ---------  ---------  ---------  ---------
     Gross profit....................      3,209       10.5%     5,020       11.1%     6,834       12.7%
Selling, general and administrative
  expenses...........................      2,090        6.8%     2,778        6.1%     3,962        7.4%
Depreciation.........................        458        1.5%       458        1.0%       505        0.9%
                                       ---------  ---------  ---------  ---------  ---------  ---------
Income from operations...............  $     661        2.2% $   1,784        3.9% $   2,367        4.4%
                                       =========  =========  =========  =========  =========  =========

1998 COMPARED TO 1997

     SALES. Sales increased $8.3 million, or 18.3%, for 1998, primarily as a result of the strong construction activity in the Silicon Valley region and increasing prices for concrete.

     GROSS PROFIT. Gross profit increased $1.8 million, or 36.1%, for 1998. Gross margins increased to 12.7% from 11.1% over these periods because sales price increases more than offset increases in cement and other costs.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $1.2 million, or 42.6% due to increased selling and administrative costs associated with Bay Cities' growth.

1997 COMPARED TO 1996

     SALES. Sales increased $14.8 million, or 48.6%, for 1997, primarily as a result of the strong construction activity in the Silicon Valley region and increasing prices for concrete.

     GROSS PROFIT. Gross profit increased $1.8 million, or 56.4%, for 1997. Gross margins increased to 11.1% from 10.5% over these periods because sales price increases more than offset increases in cement and other costs.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $0.7 million, or 32.9% due to increased selling and administrative costs associated with Bay Cities' growth.

LIQUIDITY AND CAPITAL RESOURCES -- BAY CITIES

     Bay Cities' operations generated $3.5 million of net cash in 1998, an increase of $3.0 million from 1997 as a result principally of increases in net income ($0.4 million) and cash paid on receivables ($5.3 million) offset by an increase in cash paid for accounts payable ($2.6 million). Bay Cities used net cash in investing activities of approximately $1.6 million in 1998, substantially all of which it spent for property, plant and equipment. At December 31, 1998, Bay Cities had working capital of $2.2 million and total debt of $2.5 million.

     Bay Cities expects to be able to fund its cash needs such as working capital through cash it generates from its operations. It generally funds its purchases of property, plant and equipment with internally generated cash or debt.

OTHER -- BAY CITIES

     For information respecting factors causing seasonal and quarterly fluctuations in Bay Cities' operating results, see "-- Factors That May Affect Our Future Operating Results -- Combined."

                                    BUSINESS

GENERAL

     We intend to become a leading value-added provider of ready-mixed concrete and related services to the construction industry in major markets in the United States. The Company currently serves all segments of the construction industry in the San Francisco, San Jose, Oakland and Sacramento, California and Washington, D.C. metropolitan areas and northern New Jersey. The Company currently operates 26 concrete plants and produced over 2.5 million cubic yards of concrete in 1998. Its operations consist principally of formulating, preparing, delivering and placing ready-mixed concrete at the job sites of its customers. The Company provides services to reduce customers' overall construction costs by lowering the installed, or "in-place," cost of concrete. These services include the formulation of new mixtures for specific design uses, on-site and lab-based product quality control and delivery programs configured to meet customers' needs.

     The Company's pro forma combined sales increased from $128.3 million in fiscal 1996 to $165.4 million in 1997 and to $194.1 million in 1998, or 28.9% and 17.4%, respectively. Of the Company's 1998 pro forma combined sales, approximately 44%, 33%, 18% and 5% were to commercial and industrial construction contractors, residential construction contractors, street and highway construction and paving contractors and other public works and infrastructure contractors, respectively. We believe the Company's current size places it among the leading independent ready-mixed concrete companies in the United States.

     Given the large size and fragmentation of the ready-mixed concrete industry, we believe numerous potential acquisition candidates exist both within the markets the Company currently serves and in other large metropolitan and high growth markets. We intend to continue to make acquisitions to enhance our position in existing markets and expand into new markets. We believe that a significant consolidation opportunity exists for a company that can consistently offer high-quality, value-added services to large users of ready-mixed concrete.

INDUSTRY OVERVIEW

     Annual usage of ready-mixed concrete in the United States is currently at a record level and is projected to continue growing. According to the National Ready-Mixed Concrete Association (the "NRMCA"), total sales from production and delivery of ready-mixed concrete in the United States grew from $17.6 billion in 1996 to $19.3 billion in 1997 and to $21.3 billion in 1998, or 9.7% and 10.4%, respectively, and are expected to grow to $22.1 billion in 1999. This growth reflects several contributing factors, including (1) general economic expansion in the United States, (2) enhanced promotional efforts and (3) development of new applications. Four broad construction sectors comprise the market for ready-mixed concrete: (1) residential; (2) commercial and industrial;
(3) street and highway; and (4) other public works and infrastructure, including bridges, aqueducts, dams, tunnels, educational facilities, public utilities, airports and correctional facilities. For most projects, manufacturers of ready-mixed concrete act as material suppliers for the projects' general contractors. According to the NRMCA, of the $21.3 billion in industry-wide sales in 1998, approximately 22% related to residential construction, 18% related to commercial and industrial construction, 32% related to streets and highways construction and paving, 10% related to water treatment facilities, 10% related to public facilities and buildings and 8% related to other public works and infrastructure construction.

     Ready-mixed concrete is a versatile, low-cost manufactured material the construction industry uses in substantially all its projects. It is a stone-like compound that results from combining fine and coarse aggregates (such as sand, gravel and crushed stone), water and admixtures (chemicals, fibers and minerals) with cement to create a plastic (malleable) material. Ready-mixed concrete can be manufactured in thousands of variations which in each instance may reflect a specific design use. Manufacturers of ready-mixed concrete generally maintain less than one day's requirements of raw materials and must coordinate their daily material purchases with the time-sensitive delivery requirements of their customers.

     Ready-mixed concrete begins to harden when mixed and generally becomes difficult to place within 60 to 90 minutes after mixing. This characteristic generally limits the market for a permanently installed plant to an area within a 25-mile radius of its location. Concrete manufacturers produce ready-mixed concrete in batches at their plants and use mixer and other trucks to distribute and place it at the job sites of their customers. These manufacturers generally do not provide paving or other finishing services construction contractors or subcontractors typically perform.

     Manufacturers generally obtain contracts through local sales and marketing efforts they direct at general contractors, developers and home builders. As a result, local relationships are very important.

     Based on information the NRMCA has provided us, the ready-mixed concrete industry in the United States is highly fragmented, with more than 3,500 independent producers operating a total of approximately 5,300 plants. Larger markets generally have numerous producers competing for business on the basis of price, timing of delivery and reputation for quality and service. We believe, on the basis of available market information, that the typical ready-mixed concrete company is family owned and has limited access to capital, limited financial and technical expertise and limited exit strategies for its owners. Given these operating constraints, we believe many ready-mixed concrete companies are finding it difficult to both grow their businesses and compete effectively against larger, more cost-efficient and technically capable competitors. We believe these characteristics present consolidation and growth opportunities for a company with a focused acquisition program and access to low-cost capital.

     Barriers to the start-up of a new ready-mixed concrete manufacturing operation have historically been low. In recent years, however, public concerns about the dust, noise and heavy mixer and other truck traffic associated with the operation of ready-mixed concrete plants and their general appearance have made obtaining the necessary permits and licenses required for new plants more difficult. Delays in the regulatory process, coupled with the substantial capital investment start-up operations entail, have substantially raised the barriers to entry for those operations.

SIGNIFICANT FACTORS IMPACTING THE MARKET FOR READY-MIXED CONCRETE

     Based on available industry information, we believe that between 1996 and 1998 ready-mixed concrete sales as a percentage of total construction expenditures increased 13.2%. In addition to favorable trends in the overall economy of the United States, we believe three significant factors have been expanding the market for ready-mixed concrete in particular: (1) the increased level of industry-wide promotional and marketing activities; (2) the development of new and innovative uses for ready-mixed concrete; and (3) the enactment of the federal legislation commonly called TEA-21.

     INDUSTRY-WIDE PROMOTIONAL AND MARKETING ACTIVITIES. Management believes industry participants have only in recent years focused on and benefitted from promotional activities to increase the industry's share of street and highway and residential construction expenditures. Many of these promotional efforts resulted from an industry-wide initiative called RMC 2000, a program that was established in 1993 under the leadership of the Company's Chief Executive Officer, Eugene P. Martineau, and has been adopted by the NRMCA, the industry's largest trade organization. The principal goals of RMC 2000 have been to (1) promote ready-mixed concrete as a building and paving material and (2) improve the overall image of the ready-mixed concrete industry. We believe RMC 2000 has been a catalyst for increased investment in concrete promotional activities.

     DEVELOPMENT OF NEW AND INNOVATIVE READY-MIXED CONCRETE
PRODUCTS. Ready-mixed concrete has many attributes that make it a highly versatile construction material. In recent years, industry participants have developed various product innovations, including: concrete housing; precast modular paving stones; prestressed concrete railroad ties to replace timber ties; continuous-slab rail-support systems for rapid transit and heavy-traffic intercity rail lines; and concrete bridges, tunnels and other structures for rapid transit systems. Other examples of successful innovations that have opened new markets for ready-mixed concrete include highway median barriers, highway sound barriers, paved shoulders to replace less permanent and increasingly costly asphalt shoulders, parking lots to ensure a long-lasting and aesthetic urban environment and colored pavements to mark entrance and exit ramps and lanes of expressways.

     IMPACT OF TEA-21. TEA-21, the largest public works funding bill in the history of the United States, became effective in June 1998. TEA-21 provides a $218 billion budget for federal highway, transit and safety spending for the six-year period from 1998 through 2003. This represents a 43% increase over the funding levels authorized under similar federal funding programs covering the immediately preceding six-year period. In addition, because relatively more of this funding is designated for use in maintenance and reconstruction projects instead of new construction, we believe the ready-mixed concrete industry will secure a greater percentage of the work than under previous federal highway funding measures. Although road and highway construction and paving has not accounted for a significant portion of the Company's business in recent years (see "Business -- Customers"), we believe the Company should benefit from the impact we expect TEA-21 will have on the overall demand for ready-mixed concrete in the United States.

BUSINESS STRATEGY

     Our objective is to expand the geographic scope of the Company's operations and become the leading value-added provider of ready-mixed concrete and related services in each of its markets. We plan to achieve this objective by (1) making acquisitions and (2) implementing a national operating strategy aimed at increasing revenue growth and market share, achieving cost efficiencies and enhancing profitability. We intend to manage the Company's operations on a decentralized basis to allow acquired businesses to focus on their existing customer relationships and local strategy. Our executive management team will be responsible for executing our company-wide strategy, including acquisition planning, execution and integration and initiating and overseeing operational improvements.

     GROWTH THROUGH ACQUISITIONS. The significant costs and regulatory requirements involved in building new plants make acquisitions an important element of our growth strategy. We intend to implement an acquisition program targeting opportunities for (1) expansion within the Company's existing markets and (2) entering new geographic markets within the United States.

      o EXPANDING WITHIN EXISTING MARKETS. We will seek to acquire other well-established companies operating within our existing markets in order to expand the market penetration of the Company. By expanding in existing markets through acquisitions, we expect to realize various operating synergies, including:

             o   increased market coverage;

             o   economies of scale in materials procurement;

             o improved utilization and range of mixer trucks because of access to additional plants;

             o   customer cross-selling opportunities; and

             o   reduced operating and overhead costs.

        We believe the Founding Companies in the San Francisco Bay Area provide a clear example of many of the market inefficiencies that confront local, competing ready-mixed concrete manufacturers. Based on industry data, we estimate that these Founding Companies realized a combined 30% share of their market. Among those Founding Companies, the average cost per yard of concrete delivered during 1998 varied by as much as $1.00 and the average revenue earned per yard delivered varied by as much as $4.35.

        Our acquisitions of the Founding Companies in the San Francisco Bay Area illustrates our acquisition strategy to expand operations within existing markets which we intend to replicate in additional markets throughout the United States. We believe that by properly allocating production and mixer trucks, as required by shifting demand within a market, we can improve the utilization rates of our plants and mixer trucks and maximize our revenues per yard of concrete delivered.

      o ENTERING NEW GEOGRAPHIC MARKETS. The Company will seek to enter new geographic markets that have a balanced mix of residential, commercial, industrial and public sector concrete consumption and have demonstrated adequate sustainable demand and prospects for growth. In each new market the Company enters, we initially will target for acquisition one or more leading local or regional ready-mixed concrete companies that can serve as platform businesses into which we can consolidate other ready-mixed concrete operations. Important criteria for these acquisition candidates will include historically successful operating results, established customer relationships and superior operational management personnel, whom we generally will seek to retain.

     IMPLEMENTATION OF A NATIONAL OPERATING STRATEGY. We intend to implement a national operating strategy designed to (1) increase revenues and market share through improved marketing and sales initiatives and enhanced operations and (2) achieve cost efficiencies.

      o  IMPROVING MARKETING AND SALES INITIATIVES AND ENHANCING
         OPERATIONS. Our basic operating strategy will be to emphasize the sale of value-added product to customers who are more focused on reducing their in-place concrete costs than on the price per cubic yard of the ready-mixed concrete they purchase. Key elements of our service-oriented strategy include providing corporate-level marketing and sales expertise, establishing company-wide quality control improvements and developing and implementing training programs that emphasize successful marketing, sales and training techniques and the sale of high-margin concrete mix designs. In addition, we intend to invest in computer and communications technology at each of the Company's locations to improve communications, purchasing, accounting, load dispatch, delivery efficiency and reliability and customer relations.

      o ACHIEVING COST EFFICIENCIES. We expect to reduce the total operating expenses of the businesses we acquire by eliminating duplicative administrative functions and consolidating certain functions each business performed separately prior to its acquisition. In addition, we believe that, as the Company increases in size, it should experience reduced costs as a percentage of net sales compared to those of the individual businesses we acquire in such areas as: materials procurement; purchases of mixer trucks and other equipment, spare parts and tools; vehicle and equipment maintenance; financing terms; employee benefit plans; and insurance and other risk management programs.

PRODUCTS AND SERVICES

     READY-MIXED CONCRETE. The Company's ready-mixed concrete products consist of proportioned mixes it prepares and delivers in unhardened plastic states for placement and shaping into their designed forms. Selecting the optimum mix for a job entails determining not only the ingredients that will produce the desired permeability, strength, appearance and other properties of the concrete after it has hardened and cured, but also the ingredients necessary to achieve a workable consistency under the weather and other conditions at the job site. We believe the Company achieves product differentiation for the mixes it offers because of the variety of mixes it is able to produce, its volume production capacity and its scheduling, delivery and placement reliability. We also believe the Company distinguishes itself with its value-added service approach that emphasizes reducing its customers' overall construction costs by lowering the in-place cost of concrete.

     From a contractor's perspective, the in-place cost of concrete includes both the amount paid to the ready-mixed concrete manufacturer and the internal costs associated with the labor and equipment the contractor provides. For example, a contractor's unit cost of concrete is often only a small component of the total in-place cost that takes into account all the labor and equipment costs required to place and finish the ready-mixed concrete, including the cost of additional labor and time lost due to substandard products or delivery delays.

     The Company provides a variety of services in connection with its sale of ready-mixed concrete which help reduce its customers' in-place cost of concrete. These services include:

         o production of new formulations and alternative product recommendations that reduce construction time;

         o quality control, through automated production and laboratory testing, that ensures consistent results and minimizes the need to correct completed work;

         o automated scheduling and tracking systems that ensure timely delivery and reduce the downtime incurred by the customer's finishing crew; and

         o innovative pricing discounts that are designed to minimize the time the customer keeps our trucks on site, thereby resulting in a lower price to the customer as well as a more efficient use of the customer's crews and equipment.

     The Company produces ready-mixed concrete by combining the desired type of cement, sand (fine aggregate), gravel and crushed stone (coarse aggregate) with water and typically one or more admixtures. These admixtures (chemicals, minerals and fibers) determine the usefulness of the product for particular applications.

     The Company uses a variety of chemical admixtures to achieve one or more of five basic purposes:

         o relieve internal pressure and increase resistance to cracking in subfreezing weather;

         o retard the hardening process to make concrete more workable in hot weather;

         o   strengthen concrete by reducing its water content;

         o accelerate the hardening process and reduce the time required for curing; and

         o   facilitate the placement of concrete having a low water content.

     The Company frequently uses various mineral admixtures as supplementary cementing materials to alter the permeability, strength and other properties of concrete. These materials include fly ash, ground granulated blast-furnace slag and silica fume.

     The Company also uses fibers, such as steel, glass and synthetic and carbon filaments, as an additive in various formulations of concrete. Fibers help to control shrinkage cracking, which reduces permeability and improves abrasion resistance. In many applications, fibers replace welded steel wire and reinforcing bars. Relative to the other components of ready-mixed concrete, these additives generate comparatively high margins.

     OTHER PRODUCTS. The Company produces pre-cast concrete products at its Santa Rosa, California plant. These products include specialty engineered structures, custom signage, curb inlets and H.D.P.E. lined vaults. In some locations, the Company also sells concrete-related building materials and supplies to small residential contractors and large construction companies. These products include bagged cement, rebar, wire mesh, concrete blocks, framing forms and various types of concrete and masonry finishing tools. The Company's pro forma combined sales from the sale of pre-cast concrete products and other concrete-related building materials and supplies in 1998 totaled approximately $13.4 million, or approximately 7.0% of the Company's total pro forma combined sales for 1998.

OPERATIONS

     The Company has made substantial capital investment in equipment, systems and personnel at its plants to facilitate continuous multi-customer deliveries of highly perishable products. In any given market, the Company may maintain a number of plants whose production is centrally coordinated to meet customer production requirements. The Company must constantly adapt to continually changing delivery schedules.

     The Company's ready-mixed concrete plants consist of permanent installations and portable facilities. Several factors govern the choice of plant type, including capital availability, production consistency requirements and daily production capacity requirements. A wet batch plant generally costs more, but yields greater consistency in the concrete produced and has greater daily production capacity, than a dry batch plant. We believe that a wet batch plant having an hourly capacity of 250 cubic yards currently would cost approximately $1,500,000 to build, while a dry batch plant having the same capacity currently would cost approximately $700,000 to build. From time to time the Company uses portable plants, which include both wet batch and dry batch facilities, to service large, long-term jobs and jobs in remote locations.

     The Company produces ready-mixed concrete in batches. The batch operator in a dry batch plant simultaneously loads the dry components of stone, sand and cement with water and admixtures in a mixer truck that begins the mixing process during loading and completes that process while driving to the job site. In a wet batch plant, the batch operator blends the dry components and water in a plant mixer from which he loads the already mixed concrete into the mixer truck, which leaves for the job site promptly after loading.

     The Company's mixer trucks slowly rotate their loads on route to job sites in order to maintain product consistency. A mixer truck typically has a load capacity of nine cubic yards (approximately 18 tons) and a useful life of 12 years. After eight years, certain components of the mixer trucks require refurbishment. A new truck of this size currently costs approximately $125,000.

     In the Company's manufacture and delivery of ready-mixed concrete, we emphasize quality control, pre-job planning, customer service and coordination of supplies and delivery. The Company often obtains purchase orders for ready-mixed concrete months in advance of actual delivery to a job site. A typical order contains various specifications that the contractor requires the concrete to meet. After receiving the specifications for a particular job, the Company utilizes computer modeling, industry data and data from previous similar jobs to formulate a variety of mixtures of cement, aggregates, water and admixtures which will meet or exceed the contractor's specifications. It performs testing to determine which mix design is most appropriate to meet the required specifications. The test results enable the Company to select the mixture that has the lowest cost and meets or exceeds the job specifications. The testing center creates and maintains a project file that details the mixture to be used when the concrete for the job is actually prepared. For quality control purposes, the testing center is also responsible for maintaining batch samples of concrete that has been delivered to a job site.

     The Company uses computer modeling to prepare bids for particular jobs based on the size of the job, location, desired margin, cost of raw materials and the design mixture identified in its testing process. If the job is large enough, the Company will obtain quotes from its suppliers as to the cost of raw materials the Company uses in preparing the bid. Once the Company obtains a quotation from its suppliers, the price of the raw materials for the specified job is informally established. Several months often elapse from the time a contractor has accepted the Company's bid until actual delivery of the ready-mixed concrete begins. During this time, the Company maintains regular communication with the contractor concerning the status of the job and any changes in the job's specifications in order to coordinate the multi-sourced purchases of cement and other materials it will need to fill the job order and meet the contractor's delivery requirements. The Company must confirm that its customers are ready to take delivery of manufactured product throughout the placement process. On any given day, a particular plant may have production orders for dozens of customers at various locations throughout its area of operation. To fill an order:

         o the dispatch office coordinates the timing and delivery of the concrete to the job site;

         o a load operator supervises and coordinates the receipt of the necessary raw materials and operates the hopper that dispenses those materials into the appropriate storage bins;

         o a batch operator prepares the specified mixture from the order and oversees the loading of the dry ingredients and water (in a dry batch plant) or the already-mixed concrete (in a wet batch plant) into a mixer truck; and

         o the driver of the mixer truck delivers the load to the job site, places the load and, after washing the truck, departs at the direction of the dispatch office.

     The central dispatch system tracks the status of each of the Company's mixer trucks as to whether a particular truck is loading concrete, in route to a particular job site, on the job site, placing concrete, being washed or in route to a particular plant. The system is continuously updated via signals received from the individual truck operators as to their status. In this manner, the dispatcher is able to determine the optimal routing and timing of subsequent deliveries by each mixer truck and to monitor the performance of each driver.

     A plant manager oversees the operation of each plant. The Company also employs maintenance personnel who perform routine maintenance work throughout its plants, a full-time staff of mechanics who perform substantially all the maintenance and repair work on the Company's vehicles, testing center staff who prepare mixtures for particular job specifications and maintain quality control, various clerical personnel who are responsible for the day-to-day operations of the Company and sales personnel who are responsible for identifying potential customers and maintaining existing customer relationships. The Company generally operates on a single shift with some overtime operation during the construction season. On occasion, however, it has projects that require deliveries "around the clock."

CEMENT AND RAW MATERIALS

     The Company obtains most of the materials it uses to manufacture ready-mixed concrete at each of its facilities on a daily basis. These raw materials include cement (itself a manufactured product), stone, gravel and sand. Each plant typically maintains an inventory level of these materials sufficient to satisfy its operating needs for one day or less. Cement represents the highest cost material used in the manufacture of ready-mixed concrete, currently averaging approximately $22 per cubic yard, while the current cost of stone, gravel and sand ranges from approximately $18 to $20 per cubic yard. In each of its markets, the Company purchases each of these materials from any one of several suppliers.

SALES AND MARKETING

     General contractors typically select their suppliers of ready-mixed concrete. In large, complex projects, an engineering firm or division within a state transportation or public works department may influence the purchasing decision, particularly where the concrete has complicated design specifications. In those projects and in government-funded projects generally, the general contractor or project engineer usually awards supply orders on the basis of either direct negotiation or competitive bidding. We believe the purchasing decision in many cases ultimately is relationship-based. Our marketing efforts will target general contractors, design engineers and architects whose focus extends beyond the price of ready-mixed concrete to product quality and consistency and reducing their in-place cost of concrete.

     As of March 1, 1999, the Founding Companies collectively employed 26 full-time sales persons. We intend to increase the size of the Company's sales staff. We also intend to develop and implement training programs to increase the marketing and sales expertise and technical abilities of that staff. Our goal is to create a sales force whose service-oriented approach will appeal to our targeted prospective customers and differentiate the Company from its competitors.

CUSTOMERS

     We estimate that approximately 44%, 33%, 18% and 5% of the Company's sales in 1998 were to commercial and industrial construction contractors, residential construction contractors, street and highways construction and paving contractors and other public works and infrastructure contractors, respectively. In 1998, the Founding Companies sold concrete to more than 2,500 different customers, and no single customer or project accounted for more than 4% of the Company's pro forma combined net sales for 1998.

     The Company relies heavily on repeat customers. We estimate that repeat customer sales in 1998 accounted for approximately 85% of the Company's total sales. Management and dedicated sales personnel at each of the Founding Companies have been responsible for developing and maintaining successful long-term relationships with key customers. We believe that by operating in more geographic markets, the Company will be in the better position to market to and service large nationwide and regional contractors.

TRAINING AND SAFETY

     The Company's future success will depend, in part, on the extent to which it is able to attract, retain and motivate qualified employees. We believe that the Company's ability to do so will depend on the quality of its recruiting, training, compensation and benefits, the opportunities it affords for advancement and its safety record. Historically, the Founding Companies have supported and funded continuing education programs for their employees. We intend to continue and expand these programs. We will require all field employees to attend periodic safety training meetings and all drivers to participate in training seminars followed by certification testing. We expect to hire a safety director who will supervise a unified, Company-wide safety program.

COMPETITION

     The ready-mixed concrete industry is highly competitive. The competitive position of the Company in a given market will depend largely on the location and operating costs of its ready-mixed concrete plants and prevailing prices in that market. Price is the primary competitive factor among suppliers for small or simple jobs, principally in residential construction, while timeliness of delivery and consistency of quality and service as well as price are the principal competitive factors among suppliers for large or complex jobs. Our competitors will range from small, owner-operated private companies to subsidiaries or operating units of large, vertically integrated cement manufacturing and concrete products companies. Competitors having lower operating costs than we do or having the financial resources to enable them to accept lower margins than we do will have a competitive advantage over us for jobs that are particularly price-sensitive. Competitors having greater financial resources to build plants in new areas or pay for acquisitions also will have competitive advantages over us.

EMPLOYEES

     At March 15, 1999, the Company had approximately 90 salaried employees, including executive officers, management personnel, sales personnel, technical personnel, administrative staff and clerical personnel, and approximately 515 hourly personnel it generally employs on an as-needed basis, including 400 truck drivers. The number of employees fluctuates depending upon the number and size of projects the Company is supplying at any particular time, which may be impacted by variations in weather conditions throughout the year.

     At March 15, 1999, approximately 450 of the Company's employees were represented by labor unions having collective bargaining agreements with five Founding Companies. Generally, these agreements have multiyear terms and expire on a staggered basis. Under these agreements, the Founding Companies pay specified wages to their covered employees, observe certain workplace rules and make payments to multi-employer pension plans and employee benefit trusts rather than administering the funds on behalf of their employees. None of the Founding Companies has experienced any strikes or significant work stoppages in the past 10 years. The Company believes its relationships with its employees and union representatives are satisfactory.

FACILITIES AND EQUIPMENT

     The Company operates a fleet of approximately 380 owned and leased mixer trucks and 195 other vehicles. The Company's own mechanics service most of the fleet. The Company believes these vehicles are generally well-maintained and adequate for its present operations. The average age of the Company's mixer trucks is approximately six years.

     When this offering closes, the Company's corporate headquarters will be located in Houston, Texas. The Founding Companies, collectively, maintain office, maintenance and/or sales operations at a total of six sites located in the San Francisco Bay Area, the Sacramento, California metropolitan area, northern New Jersey and Washington, D.C. The Company also operates batch plants at 21 sites scattered throughout its prime operating regions.

     The chart below summarizes the Company's operating facilities. The Company believes that its facilities are sufficient for its current needs. See "Certain Transactions."

                                                                         OWNED/
              LOCATION                        TYPE OF FACILITY           LEASED            1998 VOLUME
-------------------------------------   ----------------------------   -----------         ------------
                                                                                           (CUBIC YARDS)
Brentwood, CA........................   2 Dry Batch Plants                Owned                 95,195
Cameron Park, CA.....................   Dry Batch Plant                   Owned                 59,269
Elk Grove, CA........................   Dry Batch Plant                   Owned                 45,749
Hayward, CA..........................   Wet Batch Plant                   Owned                219,721
Lincoln, CA..........................   Dry Batch Plant                  Leased                 69,977
Oakland, CA..........................   Wet Batch Plant                  Leased                 89,017
Pleasanton, CA.......................   Wet Batch Plant/                 Leased                166,352
                                          Dry Batch Plant
Redwood City, CA.....................   Dry Batch Plant                  Leased                 76,272
Rio Linda, CA........................   2 Dry Batch Plants                Owned                115,765
San Jose, CA.........................   3 Wet Batch Plants/2 Dry        4 Owned                766,498
                                        Batch Plants                   1 Leased
Santa Rosa, CA.......................   Cast Products Facility           Leased                    N/A
South San Francisco, CA..............   2 Wet Batch Plants                Owned                300,827
Walnut Creek, CA.....................   Wet Batch Plant                   Owned                136,235
Bernardsville, NJ....................   Dry Batch Plant                  Leased                 55,892
North Port, NJ.......................   Dry Batch Plant                  Leased                 29,809
Roseland, NJ.........................   2 Wet Batch Plants/              Leased                100,606
                                          Dry Batch Plant
Washington, D.C......................   Wet Batch Plant                  Leased                230,276
                                                                                           ------------
     Total...........................                                                        2,557,460
                                                                                           ============

GOVERNMENTAL REGULATION AND ENVIRONMENTAL MATTERS

     A wide range of federal, state and local laws applies to the Company's operations, including such matters as land usage, street and highway usage, noise levels and health, safety and environmental matters. In many instances, the Company must have certificates, permits or licenses in order to conduct its business. Failure by the Company to maintain required certificates, permits or licenses or to comply with applicable laws could result in substantial fines or possible revocation of its authority to conduct some of its operations. Delays in obtaining approvals for the transfer or grant of certificates, permits or licenses, or failure to obtain new certificates, permits or licenses, could impede the implementation of our acquisition program.

     Environmental laws that impact the Company's operations include those relating to air quality, solid waste management and water quality. Environmental laws are complex and subject to frequent change. These laws impose strict liability in some cases without regard to negligence or fault. Sanctions for noncompliance may include revocation of permits, corrective action orders, administrative or civil penalties and criminal prosecution. Some environmental laws provide for joint and several strict liability for remediation of spills and releases of hazardous substances. In addition, businesses may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances, as well as damage to natural resources. These laws also may expose the Company to liability for the conduct of or conditions caused by others, or for acts of the Company which complied with all applicable laws when performed. We will conduct Phase I investigations to assess environmental conditions on substantially all the real properties the Founding Companies own or lease and engaged an independent environmental consulting firm in that connection. We have not identified any environmental concerns we believe are likely to have a material adverse effect on the Company's business, financial condition or results of operations, but you have no assurance material liabilities will not occur. You also have no assurance the Company's compliance with amended, new or more stringent laws, stricter interpretations of existing laws or the future discovery of environmental conditions will not require additional, material expenditures by the Company. OSHA regulations establish requirements the Company's training programs must meet.

     We believe the Company has all material permits and licenses required to conduct its operations and is in substantial compliance with applicable regulatory requirements relating to its operations. The Company's capital expenditures relating to environmental matters were not material on a pro forma combined basis in 1998. We do not currently anticipate any material adverse effect on the business or financial position of the Company as a result of its future compliance with existing environmental laws controlling the discharge of materials into the environment.

LEGAL PROCEEDINGS AND INSURANCE

     The Founding Companies have been from time to time, and currently are, subject to claims and litigation brought by employees, customers and third parties for personal injuries, property damages, product defects and delay damages, that have, or allegedly have, resulted from the conduct of their operations. Currently, the Company does not have pending any litigation that, separately or in the aggregate, if adversely determined, we believe would have a material adverse effect on the Company's business, financial condition or results of operations. We expect that in the future the Company will from time to time be a party to litigation or administrative proceedings which arise in the normal course of its business.

     The Company's operations often involve providing blends of ready-mixed concrete that are required to meet building code or other regulatory requirements and contractual specifications for durability, stress-level capacity, weight-bearing capacity and other characteristics. If the Company fails or is unable to provide product in accordance with these requirements and specifications, claims may arise against the Company or the Company's reputation could be damaged. Although the Founding Companies have not experienced any material claims of this nature in recent periods, the Company may experience such claims in the future. In addition, the Company's employees perform a significant portion of their work moving and storing large quantities of heavy raw materials, driving large mixer trucks in heavy traffic conditions or placing concrete at construction sites or in other areas that may be hazardous. These operating hazards can cause personal injury and loss of life, damage to or destruction of property and equipment and environmental damage. The Company maintains insurance coverage in amounts and against the risks we believe accord with industry practice, but this insurance may not be adequate to cover all losses or liabilities the Company may incur in its operations, and the Company may not be able to maintain insurance of the types or at levels we deem necessary or adequate or at rates we consider reasonable.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information concerning our directors and executive officers, and those persons who will become directors following the closing of this offering (ages are as of March 31, 1999):

                 NAME                    AGE                   POSITION                  DIRECTOR CLASS
--------------------------------------   ---    --------------------------------------   --------------
Eugene P. Martineau...................   58     Director, Chief Executive Officer and        I
                                                  President
Michael W. Harlan.....................   38     Director, Senior Vice President, Chief       I
                                                  Financial Officer and Secretary
Charles W. Sommer.....................   34     Corporate Controller
John R. Colson........................   51     Director(3)                                 II
Peter T. Dameris......................   39     Director(3)                                  I
Vincent D. Foster.....................   42     Director, Chairman of the Board(1)(2)       II
William T. Albanese...................   55     Director(3)                                 III
Michael D. Mitschele..................   42     Director(3)                                 II
Murray S. Simpson.....................   61     Director(3)                                 III
Neil J. Vannucci......................   62     Director(3)                                 III
Robert S. Walker......................   55     Director(3)                                 III

------------

(1) Member of Audit Committee.

(2) Member of Compensation Committee.

(3) Appointment as a director will become effective when this offering closes.

     EUGENE P. MARTINEAU has served as Chief Executive Officer and President of USC since September 1998 and a director of USC since March 1999. Mr. Martineau has over 30 years of experience in the ready-mixed concrete industry. From 1992 until joining us, he was Executive Vice-President for the Concrete Products Group of Southdown, Inc., a publicly traded, integrated cement and ready-mixed concrete company. From April 1990 through March 1992, Mr. Martineau was Vice-President and General Manager of Southdown's Florida Mining and Materials. Prior thereto, Mr. Martineau held various executive management positions with Allied Ready Mix, Inc., Ready Mix Concrete Company, the Lehigh Portland Cement Company and Allied Products Company. Since 1996, Mr. Martineau has served as a director and member of the Executive Committee of NRMCA. He also served as chairman of NRMCA's Promotion Committee from 1997 through March 1999. From 1994 through 1997, Mr. Martineau served as the National Director of RMC 2000.

     MICHAEL W. HARLAN has served as Senior Vice President, Chief Financial Officer and Secretary of USC since September 1998 and a director of USC since March 1999. Mr. Harlan served as Senior Vice President and Chief Financial Officer of Apple Orthodontix, Inc., a publicly traded orthodontic practice management company from March 1997 to August 1998. From December 1996 to February 1997, Mr. Harlan served as a consultant to Apple Orthodontix on financial and accounting matters. From April 1991 through December 1996, Mr. Harlan held various positions in the finance and acquisitions departments, including as Treasurer from September 1993 to December 1996, of Sanifill, Inc., a publicly traded international environmental services company USA Waste Services, Inc. acquired in 1996. From May 1982 through April 1991, he held various positions in the tax and corporate financial consulting services division of Arthur Andersen LLP, where he had been a manager since July 1986. Mr. Harlan is a certified public accountant.

     CHARLES W. SOMMER has served as Corporate Controller of USC since March 1999. From February 1997 through March 1999, Mr. Sommer was Corporate Controller of Apple Orthodontix, Inc., a publicly traded orthodontic practice management company. From February 1996 through January 1997, Mr. Sommer was the Corporate Controller of Metamor Worldwide, Inc., a publicly traded provider of temporary services. From November 1993 through February 1996, Mr. Sommer was Assistant Corporate Controller of Sanifill, Inc., and from July 1986 through November 1993 he held various positions in the audit division of

Arthur Andersen LLP, where he had been a manager since July 1990. Mr. Sommer is a certified public accountant.

     JOHN R. COLSON has served as Chief Executive Officer of Quanta Services, Inc. since December 1997. From 1991 to February 1998, he served as President of PAR Electrical Contractors, Inc., a company that Quanta Services, Inc. acquired in February 1998. Mr. Colson is also a director of Quanta Services, Inc.

     PETER T. DAMERIS has served as Executive Vice President of Corporate Development and Secretary of Metamor Worldwide, Inc. since 1998, where he also served as Senior Vice President, General Counsel and Secretary from September 1996 to 1998 and as Vice President, General Counsel and Secretary from January 1995 to September 1996. Before joining Metamor Worldwide, Inc. in January 1995, Mr. Dameris was a partner with the law firm of Cochran, Rooke and Craft, LLP, with whom he had been associated since June 1989.

     VINCENT D. FOSTER has been a director of USC since August 1998. Mr. Foster is a Managing Director of Main Street, a merchant banking firm. Since February 1998, Mr. Foster has served as a nonexecutive Chairman of the Board of Directors of Quanta Services, Inc., a consolidator in the electrical contracting industry which Main Street organized. From September 1988 through October 1997, Mr. Foster was a partner of Andersen Worldwide and Arthur Andersen LLP, where he was the director of the corporate finance practice and the mergers and acquisitions practice in the southwestern United States. Mr. Foster specialized in structuring and executing "roll-up" transactions and in providing merger and acquisition and corporate finance advisory services to clients in consolidating industries. Mr. Foster holds a J.D. degree and is a certified public accountant.

     WILLIAM T. ALBANESE has been President of Central since 1987. Previously he served in various other capacities for Central since 1966.

     MICHAEL D. MITSCHELE has been President of Baer since 1986 and has been an employee of Baer in various other positions since 1972. Mr. Mitschele is a founding board member of the New Jersey Concrete and Aggregate Association and currently serves as its Vice Chairman. He has been a member of NRMCA for over 20 years and has held several leadership positions with NRMCA, including service as a member of its board of directors for two terms, Chairman of its membership committee and visionary leadership taskforce and service on its financial management committee.

     MURRAY S. SIMPSON is a founding member of American Ready-Mix, which was formed in 1998. He is also a stockholder of Opportunity. From 1975 until 1991, Mr. Simpson served as President and Chief Executive Officer of Super Concrete Corporation. Following that company's merger with British construction materials producer Evered, plc (now known as Aggregate Industries, plc), Mr. Simpson served in various roles, including Executive Vice President, Corporate Development, for its United States operations and Director and Counsel for its mid-Atlantic area subsidiary, Bardon, Inc. Mr. Simpson has served on the board of directors of the NRMCA for 19 years and as chairman of the board from 1997 to 1998. He has also served as a director of the National Aggregates Association.

     NEIL J. VANNUCCI has been President of Bay Cities since 1995. Previously he served as Vice President of Bay Cities since October 1982. Before joining Bay Cities, Mr. Vannucci was a self employed, registered architect. Mr. Vannucci also serves as a Director of First National Bank of Northern California (FNBD), a publicly traded financial institution.

     ROBERT S. WALKER has been President and Chief Operating Officer of Walker's since 1965.

     When this offering closes, our Board of Directors (the "Board") will have three director classes, each of which, following a transitional period, will have a three-year term, with one class being elected each year at that year's annual stockholders' meeting. The initial terms of the Class I directors, the Class II directors and the Class III directors will expire at the 2000 meeting, the 2001 meeting and the 2002 meeting, respectively.

DIRECTOR COMPENSATION

     We will initially pay each director who is not one of our employees (a "Nonemployee Director") fees of $1,000 for each Board meeting and $500 for each Board committee meeting the director attends (except for meetings that committees hold on the same day as Board meetings) and will periodically grant Nonemployee Directors options to purchase shares of Common Stock pursuant to the Incentive Plan. See "-- 1999 Incentive Plan -- Nonemployee Director Awards." We will not pay any additional compensation to our employees for serving as directors, but we will reimburse all directors for out-of-pocket expenses they incur in connection with attending Board or Board committee meetings or otherwise in their capacity as directors.

EXECUTIVE COMPENSATION

     We did not pay any compensation to our executive officers prior to January 1999. We anticipate that during 1999 our most highly compensated executive officers and their annualized base salaries will be: Eugene P.
Martineau -- $150,000; Michael W. Harlan -- $150,000; and Charles
Sommer -- $110,000. Effective when this offering closes, we will award Messrs. Martineau, Harlan and Sommer Incentive Plan options to purchase 225,000 shares, 175,000 shares and 65,000 shares, respectively, at the initial per share price to the public set forth on the front cover page of this prospectus. See
"-- 1999 Incentive Plan."

EMPLOYMENT AGREEMENTS

     We intend to enter into employment agreements with Messrs. Martineau, Harlan and Sommer, which will become effective on the closing of the Acquisitions and this offering. Each of these agreements will (1) provide for an annual minimum base salary, (2) entitle the employee to participate in all the Company's compensation plans (as defined) in which our executive officers participate and (3) have an initial term of three years (the "Initial Term"). Each agreement is subject to an automatic daily extension beginning in the third year of the Initial Term so that, beginning with that third year, the agreement provides for a continuous one-year term, subject to the right of either party to terminate the employee's employment at any time. If we terminate that employment without cause (as defined) or the employee terminates that employment for good reason (as defined), we must pay to the employee monthly for the balance of the Initial Term (or, if longer, for one year following the date the notice of termination is given), the amount equal to one-twelfth of the employee's average annual cash compensation (as defined) during the two years (or such shorter period of employment) preceding the date the notice of termination is given (subject to certain adjustments). Each of these agreements also will provide for certain benefits if the Employee dies or becomes disabled. If the employment of the employee terminates for any reason other than for cause (if terminated by the Company) or for good reason (if terminated by the employee), that termination will not affect the term or exercisability of any Incentive Plan stock options that employee holds. Copies of these agreements are exhibits to the Registration Statement of which this prospectus is a part (the
"Registration Statement").

     We intend to enter into similar employment agreements with senior managers of the Founding Companies.

1999 INCENTIVE PLAN

     The following summarizes the principal provisions of the Incentive Plan, a copy of which is an exhibit to the Registration Statement.

     GENERAL. The Incentive Plan, which our Board and current stockholders have approved, aims to (1) attract and retain the services of key employees and qualified independent directors and contractors and (2) encourage and stimulate in those persons the sense of proprietorship and self-interest in the development and financial success of the Company by making performance-based awards ("Awards") tied to the growth and performance of the Company.

     We have reserved 2,000,000 shares of Common Stock for use under the Incentive Plan. Beginning with the first calendar quarter after the closing of this offering and continuing each quarter thereafter, the number of shares available for that use will be the greater of 2,000,000 shares or 15% of the number of shares of Common Stock outstanding on the last day of the immediately preceding calendar quarter. Awarded shares that are not issued again will become available for Awards.

     Persons eligible for Awards are (1) employees holding positions of responsibility with us or any of our subsidiaries and whose performance can have a significant effect on the success of the Company as well as individuals who have agreed to become employees within six months of the date of grant ("Employees"), (2) Nonemployee Directors and (3) nonemployee consultants and other independent contractors providing, or who will provide, services to us or any of our subsidiaries ("Independent Contractors"). Awards to Employees ("Employee Awards") and Awards to Independent Contractors ("Independent Contractor Awards") generally are treated alike under the Incentive Plan, and the following discussion of Employee Awards applies, except as noted, equally to Independent Contractor Awards. For purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which could impose so-called short-swing trading liabilities on our directors and executive officers in connection with their purchases and sales of Common Stock within any six-month period, the Incentive Plan is intended to qualify for the exemptions from that Section which Exchange Act Rule 16b-3 ("Rule 16b-3") provides.

     The Compensation Committee of the Board (the "Committee") will administer the Incentive Plan, except as it applies to Nonemployee Directors, and, to the extent required for the Rule 16b-3 exemptions, the Committee will at all times consist of at least two Nonemployee Directors. The Committee has the exclusive power to administer the Incentive Plan and take all actions specifically contemplated thereby or necessary or appropriate in connection with the administration thereof. Except insofar as the Incentive Plan relates to Nonemployee Directors, the Committee also has the exclusive power to interpret the Incentive Plan and to adopt such rules, regulations and guidelines for carrying out its purposes as the Committee may deem necessary or proper in keeping with the Incentive Plan's objectives. The Committee may, in its discretion, extend or accelerate the exercisability of, accelerate the vesting of or eliminate or make less restrictive any restrictions contained in any Employee Award, waive any restriction or other provision of the Incentive Plan or in any Employee Award or otherwise amend or modify any Employee Award in any manner that is either (1) not adverse to that Employee holding the Employee Award or (2) consented to by that Employee. The Committee also may delegate to the chief executive officer and other senior officers of USC its duties under the Incentive Plan, except that no such delegation may be made in the case of actions respecting participants subject to Section 16 of the Exchange Act.

     EMPLOYEE AWARDS.  Employee Awards may be in the form of:

         o rights to purchase a specified number of shares of Common Stock at a specified price ("Options") which may be denominated in either or both of Common Stock or units denominated in Common Stock;

         o rights to receive a payment, in cash or Common Stock, equal to the fair market value or other specified value of a number of shares of Common Stock on the rights exercise date over a specified strike price ("SARs");

         o restricted or unrestricted grants of Common Stock or units denominated in Common Stock ("Stock Awards");

         o   grants denominated in cash ("Cash Awards"); and

         o grants denominated in cash, Common Stock, units denominated in Common Stock or any other property which are made subject to the attainment of one or more performance goals ("Performance Awards").

     Subject to the limitations described below, the Committee will determine the recipients of Employee Awards and the terms, conditions and limitations applicable to each Employee Award, which conditions may, but need not, include continuous service with the Company, achievement of specific business objectives or goals, increases in specified indices or other comparable measures of performance. The Committee may grant Employee Awards (1) singly, (2) in combination or tandem with other Employee Awards, (3) in replacement of or as alternatives to prior Employee Awards or (4) in combination or tandem with, in replacement of or as alternatives to rights under any other employee plan of the Company or any acquired entity. The exercise price of an Option may be paid with cash or, according to methods determined by the Committee, with Common Stock or any other Employee Award the exerciser has owned for at least six months. Performance Awards may include more than one performance goal, and a performance goal may be based on one or more business criteria applicable to the grantee, the Company as a whole or one or more of the Company's business units and may include any of the following: increased revenue; net income; stock price; market share; earnings per share; return on equity or assets; or decreased costs or other liabilities.

     The Incentive Plan parameters respecting Employee Awards include the following:

         o an Option may be either an incentive stock option (an "ISO") that meets, or a nonqualified stock option (an "NSO") that does not meet, the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and, unless the Committee specifies otherwise, must have an exercise price of not less than the fair market value of a share of Common Stock on the date of grant;

         o the Committee must establish the performance goal or goals for each Performance Award prior to the earlier to occur of (1) 90 days after the commencement of the performance measurement period for that Award and (2) the elapse of 25% of that period, and in any event while it is substantially uncertain whether the goal or goals will be met (this limitation does not apply to Independent Contractor Awards); and

         o the Committee may not grant any Employee: (1) during any one-year period, (a) Options or SARs covering more than 250,000 shares of Common Stock or (b) Stock Awards covering or relating to more than 10,000 shares of Common Stock (the limitations referred to in this clause (1) being the "Stock-based Awards Limitations"); or (2) Cash Awards (including Performance Awards denominated in cash) having a value determined on the date of grant in excess of $1 million (these limitations do not apply to Independent Contractor Awards).

     We are currently developing a performance-based annual cash bonus program under the Incentive Plan. Participants in that program would be eligible to earn bonuses equal to specified percentages of their annual base salaries.

     NONEMPLOYEE DIRECTOR AWARDS. Nonemployee Director Awards will be granted either automatically or at the option of Nonemployee Directors in lieu of director's fees. On the closing of this offering, we will automatically grant each Nonemployee Director who is not an owner of a Founding Company NSOs to purchase 10,000 shares of Common Stock. In addition, on the first business day of the month following the date on which each annual meeting of our stockholders is held (each an "Annual Director Award Date"), we will automatically grant each Nonemployee Director NSOs to purchase 5,000 shares of Common Stock. The Board may increase subsequent annual Director Awards to not more than 15,000 shares. We will automatically grant to any person who first becomes a Nonemployee Director after the date this offering closes otherwise than by election at an annual meeting of stockholders, on the date of his or her election, NSOs to purchase the number of shares of Common Stock equal to the product of (1) 10,000 and (2) a fraction, the numerator of which is the number of days between the election of that Nonemployee Director and the next scheduled Annual Director Award Date (or, if that date then has not been scheduled, the date that is the first anniversary of the then immediately preceding Annual Director Award Date, if any) and the denominator of which is 365. For purposes of any Director Awards we grant prior to the scheduling of the 2000 annual meeting of stockholders, a date in the year 2000 approved by the Board will be deemed the initial Annual Director Award Date. Each NSO granted to Nonemployee Directors will:

         o   have a five-year term;

         o have an exercise price per share equal to the fair market value of a Common Stock share on the date of grant (the initial public offering price in the case of NSOs granted on the closing of this offering), which must be paid in full at the time of exercise to the extent exercised; and

         o become exercisable on the date that is 180 days after the date of grant.

If a Nonemployee Director resigns from the Board without the consent of a majority of the other directors, his or her NSOs may be exercised only to the extent they were exercisable on the resignation date.

     A Nonemployee Director may make an annual election to receive, in lieu of all or any portion of the director's fees he or she would otherwise receive in the next year (including both annual retainer fees, if any, and meeting fees), a restricted Stock Award covering a number of shares of Common Stock having a fair market value equal to the quotient obtained by dividing (1) the dollar amount of fees the Nonemployee Director elects to forego in the next year in exchange for restricted Stock Awards by (2) the fair market value of a share of Common Stock on the date of the election.

     OTHER PROVISIONS. If the Committee approves, payments in respect of Employee Awards may be deferred, either in the form of installments or a future lump-sum payment, by any Employee. At the discretion of the Committee, an Employee may be offered an election to substitute an Award for another Award or Awards of the same or different type.

     We will have the right to deduct applicable taxes from any Employee Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under the Incentive Plan, an appropriate amount of cash or number of shares of Common Stock, or combination thereof, for the payment of taxes. The Committee may (1) permit withholding to be satisfied by the transfer to USC of shares of Common Stock previously owned by the holder of the Employee Award for which withholding is required and (2) cause us to make a short-term or demand loan to any Employee or Independent Contractor to permit the payment of taxes required by law.

     The Board may amend, modify, suspend or terminate the Incentive Plan for the purpose of addressing any changes in legal requirements or for any other lawful purpose, except that no change that would impair the rights of any holder of an Award with respect to that Award may be made without the consent of that holder.

     If any subdivision, split or consolidation of outstanding shares of Common Stock, or any declaration of a stock dividend payable in shares of Common Stock, occurs, the Board will make appropriate adjustments to (1) the number of shares of Common Stock reserved under the Incentive Plan, (2) the number of shares of Common Stock covered by outstanding Awards in the form of Common Stock or units denominated in Common Stock, (3) the exercise or other price in respect of such Awards, (4) the appropriate fair market value and other price determinations for Awards in order to reflect such transactions, (5) the number of shares of Common Stock covered by Options automatically granted to Nonemployee Directors, (6) the number of shares covered by restricted Stock Awards automatically granted to Nonemployee Directors and (7) the Stock-based Awards Limitations.

     If any recapitalization or capital reorganization of USC, any consolidation or merger of USC with another corporation or entity, any adoption by USC of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends) occurs, the Board will make such adjustments or other provisions as it in its sole discretion may deem equitable, including adjustments to the amounts or other items referred to in clauses (2), (3), (4), (5), (6) and (7) of the immediately preceding paragraph, to give effect to such transaction. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board will be authorized in its sole discretion, to (1) issue or assume Awards by means of substitution of new Awards for previously issued Awards or to assume previously issued Awards as part of such adjustment, (2) make provision, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, Awards and the termination of options that remain unexercised at the time of such transaction or (3) provide for the acceleration of the vesting and exercisability of Options and the cancellation thereof in exchange for such payment as the Board in its sole discretion determines is a reasonable approximation of the value thereof.

     TAX IMPLICATIONS OF AWARDS. The following summarizes the United States federal income tax consequences to Employees, Nonemployee Directors and USC as a result of the grant and exercise of

Awards under the Incentive Plan. It does not address the consequences of the Incentive Plan under any other tax laws.

     No grant of any Option or SAR will constitute realized taxable income to the grantee. Each exerciser of an SAR or NSO will (1) recognize ordinary income in an amount equal to the excess of (a) the amount of cash and the fair market value of the Common Stock received over (b) the exercise price (if any) paid therefor and (2) generally have a tax basis in any shares of Common Stock received pursuant to the exercise of an SAR or the cash exercise of an NSO which equals the fair market value of those shares on the date of exercise.

     An Employee will not have taxable income as a result of exercising an ISO, but the excess of the fair market value of the shares of Common Stock received on that exercise ("ISO Stock") over the exercise price may cause the Employee to incur alternative minimum tax ("AMT"). An Employee's payment of AMT attributable to an ISO exercise would be allowed as a credit against his regular tax liability in a later year to the extent his regular tax liability exceeds his AMT for that year.

     On the disposition of ISO Stock that has been held for the requisite holding period (generally, at least two years from the date of grant and one year from the date of exercise of the ISO), the Employee generally will recognize capital gain (or loss) equal to the difference between the amount he received in the disposition and the amount he paid as the exercise price for the ISO Stock. If an Employee disposes of ISO Stock he has not held for the requisite holding period (a "disqualifying disposition"), he will (1) recognize ordinary income to the extent that the fair market value of the ISO Stock at the time of exercise of the ISO (or, if less, the amount realized in the case of an arm's-length disqualifying disposition to an unrelated party) exceeds the amount he paid as the exercise price for such ISO Stock and (2) recognize capital gain to the extent the amount realized in the disqualifying disposition exceeds the fair market value of the ISO Stock on the exercise date. If the exercise price paid for the ISO Stock exceeds the amount realized in the disqualifying disposition (in the case of an arm's-length disposition to an unrelated party), that excess generally would constitute a capital loss.

     Under current rulings, if an Option holder uses shares of Common Stock he already owns (other than ISO Stock he has not held for the requisite holding period) to pay all or any part of the exercise price of that Option, (1) he will recognize income respecting the Common Stock he receives as described above, (2) no additional gain will be recognized as a result of the transfer of shares used as payment and (3) shares so received, up to the number of shares so used, will have a tax basis that equals, and a holding period that includes, the tax basis and holding period of the shares of Common Stock surrendered in satisfaction of that exercise price. Any additional shares of Common Stock received on exercise will have a tax basis that equals the amount of cash (if any) paid by the exerciser.

     When cash is paid or first made available to the recipient of a Cash Award or Performance Award, that cash will constitute ordinary compensation income to the recipient which is taxable at that time. When Common Stock is delivered pursuant to a Stock Award or a Performance Award, or when Common Stock or cash is delivered pursuant to a Stock Award denominated in units of Common Stock, the recipient generally will recognize ordinary compensation income at that time which is equal to the amount received (that amount being, in the case of Common Stock, its fair market value when received), except that: if an Incentive Plan participant receives Common Stock pursuant to a Stock Award or Performance Award and that stock then is both nontransferable and subject to a substantial risk of forfeiture, the participant may elect to recognize ordinary compensation income equal to the then fair market value of the stock received or to defer such recognition until such time, if ever, as the stock received first becomes both transferable and no longer subject to a substantial risk of forfeiture, at which time the participant would recognize ordinary compensation income equal to the fair market value at that time of the stock previously received. If dividends are paid or accrued on Common Stock included in a Stock Award or Performance Award prior to the time the recipient of that Award recognizes ordinary compensation income in respect of that stock, those dividends will be taxable as compensation income rather than as dividend income. The tax basis of Common Stock an Incentive Plan participant receives pursuant to a Stock Award or Performance Award will be the amount the participant recognizes as compensation income in respect of that stock, and the holding period of that stock will begin on the date of that recognition.

     When an Employee recognizes compensation income from the exercise of an SAR or NSO or in respect of Common Stock, cash or other property received pursuant to a Cash Award, Performance Award or Stock Award, he will be subject to withholding by USC for federal (and generally for state and local) income tax at that time.

     Subject to the Code limitations described below, we (or one of our subsidiaries) generally will be entitled to a deduction for federal income tax purposes which corresponds as to amount and timing with the compensation income realized by Incentive Plan participants relating to Awards made to them. The Code limits deductions to amounts constituting both reasonable compensation for services rendered or to be rendered and ordinary, necessary business expenses. Code Section 280G, which disallows deductions of amounts constituting excess parachute payments made or deemed made in connection with a change in control of an employer, and Code Section 162(m), which generally limits to $1 million the deductibility of compensation paid to certain employees of USC in any one taxable year, could limit the ability of USC (or a subsidiary) to deduct amounts taxable as compensation income to Incentive Plan participants. In the case of performance-based compensation, exceptions to Code Section 162(m) currently apply if certain requirements are met. USC intends generally to satisfy these requirements in connection with the grant and payment of performance-based Awards (including certain Options and SARS), but no assurance can be given USC will be able to satisfy these requirements in all cases and USC may, in its sole discretion, determine in one or more cases that it is in its best interests not to satisfy these requirements even if it is able to do so.

OTHER PLANS

     We intend to adopt deferred compensation, supplemental disability, supplemental life and retirement or other benefit or welfare plans in which our executive officers will be eligible to participate.

                              CERTAIN TRANSACTIONS

ORGANIZATION OF THE COMPANY

     We issued and sold 200 shares of Common Stock in October 1997 to Main Street for $10.00 per share. Mr. Foster, our Chairman of the Board, is a Managing Director of Main Street. In December 1998, we issued and sold 20 shares of Common Stock to Mr. Martineau and 15 shares of Common Stock to Mr. Harlan (and his family trust), in each case for $10 per share. As a result of a March 1999 10,000-for-1 stock split of all these shares and a subsequent reclassification of Main Street's shares as a share of our Class A Common Stock, Main Street now owns one share of Class A Common Stock and Messrs. Martineau and Harlan (and his family trust) own 200,000 and 150,000 shares, respectively, of the Common Stock. The share of Class A Common Stock automatically will convert into 1,602,255 shares of Common Stock before this offering closes.

     In March 1999, following the stock split, we issued 801,000 shares of Common Stock to American Ready-Mix, L.L.C. ("American Ready-Mix"), a company formed by Auburn Capital, L.L.C. and National Acquisition Services, L.L.C., for nominal consideration. Eugene P. Martineau, our chief executive officer and a director of USC, and Murray S. Simpson, who will become a director of USC when this offering closes, each own an equity interest in American Ready-Mix. We issued 50,000 shares to Charles Sommer in March 1999 for nominal consideration. As a result of these issuances, Messrs. Martineau, Harlan and Sommer, Main Street and American Ready-Mix collectively will own 17.9% of the total shares outstanding immediately after our initial aquisitions and this offering close.

     Since August 1998, Main Street has advanced funds to enable us to pay our expenses in connection with our efforts to effect our initial acquisitions and this offering. At March 16, 1999, these advances totaled $830,000. The note evidencing these advances bears interest at the rate of 6% per annum. Our estimated expenses of this offering ($3.0 million) include these advances, and we will repay them, plus accrued interest, from our gross proceeds from this offering.

     Concurrently with the closing of this offering, we will close our initial acquisitions. The aggregate consideration we will pay for these acquisitions at that time consists of (1) approximately $23.3 million in cash and (2) 8,985,288 shares of Common Stock. We also will assume all the indebtedness of the Founding Companies (which totaled approximately $19.2 million as of December 31, 1998 on a pro forma basis), all of which we will either repay with a portion (approximately $3.7 million) of our net proceeds from this offering or refinance with our initial borrowings under our credit facility.

     The following table sets forth the consideration we will pay to purchase each of the Founding Companies, excluding additional amounts that may become due as a result of post-closing adjustments:

                                                        SHARES OF
                                          CASH(1)      COMMON STOCK
                                        -----------    ------------
                                          (DOLLARS IN THOUSANDS)
Central..............................     $ 3,888        3,120,130
Walker's.............................       6,331        2,234,339
Bay Cities...........................       8,602        1,871,310
Opportunity..........................       1,430        1,034,291
Baer.................................       1,200          423,529
Santa Rosa...........................       1,861          301,689
                                        -----------    ------------
                                          $23,312        8,985,288

------------

(1) Excludes possible increases and decreases as a result of working capital adjustments. In the case of each of Central, Walker's, Bay Cities and Opportunity, we have agreed that if that Founding Company has working capital when this offering closes which (1) exceeds a specified minimum and
    (2) includes cash and cash equivalents that also exceed a specified minimum, we will pay that Founding Company's owners additional cash consideration in an amount equal to the lesser of that excess in cash or cash equivalents or the following amount: Central -- $3.7 million; Walker's -- $2.5 milion; Bay Cities -- $2.6 million; and Opportunity -- $1.0 million. Also excludes, in the case of Baer, approximately $600,000 its former owner will use immediately after this offering closes to purchase for cash at no more than their respective fair market values life insurance policies, notes owed by his family members and other assets.

     Central, Opportunity and Santa Rosa are S corporations. Before this offering closes, they will make distributions in cash or other assets or short-term notes to their owners in amounts equal to the balances of their retained earnings on which those owners have paid or will pay income taxes, including 1999 earnings. At December 31, 1998, those balances were as follows:
Central -- $8.7 million; Opportunity -- $2.5 million; and Santa Rosa -- $0.7 million. Also, before this offering closes, Central will distribute assets having a total book value of approximately $1.1 million to it owners.

     Also, before this offering closes, Central will distribute assets having a total book value of approximately $1.1 million to its owners.

     We negotiated the purchase price we will pay for each Founding Company through arm's-length negotiations between us and one or more owners or representatives of that Founding Company. We used the same general valuation methodology to determine the purchase price we were willing to pay for each Founding Company.

     The closing of each Acquisition is subject to customary conditions, including, among others: (1) the continuing accuracy of the representations and warranties made by the applicable Founding Company, its stockholders and us; (2) the performance of each of their respective covenants in their acquisition agreement includes; and (3) the absence of any legal action or proceeding reasonably likely to result in a material adverse change in the business, results of operations or financial condition of the Founding Company prior to the closing date.

     When this offering closes, some of the Founding Companies will have indebtedness outstanding which their owners have personally guaranteed or which they owe to their owners. We intend to use a portion of our net proceeds from this offering and borrowings under the Credit Facility to repay substantially all that indebtedness.

     In the acquisition agreements, all principal owners of each of the Founding Companies have agreed not to compete with us for a period of five years commencing on the date this offering closes.

     In connection with the acquisitions, we will grant registration rights to former stockholders of the Founding Companies. See "Shares Eligible for Future Sale."

ACQUISITIONS INVOLVING CERTAIN DIRECTORS, OFFICERS AND STOCKHOLDERS

     Persons who will become our directors, executive officers or beneficial owners of 5% or more of our Common Stock will receive the following consideration in the acquisitions for their equity interests in the Founding Companies, excluding additional amounts that may become due as a result of post-closing adjustments:

                                                    SHARES OF
                NAME                     CASH      COMMON STOCK
-------------------------------------  ---------   ------------
William T. Albanese(1)...............  $   1,637     1,313,575
Thomas J. Albanese(2)................      1,637     1,313,575
Michael D. Mitschele(3)..............      1,200       423,529
Gloria Satterfield...................      4,126       897,667
Murray S. Simpson(4).................        327       233,760
Neil J. Vannucci.....................      4,126       897,667
Robert S. Walker(5)..................      6,331     2,234,339
                                       ---------   ------------
     Total...........................  $  19,384     7,314,112
                                       =========   ============

------------

(1) Includes amounts deemed beneficially received by Mr. Albanese as co-trustee of the William T. Albanese 1981 Trust.


(2) Includes amounts deemed beneficially received by Mr. Albanese as co-trustee of the Thomas J. Albanese Trust, as amended.

(3) Excludes approximately $600,000 in cash Mr. Mitschele will use immediately after this offering closes to purchase life insurance policies and other assets from Baer. See "--Real Estate and Other Transactions."

(4) Includes (i) 116,880 shares deemed beneficially received by Mr. Simpson's wife as trustee of the MSS 1998 GRAT, (ii) 116,880 shares deemed beneficially received by Mr. Simpson as trustee of the

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

    CSS 1998 GRAT and (iii) 68,085 shares deemed beneficially received through Mr. Simpson's and his family's ownership in American Ready-Mix.

(5) Includes amounts deemed beneficially received by Mr. Walker as co-trustee of the Walker Family Trust and as general partner of Karob Investment Co., L.P.

REAL ESTATE AND OTHER TRANSACTIONS

     When this offering closes, we will enter into new facilities lease arrangements (and in some cases, extend existing lease arrangements) with stockholders (or affiliates thereof) of Central and Baer. Those leases generally will provide for initial lease terms of 15 to 20 years, with one or more extension options we may exercise. The following summarizes the initial annual rentals to be paid to the stockholders (or affiliates thereof) of the indicated Founding Companies during the initial lease terms:

                                        NUMBER OF      AGGREGATE
FOUNDING COMPANY                        FACILITIES   ANNUAL RENTALS
-------------------------------------   ---------    --------------
     Central.........................      2            $272,400
     Baer............................      2             228,000

     We believe the consideration to be paid under each of the leases described above is at fair market rates. William T. Albanese, an owner of Central, and Michael D. Mitschele, the owner of Baer, will become members of our Board of Directors when this offering closes.

     In January 1999, Central distributed to its stockholders one of the facilities we will lease from them. The facility has a carrying value of approximately $1.1 million at the time of distribution.

     Central purchases aggregates and related services from time to time from a company in which two trusts of which William T. Albanese and Thomas J. Albanese are co-trustees. Central's purchases from this company totaled $81,000 in 1996, $104,000 in 1997 and $274,000 in 1998. We expect to continue these purchases on customary terms.

     Walker's, one of the Founding Companies, historically has used a company Robert S. Walker owns for raw materials trucking services. Walker's paid this company $293,000 in 1996, $657,000 in 1997 and $772,000 in 1998 for these hauling services. We believe the financial and other terms pursuant to which this company performs these services are fair and substantially equivalent to terms we could obtain from an unaffiliated third party. We expect to continue this arrangement following the closing of this offering. Mr. Walker will become one of our directors when this offering closes.

     Bay Cities sells materials from time to time to a contracting company in which Gloria Satterfield, an owner of Bay Cities, has a 50% ownership interest. Its sales to this company totaled $157,000 in 1996, $62,000 in 1997 and $87,000 in 1998. At December 31, 1998, Bay Cities had an outstanding account receivable from this company in the amount of $309,000 which we expect Bay Cities will collect before this offering closes. Bay Cities may continue to make sales to this company on customary terms.

     Immediately following the closing of this offering, Michael D. Mitschele, the current owner of Baer, will use approximately $600,000 of his cash proceeds from our acquisition of Baer to purchase from Baer life insurance policies, notes owed by his family members and other assets at no more than their respective fair market values (which we estimate will total approximately $600,000). Mr. Mitschele will become one of our directors when this offering closes.

COMPANY POLICY

     Except as we describe above, in the future, we expect any transactions with our directors, officers, employees or affiliates will be minimal and will, in any case, be approved by a majority of our Board, including a majority of its disinterested members.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows the beneficial ownership of our Common Stock immediately after this offering closes of: (1) each person who then will beneficially own more than five percent of the shares of our Common Stock then outstanding; (2) each of our executive officers; (3) each person who then will be one of our directors; and (4) all of our directors and executive officers as a group.

                                            SHARES TO BE
                                         BENEFICIALLY OWNED
                                       ----------------------
          BENEFICIAL OWNER               NUMBER       PERCENT
-------------------------------------  -----------    -------
Robert S. Walker(1)..................    2,234,339      14.3%
Main Street Merchant Partners II,
  L.P................................    1,602,255      10.2%
Vincent D. Foster(2).................    1,602,255      10.2%
Thomas T. Albanese(3)................    1,313,575       8.4%
William T. Albanese(4)...............    1,313,575       8.4%
Gloria Satterfield...................      897,667       5.7%
Neil J. Vannucci.....................      897,667       5.7%
American Ready-Mix L.L.C. ...........      801,000       5.1%
Michael D. Mitschele.................      423,529       2.7%
Murray S. Simpson(5).................      301,845       1.9%
Eugene P. Martineau(6)...............      300,000       1.9%
Michael W. Harlan(7).................      150,000      *
Charles W. Sommer....................       50,000      *
John R. Colson(8)....................       25,000      *
Peter T. Dameris(8)..................       25,000      *
Directors and executive officers as a
  group (11 persons).................    7,323,210      46.8%

------------

 *  Less than one percent.

(1) Includes amounts deemed beneficially received by Mr. Walker as co-trustee of the Walker Family Trust and as general partner of Karob Investment Co., L.P.

(2) Includes 1,602,255 shares issued to Main Street Merchant Partners, II, L.P. of which Mr. Foster is a managing director.

(3) Includes amounts deemed beneficially received by Mr. Albanese as co-trustee of the Thomas J. Albanese Trust.

(4) Includes amounts deemed beneficially received by Mr. Albanese as co-trustee of the William T. Albanese 1981 Trust.

(5) Includes (i) 116,880 shares deemed beneficially owned by Mr. Simpson's wife as trustee of the MSS 1998 GRAT, (ii) 116,880 shares deemed beneficially owned by Mr. Simpson as trustee of the CSS 1998 GRAT and (iii) 68,085 shares deemed beneficially owned by Mr. Simpson through his family's ownership in American Ready-Mix, L.L.C. Mr. Simpson disclaims beneficial ownership of all 301,845 shares.

(6) Includes 100,000 shares owned by American Ready-Mix L.L.C., of which Mr. Martineau owns a 12.5% interest.

(7) Includes 50,000 shares owned by Michael Harlan, as trustee of the Michael and Bonnie Harlan 1996 Trust.

(8) Shares shown do not include shares that Messrs. Colson and Dameris intend to acquire directly from the underwriters in connection with this offering.

     Except as otherwise indicated, the address of each person listed in the above table is U.S. Concrete, Inc., 1360 Post Oak Blvd., Suite 800 Houston, Texas 77056. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

                        SHARES ELIGIBLE FOR FUTURE SALE

     The market price of our Common Stock could drop because of sales of a large number of shares in the open market after this offering or the perception that those sales could occur. These factors also could make it more difficult for us to raise funds through future offerings of Common Stock.

     When this offering closes, 15,638,543 shares of Common Stock will be outstanding. The public may freely trade the shares we sell in this offering. We have not registered our remaining outstanding shares under the Securities Act, and their holders may resell them only following their effective registration under the Securities Act or pursuant to an available exemption from the Securities Act's registration requirements.

     Holders of our currently outstanding shares and those to whom we issue shares in connection with our initial acquisitions generally will be able to
sell these shares in the open market beginning in       , 2000 if they comply
with Securities Act Rule 144. From that time and until           , 2001, Rule
144 generally will permit holders of these shares to sell any number of shares that does not exceed the greater of the following within any three-month period:

         o 1% of the then outstanding shares (156,385 shares immediately on closing of this offering); and

         o the average weekly trading volume during a preceding period of four calendar weeks.

Beginning in       , 2001, these volume limitations will not apply to holders of these shares who are not, at the time of sale or at any time during the preceding three months, our affiliates.

     It is possible that the Securities and Exchange Commission (the "SEC") will amend Rule 144 to permit holders of our unregistered shares to sell them sooner and in larger amounts than Rule 144 currently permits.

     For a period of 180 days following the date of this prospectus (the "Lockup Period"), we may issue shares of Common Stock in connection with acquisitions or pursuant to Incentive Plan Awards or the warrant we refer to below, but otherwise we may not issue any shares without the prior written consent of Scott & Stringfellow, Inc.

     Our executive officers, directors and current stockholders and the owners of the Founding Companies have agreed with us that they will not sell any shares of Common Stock they own when this offering closes for a period of one year following that closing. After that time, they may exercise "piggyback" registration rights we have granted them which would enable them to sell those shares, generally at our expense, as a part of any public offering we register under the Securities Act to sell additional unissued shares of Common Stock. We may limit the number of shares we have to register on behalf of these holders in any offering if the managing underwriter or our financial advisor determines that market conditions so require.

     We intend to register 3,000,000 shares of Common Stock under the Securities Act shortly after this offering closes for issuance in connection with future acquisitions. Pursuant to Securities Act Rule 145, the volume limitations and certain other requirements of Rule 144 will apply to resales of these shares by affiliates of the businesses we acquire for a period of one year from the date of their acquisition (or such shorter period as the SEC may prescribe). Otherwise holders of these shares who are not our affiliates could resell these shares without restriction in the open market unless we contractually restrict their sale, and sales of these shares during the Lockup Period would require the prior written consent of Scott & Stringfellow, Inc.

     When this Offering closes, we will have (1) Incentive Plan options outstanding to purchase up to a total of 1,150,000 shares of Common Stock and
(2) warrants outstanding to purchase up to 200,000 shares of Common Stock which we will issue to the representatives of the underwriters for this offering for services they will render through the date this offering closes. See "Underwriting." We will file a registration statement on Form S-8 under the Securities Act to register the shares of Common Stock we will issue pursuant to the Incentive Plan. Holders of these shares generally may resell them publicly, subject to the volume and other limitations of Rule 144 in the case of holders who are our affiliates.

                          DESCRIPTION OF CAPITAL STOCK

     When this offering closes, our restated certificate of incorporation (the "Charter") will authorize us to issue 40,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock"). At that time, we will have (1) issued 15,638,543 shares of Common
Stock (all of which then will be outstanding and nonassessable), (2) reserved 2,000,000 shares of Common Stock for issuance pursuant to all then outstanding options (consisting only of Incentive Plan options) and (3) reserved 200,000 shares of Common Stock for issuance pursuant to the warrant we will issue to the representatives of the underwriters for this offering for services they will render through the date this offering closes. We will not issue any shares of Preferred Stock before that time. Our Board does not presently intend to seek the approval of our stockholders before we issue any of our currently authorized stock, unless law or the applicable rules of any stock exchange or market otherwise require. We refer you to the Charter, which is an exhibit to the Registration Statement, which qualifies the following summary in its entirety by this reference.

COMMON STOCK

     Each share of Common Stock (1) has one vote in the election of each director and on other corporate matters (other than any matter that solely relates to the terms of any outstanding series of Preferred Stock or the number of shares of that series and does not affect the number of authorized shares of Preferred Stock or the powers, privileges and rights pertaining to the Common Stock), (2) affords no cumulative voting or preemptive rights and (3) is not convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund. Holders of Common Stock will be entitled to dividends in such amounts and at such times as our Board in its discretion may declare out of funds legally available therefor. See "Dividend Policy."

PREFERRED STOCK

     At the direction of our Board, we may issue shares of Preferred Stock from time to time. Subject to certain Charter provisions and applicable law, our Board may, without any action by holders of the Common Stock, (1) adopt resolutions to issue the shares in one or more classes or series, (2) fix the number of shares and change the number of shares constituting any class or series and (3) provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including dividend rights and rates, redemption terms and prices, repurchase obligations, conversion rights and liquidation preferences, of the shares constituting any class or series.

     We may issue shares of, or rights to purchase, Preferred Stock the terms of which might (1) discourage an unsolicited proposal to acquire us, (2) facilitate a particular business combination involving us or (3) adversely affect the voting power of holders of the Common Stock. Any such action could discourage a transaction that some or a majority of our stockholders might believe to be in their best interests or in which our stockholders might receive a premium for their stock over its then market price.

STOCKHOLDER RIGHTS PLAN

     Each share of Common Stock offered hereby includes one right ("Right") to purchase from us a unit consisting of one one-hundredth of a share (a "Fractional Share") of our Series A Junior Participating Preferred Stock, par value $.001 per share (the "Junior Participating Preferred Stock"), at a
purchase price of $       per Fractional Share, subject to adjustment in certain
events (the "Purchase Price"). We refer you to the Rights Agreement between a rights agent (the "Rights Agent") and us (the "Rights Agreement"), the form of which is an exhibit to the Registration Statement, which qualifies the following summary of the Rights in its entirety by this reference.

     Initially, (1) the Rights will attach to all certificates representing outstanding shares of Common Stock, including the shares we sell in this offering, and (2) we will not distribute separate certificates for the Rights ("Rights Certificates"). The Rights will separate from the Common Stock and a "Distribution Date" will, with certain exceptions, occur on the earlier of (1) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock (the date of the announcement being the "Stock Acquisition Date") or (2) 10 business days following the commencement of a tender offer or exchange offer that would result in a person's becoming an Acquiring Person. Our Board may defer the Distribution Date in some circumstances, and some inadvertent acquisitions will not result in a person's becoming an Acquiring Person if the person promptly divests itself of sufficient Common Stock. Until the Distribution Date, (1) Common Stock certificates will evidence the Rights, (2) the Rights will be transferable only with those certificates, (3) those certificates will contain a notation incorporating the Rights Agreement by reference and (4) the surrender for transfer of any of those certificates also will constitute the transfer of the Rights associated with the stock that certificate represents.

     The Rights are not exercisable until the Distribution Date and will expire
at the close of business on                , 2009, unless we earlier redeem or
exchange them as we describe below.

     As soon as practicable after the Distribution Date, the Rights Agent will mail Rights Certificates to holders of record of Common Stock as of the close of business on the Distribution Date and, from and after the Distribution Date, the separate Rights Certificates alone will represent the Rights. We will issue Rights with all shares of Common Stock we issue prior to the Distribution Date. We also will issue Rights with shares of Common Stock we issue after the Distribution Date pursuant to Incentive Plan Awards we grant prior to the Distribution Date, any other employee plan or arrangement we enter into prior to the Distribution Date or to the exercise, conversion or exchange of securities, options, rights or warrants we issue prior to the Distribution Date. Except as our Board may determine otherwise, we will not issue Rights with any other shares of Common Stock we issue after the Distribution Date.

     In the event (a "Flip-In Event") that a person becomes an Acquiring
Person (except pursuant to a tender or exchange offer for all outstanding shares of Common Stock at a price and on terms that a majority of the independent members of the Board determines to be fair to and otherwise in the best interests of USC and its stockholders (a "Permitted Offer")), each holder of a Right will thereafter have the right to receive, on exercise of that Right, a number of shares of Common Stock (or, in certain circumstances, cash, property or other securities of USC) having a Current Market Price (as defined in the Rights Agreement) equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of any Triggering Event (as defined below), all Rights that are, or (under the circumstances the Rights Agreement specifies) were, beneficially owned by an Acquiring Person (or by certain related parties) will be null and void in the circumstances the Rights Agreement specifies. Rights will not become exercisable following the occurrence of any Flip-In Event until such time as we may no longer redeem them as we describe below.

     In the event (a "Flip-Over Event") that, at any time from and after the time an Acquiring Person becomes such, (1) we are acquired in a merger or other business combination transaction (other than certain mergers that follow a Permitted Offer) or (2) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights that previously have become void as we describe above) shall thereafter have the right to receive, on exercise of such Right, a number of shares of common stock of the acquiring company having a Current Market Price equal to two times the exercise price of the Right. We refer to Flip-In Events and Flip-Over Events collectively as "Triggering Events."

     The number of outstanding Rights associated with a share of Common Stock, or the number of Fractional Shares of Junior Participating Preferred Stock issuable on exercise of a Right and the Purchase Price, are subject to adjustment in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Stock occurring prior to the Distribution Date. The Purchase Price payable, and the number of Fractional Shares of Junior Participating Preferred Stock or other securities or property issuable, on exercise of the Rights are subject to adjustment from time to time to prevent dilution in the event of some transactions affecting the Junior Participating Preferred Stock.

     With some exceptions, the Rights Agreement will not require us to adjust the Purchase Price until cumulative adjustments amount to at least 1% of the Purchase Price. It also will not require us to issue fractional shares of Junior Participating Preferred Stock that are not integral multiples of a Fractional Share and, in lieu thereof, we will make a cash adjustment based on the market price of the Junior Participating

Preferred Stock on the last trading date prior to the date of exercise. Pursuant to the Rights Agreement, we reserve the right to require prior to the occurrence of a Triggering Event that, on any exercise of Rights, a number of Rights must be exercised so that we will issue only whole shares of Junior Participating Preferred Stock.

     At any time until 10 days following the first date of public announcement of the occurrence of a Flip-In Event, we may redeem the Rights in whole, but not in part, at a price of $.01 per Right, payable, at our option, in cash, shares of the Common Stock or such other consideration as our Board may determine. Immediately on the effectiveness of the action of the Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights as such will be to receive the $.01 redemption price.

     At any time after the occurrence of a Flip-In Event and prior to a person's becoming the beneficial owner of 50% or more of the shares of Common Stock then outstanding or the occurrence of a Flip-Over Event, we may, at our option, exchange the Rights (other than Rights owned by an Acquiring Person or an affiliate or an associate of an Acquiring Person, which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, and/or other equity securities we deem to have the same value as one share of Common Stock, per Right, subject to adjustment.

     During the time we may redeem the Rights, we may, at the direction of our Board, amend any of the provisions of the Rights Agreement other than the redemption price. Thereafter, we may amend the provisions of the Rights Agreement (other than the redemption price) only (1) to cure any ambiguity, defect or inconsistency, (2) to make changes that do not materially adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person) or (3) to shorten or lengthen any time period under the Rights Agreement; provided, however, that we cannot lengthen the time period governing redemption at such time as the Rights are not redeemable. Until a Right is exercised, the holder thereof, as such, will have no rights to vote or receive dividends or any other rights as a stockholder of USC.

     The Rights will have certain antitakeover effects. They will cause substantial dilution to any person or group that attempts to acquire the Company without the approval of our Board. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire us, even if that acquisition may be favorable to the interests of our stockholders. Because our Board can redeem the Rights or approve a Permitted Offer, the Rights should not interfere with a merger or other business combination the Board approves. We are issuing the Rights to protect our stockholders from coercive or abusive takeover tactics and to afford our Board more negotiating leverage in dealing with prospective acquirers.

STATUTORY BUSINESS COMBINATION PROVISION

     As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law (the "DGCL"). Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a Delaware corporation's outstanding voting stock or any affiliate or associate of such person) from engaging in a broad range of "business combinations" with the corporation for three years following the date that person became an interested stockholder unless:

         o before that person became an interested stockholder, the board of directors of the corporation approved the transaction in which that person became an interested stockholder or approved the business combination;

         o on consummation of the transaction that resulted in that person's becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

         o following the transaction in which that person became an interested stockholder, both the board of directors of the corporation and the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by that person approve the business combination.

Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed those directors by a majority of those directors approve or do not oppose that extraordinary transaction.

OTHER MATTERS

     Delaware law authorizes Delaware corporations to limit or eliminate the personal liability of their directors to them and their stockholders for monetary damages for breach of a director's fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations Delaware law authorizes, directors of Delaware corporations are accountable to those corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables Delaware corporations to limit available relief to equitable remedies such as injunction or rescission. The Charter limits the liability of our directors to us or our stockholders to the fullest extent Delaware law permits, and no member of our Board will be personally liable for monetary damages for breach of the member's fiduciary duty as a director, except for liability:

         o for any breach of the member's duty of loyalty to us or our stockholders;

         o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         o for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

         o for any transaction from which the member derived an improper personal benefit.

This Charter provision could have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter our stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited our stockholders and us. Our Bylaws provide indemnification to our officers and directors and certain other persons with respect to their conduct in various capacities, and we have entered into agreements with each of our directors and executive officers which indemnify them to the fullest extent Delaware law and our Charter permit.

     Our Charter provides that our stockholders may act only at an annual or special meeting of stockholders and may not act by written consent. Our Bylaws provide that only the Chairman of the Board or a majority of the Board may call a special meeting of our Board or of our stockholders.

     Our Charter provides that our Board will consist of three classes of directors serving for staggered terms. We contemplate that stockholders will elect approximately one-third of the Board each year. Board classification could prevent a party who acquires control of a majority of our outstanding voting stock from obtaining control of our Board until the second annual stockholders' meeting following the date that party obtains that control.

     Our Charter provides that the number of directors will be as the Board determines from time to time, but will not be less than three. It also provides that directors may be removed only for cause (as it defines that term), and then only by the affirmative vote of the holders of at least a majority of all outstanding voting stock entitled to vote. This provision, in conjunction with the Charter provisions authorizing the

Board to fill vacant directorships, will prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

STOCKHOLDER PROPOSALS

     Our Bylaws contain advance-notice and other procedural requirements that apply to stockholder nominations of persons for election to the Board at any annual or special meeting of stockholders and to stockholder proposals that stockholders take any other action at any annual meeting. In the case of any annual meeting, a stockholder proposing to nominate a person for election to the Board or proposing that any other action be taken must give our corporate secretary written notice of the proposal not less than 90 days and not more than 120 days before the anniversary date of the immediately preceding annual meeting (subject to certain exceptions our Bylaws provide (1) respecting the 2000 annual meeting and (2) if the pending annual meeting date differs by more than specified periods from that anniversary date). If the Chairman of the Board or a majority of the Board call a special meeting of stockholders for the election of directors, a stockholder proposing to nominate a person for that election must give our corporate secretary written notice of the proposal not earlier than 120 days prior to that special meeting and not later than the last to occur of (1) 90 days prior to that special meeting or (2) the 10th day following the day we publicly disclose the date of the special meeting. Our Bylaws prescribe the specific information any advance written stockholder notice must contain. We refer to our Bylaws, which are an exhibit to the Registration Statement, which qualify the foregoing summary by this reference.

TRANSFER AGENT AND REGISTRAR

                             will serve as the Transfer Agent and Registrar for
the Common Stock.

                                  UNDERWRITING

     Scott & Stringfellow, Inc. and Sanders Morris Mundy Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions in the underwriting agreement by and between the underwriters and us, we agreed to sell to the underwriters and the underwriters have severally agreed to purchase from us the number of shares of Common Stock indicated below opposite their respective names, at the public offering price less the underwriting discount set forth on the cover page of this prospectus:

                                            NUMBER
              UNDERWRITER                  OF SHARES
----------------------------------------   ---------
Scott & Stringfellow, Inc...............
Sanders Morris Mundy Inc................



                                           ---------
     Total..............................   3,800,000
                                           =========

     The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, and that the underwriters are committed to purchase all the shares of Common Stock offered hereby if they purchase any. If an underwriter fails to keep its purchase commitment, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

     The shares of common stock are being offered by the underwriters, subject to prior sales, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

     The representatives have advised us that the underwriters propose initially to offer the Common Stock to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers at that price less
a concession of not more than $     per share. The underwriters may allow, and
such dealers may reallow, a discount of not more than $     per share to certain
other dealers. After the initial public offering, the representatives may change the public offering price and the other selling terms. The Common Stock is offered subject to receipt and acceptance by the underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

     We have granted an option to the underwriters, exercisable during the 30-day period after the date of this prospectus, to purchase up to a maximum of 570,000 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial shares to be purchased by the underwriters. To the extent the underwriters exercise that option, each of the underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as the number of shares to be purchased initially by that underwriter bears to the total number of shares to be purchased initially by all the underwriters.

     We have agreed to grant the representatives of the underwriters warrants to purchase an aggregate of 200,000 shares of our common stock at the initial public offering price. The managing underwriters may exercise the warrants at any time after the first anniversary of this offering. The warrants will expire on the third anniversary of this offering.

     The following table shows the per share and total public offering price, the underwriting discount we will pay to the underwriters and the proceeds we will receive. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment option.

                                                                     WITH
                                   PER SHARE     WITHOUT OPTION     OPTION
                                   ---------     --------------     ------
Public Offering Price...........    $                $              $
Underwriting Discount...........    $                $              $
Proceeds to USC.................    $                $              $

     We estimate our expenses of this offering (exclusive of the underwriting
discount) will be $       .

     Our executive officers and directors beneficially holding shares of common stock prior to the offering have agreed that during the 180-day period following the date of the prospectus, (the "Lock-Up Period") they will not (1) directly or indirectly, offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of common stock or any securities convertible into or exchangeable or exercisable for common stock or file any registration statement under the Securities Act with respect to any of the foregoing or (2) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the common stock or any securities convertible into or exercisable or exchangeable for common stock whether any such swap or transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, without the prior written consent of Scott & Stringfellow, Inc., on behalf of the Underwriters.

     We have agreed that, for a period of 180 days from the date of this prospectus we will not, without the prior written consent of Scott & Stringfellow, Inc., offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, Common Stock, except that we may issue shares of Common Stock
(1) in connection with acquisitions and (2) pursuant to awards under the Incentive Plan.

     The representatives have informed us that the underwriters do not expect to make sales of Common Stock offered by this prospectus to accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby.

     The underwriting agreement provides that we will indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the underwriters may be required to make in respect thereof.

     Prior to this offering, there has been no public trading market for the Common Stock. Consequently, the initial public offering price of the Common Stock will be determined by negotiations between the representatives and us. Among the factors they and we will consider in those negotiations are the operating histories of the Founding Companies viewed on a combined basis, the future prospects for the Company and the ready-mixed concrete industry, the present state of the Company's development, an assessment of the Company's management, the general condition of the economy and the securities markets at the time of this offering and the market prices of and demand for publicly traded common stock of comparable companies in recent periods.

     We have applied to have the Common Stock quoted on the Nasdaq National Market under the symbol "RMIX."

     Until the distribution of the Common Stock is completed, rules of the SEC may limit the ability of the underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock. If the underwriters create a short position in the Common Stock in connection with this offering, that is, if they sell more shares of Common Stock than are set forth on the cover page of this prospectus, the representatives may reduce that short position by purchasing Common Stock in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. The representatives may also impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase shares of Common Stock in the open market to reduce the underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of this offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security. Neither we nor any of the underwriters makes any representation or predictions as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Two shareholders and directors of Sanders Morris Mundy Inc. are limited partners in Main Street. The shares of Common Stock these two individuals beneficially own represent less than 1% of the Common Stock to be outstanding immediately after this offering closes. These two individuals purchased their limited partnership interests in Main Street in 1997.

                                 LEGAL MATTERS

     Certain legal matters in connection with the sale of the Common Stock offered hereby are being passed on for USC by Baker & Botts, L.L.P., Houston, Texas, and for the underwriters by Andrews & Kurth L.L.P., Houston, Texas.

                                    EXPERTS

     The audited financial statements of USC and each of the Founding Companies included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance on such reports given upon the authority of said firm as experts in accounting and auditing in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have not previously been subject to the reporting requirements of the Exchange Act. We have filed the Registration Statement on Form S-1 under the Securities Act with the SEC with respect to this offering. This prospectus does not contain all the information the Registration Statement sets forth, or the exhibits and schedules thereto, in accordance with the rules and regulations of the SEC, and we hereby refer to that omitted information. The statements this prospectus makes respecting the content of any contract, agreement or other document that is an exhibit to the Registration Statement are not necessarily complete, and we qualify them in their entirety by reference to those exhibits for complete statements of their provisions. Interested persons may (1) inspect the Registration Statement and the exhibits and schedules thereto, without charge, at the public reference facilities of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York 10048 and (2) obtain copies of all or any portion of the Registration Statement at prescribed rates from the Public Reference Section of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The SEC maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

     As a result of this offering, we will become subject to the full informational requirements of the Exchange Act. We will fulfill our obligations with respect to those requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports that will include a description of our operations and audited consolidated financial statements certified by an independent public accounting firm.

                         INDEX TO FINANCIAL STATEMENTS

                                        PAGE
                                        ----
Unaudited Pro Forma Combined
  Financial Statements
     Basis of Presentation...........    F-2
     Unaudited Pro Forma Combined
      Balance Sheet -- December 31,
      1998...........................    F-3
     Unaudited Pro Forma Combined
      Statement of
      Operations -- December 31,
      1998...........................    F-4
     Notes to Unaudited Pro Forma
      Combined Financial
      Statements.....................    F-5
Historical Financial Statements
  U.S. Concrete, Inc.
     Report of Independent Public
      Accountants....................   F-10
     Balance Sheets..................   F-11
     Statements of Operations........   F-12
     Statements of Stockholders'
      Equity.........................   F-13
     Statements of Cash Flows........   F-14
     Notes to Financial Statements...   F-15
  Central Concrete Supply Co., Inc.
     Report of Independent Public
      Accountants....................   F-19
     Balance Sheets..................   F-20
     Statements of Operations........   F-21
     Statements of Stockholders'
      Equity.........................   F-22
     Statements of Cash Flows........   F-23
     Notes to Financial Statements...   F-24
  Walker's Concrete, Inc.
     Report of Independent Public
      Accountants....................   F-32
     Balance Sheets..................   F-33
     Statements of Operations........   F-34
     Statements of Stockholders'
      Equity.........................   F-35
     Statements of Cash Flows........   F-36
     Notes to Financial Statements...   F-37
  Bay Cities Building Materials Co.,
     Inc. And Subsidiary
     Report of Independent Public
      Accountants....................   F-44
     Consolidated Balance Sheets.....   F-45
     Consolidated Statements of
      Operations.....................   F-46
     Consolidated Statements of
      Stockholders' Equity...........   F-47
     Consolidated Statements of Cash
      Flows..........................   F-48
     Notes to Financial Statements...   F-49
  Opportunity Concrete Corporation
     Report of Independent Public
      Accountants....................   F-55
     Balance Sheet...................   F-56
     Statement of Operations.........   F-57
     Statement of Stockholders'
      Equity.........................   F-58
     Statement of Cash Flows.........   F-59
     Notes to Financial Statements...   F-60
  Baer Concrete, Incorporated
     Report of Independent Public
      Accountants....................   F-66
     Balance Sheet...................   F-67
     Statement of Operations and
      Other Comprehensive Income.....   F-68
     Statement of Stockholders'
      Equity.........................   F-69
     Statement of Cash Flows.........   F-70
     Notes to Financial Statements...   F-71

                   U.S. CONCRETE, INC. AND FOUNDING COMPANIES
               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                             BASIS OF PRESENTATION

     The following unaudited pro forma combined financial statements give effect to (i) the acquisitions by U.S. Concrete, Inc. ("USC" or the "Company") of the outstanding capital stock of Central Concrete Supply Co., Inc.
("Central"), Walker's Concrete, Inc. ("Walker's"), Bay Cities Building
Materials Co., Inc. ("Bay Cities"), Opportunity Concrete Corporation ("Opportunity"), Baer Concrete, Incorporated ("Baer"), and R. G. Evans/Associates d/b/a Santa Rosa Cast Products Co. ("Santa Rosa") (together, the "Founding Companies"), and related transactions and (ii) the closing of USC's initial public offering (the "Offering"). The acquisitions of the Founding Companies (the "Acquisitions") will occur simultaneously with the closing of the Offering and will be accounted for using the purchase method of accounting. Central has been identified as the accounting acquirer for financial statement presentation purposes as its former stockholders will represent the largest voting interest within USC.

     The unaudited pro forma combined balance sheet gives effect to the Acquisitions, various other transactions and events, the Offering and application of the net proceeds, therefrom, and borrowings under the credit facility, as if they had occurred on December 31, 1998. The unaudited pro forma combined statement of operations gives effect to these transactions and events as if they had occurred on January 1, 1998.

     USC has preliminarily analyzed the savings that is expected to be realized from reductions in salaries, bonuses and certain benefits to the owners. To the extent the owners of the Founding Companies have contractually agreed to prospective reductions in salary, bonuses, benefits and lease payments, these reductions have been reflected in the unaudited pro forma combined statement of operations.

     USC expects that integration of the Founding Companies will present opportunities to realize cost savings through elimination of duplicative functions and the development of economies of scale. Management believes the Company should be able to (1) obtain greater discounts from suppliers, (2) borrow at lower interest rates, (3) consolidate insurance programs and (4) generate savings in other general and administrative areas. USC cannot quantify these savings until completion of the Acquisitions and expects that they will be substantially offset by USC's corporate management and administration costs associated with being a public company and the systems integration, upgrading and replacement. Because these costs cannot be adequately quantified at this time, they have not been included in the pro forma financial information of USC.

     The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that Company management deems appropriate and may be revised as additional information becomes available. Based on its initial assessment, management believes that the historical carrying value of the Founding Companies' assets and liabilities, with the exception of property, plant and equipment, will approximate fair value and that there are no other identifiable intangible assets to which any material purchase price can be allocated. Management is currently in the process of obtaining appraisals on certain property, plant and equipment of the Founding Companies and will revise the purchase price allocations, accordingly, when the appraisals are received. The pro forma financial data do not purport to represent what USC's financial position or results of operations would actually have been if such transactions in fact had occurred on those dates and are not necessarily representative of USC's financial position or results of operations for any future periods. Since the Founding Companies were not under common control or management, the pro forma combined financial statements should be read in conjunction with the historical financial statements and notes thereto of USC and certain of the Founding Companies included elsewhere in this Prospectus. See also "Risk Factors" included elsewhere herein.

                   U.S. CONCRETE, INC. AND FOUNDING COMPANIES

        UNAUDITED PRO FORMA COMBINED BALANCE SHEET -- DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                          USC     CENTRAL     WALKER    BAY CITIES   OPPORTUNITY     BAER     SANTA ROSA   COMBINED
                                       ---------  --------   ---------  ----------   -----------   ---------  ----------   --------
               ASSETS
Current assets:
  Cash and cash equivalents..........  $      --  $  4,213   $   1,805   $  2,642      $ 1,634     $   1,410   $     89    $11,793
  Trade accounts and notes
    receivable.......................         --    10,353       5,279      7,871          477         1,754        488     26,222
  Other receivables..................         --        --          97        309           27            50         --        483
  Inventories........................         --       792         212        124           72           104        280      1,584
  Prepaid expenses...................         --       833         228         15          134            30          8      1,248
  Other current assets...............         --       146          --        500            3            20         --        669
  Deferred tax asset.................         --        10         134         --           --            46         --        190
                                       ---------  --------   ---------  ----------   -----------   ---------  ----------   --------
    Total current assets.............         --    16,347       7,755     11,461        2,347         3,414        865     42,189
Property, plant and equipment, net...         --     9,138       8,414      5,494        2,060         3,518        148     28,772
Other assets, net....................        355     1,155         549        212           42           747          5      3,065
Goodwill.............................         --        --          --         --           --            --         --         --
                                       ---------  --------   ---------  ----------   -----------   ---------  ----------   --------
    Total assets.....................  $     355  $ 26,640   $  16,718   $ 17,167      $ 4,449     $   7,679   $  1,018    $74,026
                                       =========  ========   =========  ==========   ===========   =========  ==========   ========
           LIABILITIES AND
        STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term
    debt.............................  $      --  $  1,006   $     567   $    335      $   298     $     808   $     35    $ 3,049
  Line of credit.....................         --        --       3,005         --           --            --         --      3,005
  Payable to Founders................         --        --          --         --           --            --         --         --
  Accounts payable and accrued
    liabilities......................        553     7,910       3,715      8,877          509         1,747        188     23,499
                                       ---------  --------   ---------  ----------   -----------   ---------  ----------   --------
    Total current liabilities........        553     8,916       7,287      9,212          807         2,555        223     29,553
New credit facility..................         --        --          --         --           --            --         --         --
Long-term debt.......................         --     2,524         813      2,209          684         1,774         49      8,053
Deferred tax liability...............         --        46       1,101        706           69           482         --      2,404
Stockholders' equity
  Subscription receivable............         (2)       --          --         --           --            --         --         (2)
  Common stock.......................         --        70           4         41           14           137          1        267
  Additional paid-in capital.........      2,680       554          38         38            7            10         --      3,327
  Treasury stock.....................         --        --          --         --           --          (936)        --       (936)
  Retained earnings..................     (2,876)   14,530       7,475      4,961        2,868         3,657        745     31,360
                                       ---------  --------   ---------  ----------   -----------   ---------  ----------   --------
    Total stockholders' equity.......       (198)   15,154       7,517      5,040        2,889         2,868        746     34,016
                                       ---------  --------   ---------  ----------   -----------   ---------  ----------   --------
    Total liabilities and
      stockholders' equity...........  $     355  $ 26,640   $  16,718   $ 17,167      $ 4,449     $   7,679   $  1,018    $74,026
                                       =========  ========   =========  ==========   ===========   =========  ==========   ========

                                        PRO FORMA      PRO FORMA   POST MERGER        AS
                                       ADJUSTMENTS     COMBINED    ADJUSTMENTS     ADJUSTED
                                       -----------     ---------   -----------     ---------
               ASSETS
Current assets:
  Cash and cash equivalents..........   $ (11,793)a,d  $     --     $      --      $      --
  Trade accounts and notes
    receivable.......................          --        26,222            --         26,222
  Other receivables..................         (77)c         406            --            406
  Inventories........................          --         1,584            --          1,584
  Prepaid expenses...................          --         1,248            --          1,248
  Other current assets...............         (20)c         649            --            649
  Deferred tax asset.................          --           190            --            190
                                       -----------     ---------   -----------     ---------
    Total current assets.............     (11,890)       30,299            --         30,299
Property, plant and equipment, net...          --        28,772            --         28,772
Other assets, net....................      (2,664)c,d       401          (355)f           46
Goodwill.............................      73,047d       73,047            --         73,047
                                       -----------     ---------   -----------     ---------
    Total assets.....................   $  58,493      $132,519     $    (355)     $ 132,164
                                       ===========     =========   ===========     =========
           LIABILITIES AND
        STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term
    debt.............................   $  (3,049)     $     --     $      --      $      --
  Line of credit.....................      (3,005)           --            --             --
  Payable to Founders................      23,312b,d     23,312       (23,312)f           --
  Accounts payable and accrued
    liabilities......................        (551) d     22,948            --         22,948
                                       -----------     ---------   -----------     ---------
    Total current liabilities........      16,707        46,260       (23,312)        22,948
New credit facility..................      19,153d       19,153        (3,727) f      15,426
Long-term debt.......................      (8,053)d          --            --             --
Deferred tax liability...............          --         2,404            --          2,404
Stockholders' equity
  Subscription receivable............           2d           --            --             --
  Common stock.......................        (153)b,d       114            38e           152
  Additional paid-in capital.........      61,261a,b,d   64,588        26,646e,f      91,234
  Treasury stock.....................         936d           --            --             --
  Retained earnings..................     (31,360)a,c,d       --           --             --
                                       -----------     ---------   -----------     ---------
    Total stockholders' equity.......      30,686        64,702        26,684         91,386
                                       -----------     ---------   -----------     ---------
    Total liabilities and
      stockholders' equity...........   $  58,493      $132,519     $    (355)     $ 132,164
                                       ===========     =========   ===========     =========

  See accompanying notes to unaudited pro forma combined financial statements.

                   U.S. CONCRETE, INC. AND FOUNDING COMPANIES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                          USC     CENTRAL   WALKER    BAY CITIES    OPPORTUNITY     BAER     SANTA ROSA   COMBINED
                                       ---------  -------   -------   -----------   -----------   ---------  ----------   --------
SALES................................  $      --  $66,499   $41,615     $53,600       $16,180     $  11,973    $4,209     $194,076
COST OF GOODS SOLD...................         --   53,974    34,528      46,766        11,296         9,910     2,439      158,913
                                       ---------  -------   -------   -----------   -----------   ---------  ----------   --------
Gross profit.........................         --   12,525     7,087       6,834         4,884         2,063     1,770       35,163
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...........................      2,876    4,712     3,022       3,962         2,352         1,195     1,024       19,143
DEPRECIATION AND AMORTIZATION........         --      930       896         505           245           412        18        3,006
                                       ---------  -------   -------   -----------   -----------   ---------  ----------   --------
Income (loss) from operations........     (2,876)   6,883     3,169       2,367         2,287           456       728       13,014
OTHER INCOME
  (EXPENSE)..........................
  Interest income (expense),
     net.............................         --     (165)     (377)       (156)            8          (105)      (15)        (810)
  Other income, net..................         --       36       307         141            14           379        23          900
                                       ---------  -------   -------   -----------   -----------   ---------  ----------   --------
Income (loss) before provision for
  income taxes.......................     (2,876)   6,754     3,099       2,352         2,309           730       736       13,104
PROVISION FOR INCOME TAXES...........         --      100     1,262         962           187           307        12        2,830
                                       ---------  -------   -------   -----------   -----------   ---------  ----------   --------
                                       ---------  -------   -------   -----------   -----------   ---------  ----------   --------
NET INCOME (LOSS)....................  $  (2,876) $ 6,654   $ 1,837     $ 1,390       $ 2,122     $     423    $  724     $ 10,274
                                       =========  =======   =======   ===========   ===========   =========  ==========   ========
NET INCOME PER SHARE.................
SHARES USED IN COMPUTING PRO FORMA
  NET INCOME PER SHARE..

                                        PRO FORMA         AS
                                       ADJUSTMENTS     ADJUSTED
                                       -----------    ----------
SALES................................    $    --      $  194,076
COST OF GOODS SOLD...................         --         158,913
                                       -----------    ----------
Gross profit.........................         --          35,163
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...........................     (5,823)a,e      13,320
DEPRECIATION AND AMORTIZATION........      1,826b          4,832
                                       -----------    ----------
Income (loss) from operations........      3,997          17,011
OTHER INCOME
  (EXPENSE)..........................
  Interest income (expense),
     net.............................       (193)c        (1,003)
  Other income, net..................         --             900
                                       -----------    ----------
Income (loss) before provision for
  income taxes.......................      3,804          16,908
PROVISION FOR INCOME TAXES...........      4,776d          7,606
                                       -----------    ----------
                                       -----------    ----------
NET INCOME (LOSS)....................    $  (972)     $    9,302
                                       ===========    ==========
NET INCOME PER SHARE.................                 $     0.59
SHARES USED IN COMPUTING PRO FORMA
  NET INCOME PER SHARE..                              15,638,543f

  See accompanying notes to unaudited pro forma combined financial statements.

                   U.S. CONCRETE, INC. AND FOUNDING COMPANIES
           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1.  GENERAL:

     U.S. Concrete, Inc. was founded to create a leading provider of ready-mixed concrete and related services to the construction industry in major markets in the United States. USC has conducted no operations to date and will acquire the Founding Companies concurrently with and as a condition to the closing of this offering.

     The historical financial statements reflect the financial position and results of operations of the Founding Companies and were derived from the respective Founding Companies' financial statements. The periods included in these financial statements for the individual Founding Companies are as of and for the year ended December 31, 1998. The audited historical financial statements in this prospectus are included in accordance with Regulation S-X, Rule 3-05, promulgated by the Securities and Exchange Commission.

2.  ACQUISITIONS:

     Concurrently with and as a condition to the closing of this Offering, USC will acquire all of the outstanding capital stock of the Founding Companies. The acquisitions will be accounted for using the purchase method of accounting with Central being reflected as the accounting acquirer as its stockholders will represent the largest voting interest with USC.

     The following table sets forth the consideration to be paid (a) in cash and
(b) in shares of USC common stock ("Common Stock") to the common stockholders of each of the Founding Companies. For purposes of computing the estimated purchase price and resulting goodwill for accounting purposes, the value of shares was determined using the estimated fair value of $7.65 per share (or $44.9 million), which is less than the initial public offering price of $8.50 per share primarily because of the restrictions on the sale and transferability of the shares to be issued. The total estimated purchase price of $69.2 million for the acquisitions is calculated as follows: (a) cash -- $19.4 million, (b) value of shares -- $44.9 million, and (c) the remaining portion of the excess cash balances of $9.8 million at December 31, 1998, less the cash paid out in the S corporation Accumulated Adjustment Accounts ("AAA") distribution discussed in footnote 3a, which reduced the excess cash balances to be paid to $4.9 million. The estimated purchase price is based upon preliminary estimates and is subject to certain purchase price adjustments at and following closing. The table does not reflect (a) S corporation distributions of $1.2 million related to the cash surrender value of certain insurance policies, (b) S corporation distributions of the Accumulated Adjustment Accounts of $11.9 million, (c) C corporation distributions of the cash surrender value of certain insurance policies and other personal assets of $1.1 million, (d) excess cash balances at December 31, 1998, pursuant to post-closing adjustment provisions in the acquisition agreements, which we will remit to certain Founding Company owners as additional cash consideration payable in the Acquisitions and (e) approximately $600,000 one former owner will use immediately after this offering closes to purchase for cash at no more than their respective fair market values life insurance policies, notes owed by his family members and other assets. The additional cash consideration is subject to decrease, but not increase, if cash balances or working capital in the applicable Founding Companies fall below specified levels.

                                                  COMMON STOCK
                                       ----------------------------------
                                                                 VALUE OF
                                         CASH       SHARES        SHARES
                                       ---------  -----------    --------
                                             (DOLLARS IN THOUSANDS)
Walker's.............................  $   6,331    2,234,339    $ 17,093
Bay Cities...........................      8,602    1,871,310      14,316
Opportunity..........................      1,430    1,034,291       7,912
Baer.................................      1,200      423,529       3,240
Santa Rosa...........................      1,861      301,689       2,308
                                       ---------  -----------    --------
     Subtotal........................  $  19,424    5,865,158    $ 44,869
                                       ---------  -----------    --------
Central..............................  $   3,888    3,120,130    $ 23,869
                                       ---------  -----------    --------
     Total...........................  $  23,312    8,985,288    $ 68,738
                                       =========  ===========    ========

                   U.S. CONCRETE, INC. AND FOUNDING COMPANIES
   NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Additionally, the Common Stock issued to the original USC stockholders has been accounted for by the Company as a purchase transaction. For purposes of estimating the purchase price for accounting purposes, the value of the shares was determined using an estimated fair value of $7.65 per share (or $18.4 million) which is less than the initial public offering price of $8.50 per share due to restrictions on the sale and transferability of the shares issued.

     For purposes of the transactions discussed above, the Company utilized a $7.65 per share value for the Common Stock in calculating goodwill. These valuations reflect a 10% discount, from the initial public offering price, based on the lock-up agreement entered into by the stockholders of each Founding Company.

3.  UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS:

      (a) Records the (i) the payment of the distribution of the S corporation AAA of $11.9 million and (ii) elimination of these S corporation retained earnings balances. A portion of the S corporation AAA distributions will reduce the $9.8 million excess cash balances at December 31, 1998 to $4.9 million remaining excess cash to be distributed to the stockholders.

      (b) Records the liability for the cash portion of the consideration to be paid to Central, the accounting acquirer, and the combination of USC with Central.

      (c) Records the transfer of certain net non-operating assets to the Founding Companies prior to the Acquisition at a price equal to the net book value of such assets. Management believes that the historical carrying value of such net non-operating assets approximates fair value.

      (d) Records the purchase of the Founding Companies by USC consisting of payables to Founding Company stockholders of $19.4 million (to reflect the cash consideration payable to the Founding Companies excluding Central) and 5.9 million shares of Common Stock valued at $7.65 per share (or $44.9 million) and the remaining excess cash balance of $4.9 million to be paid to stockholders for a total estimated purchase price of $69.2 million resulting in excess purchase price of $54.8 million over the net assets acquired of $14.4 million. Additionally, records the 2.4 million shares of Common Stock, issued to the former USC stockholders valued at $7.65 per share (or $18.4 million) resulting in excess purchase price of $18.6 million over the net assets acquired and records the $0.5 million repayment of notes receivables from stockholders. Additionally, records the refinancing of $14.1 million of indebtedness of the Founding Companies, the $4.9 million payment to the Founding Companies of additional cash consideration and the payment of $0.5 million of acquisition costs with borrowings under the credit facility. Based on its initial assessment, management believes that the historical carrying value of the Founding Companies' assets and liabilities, with the exception of property, plant and equipment, will approximate fair value and that there are no other identifiable intangible assets to which any material purchase price can be allocated. Management is currently in the process of obtaining appraisals on certain property, plant and equipment of the Founding Companies and will revise the purchase price allocations accordingly when the appraisals are received. The following table reflects the assets acquired and liabilities to be assumed in our acquisitions.

                   U.S. CONCRETE, INC. AND FOUNDING COMPANIES
   NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                 ASSETS
Current assets:
     Cash and cash equivalents..........  $    7,580
     Trade accounts and notes
      receivable........................      15,869
     Other receivables..................         483
     Inventory..........................         792
     Prepaid expenses...................         415
     Other current assets...............         523
     Deferred tax asset.................         180
                                          ----------
          Total current assets..........      25,842
Property, plant and equipment, net......      19,634
Other assets, net.......................       1,555
                                          ----------
          Total assets..................  $   47,031
                                          ==========

              LIABILITIES
Current liabilities:
     Current portion of long-term
      debt..............................       2,043
     Line of credit.....................       3,005
     Accounts payable and accrued
      liabilities.......................      15,036
                                          ----------
                                              20,084
          Total current liabilities.....
Long term debt..........................       5,529
Deferred tax liability..................       2,358
                                          ----------
          Total liabilities.............  $   27,971
                                          ==========

 (e) Records the cash proceeds of $27.0 million from the issuance of shares of Common Stock net of estimated offering costs of $5.3 million. Offering costs primarily consist principally of underwriting discounts and commissions, accounting fees, legal fees and printing expenses.

 (f) Records (i) payment of the cash portion of the consideration to the stockholders of the Founding Companies (including Central) of $23.3 million and (ii) the repayment of $3.7 million of borrowings under the credit facility using the remaining proceeds from the Offering.

                   U.S. CONCRETE, INC. AND FOUNDING COMPANIES
   NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

The following table summarizes the unaudited pro forma combined balance sheet adjustments (in thousands):

                                                                                     PRO FORMA
                                           A          B          C          D       ADJUSTMENTS
                                       ---------  ---------  ---------  ---------   ------------
               ASSETS
Current assets --
    Cash and cash equivalents........  $ (11,868) $      --  $      --  $      75     $(11,793)
    Other receivables................         --         --        (77)        --          (77)
    Other current assets.............         --         --        (20)        --          (20)
                                       ---------  ---------  ---------  ---------   ------------
         Total current assets........    (11,868)        --        (97)        75      (11,890)
Other long-term assets...............         --         --     (2,164)      (500)      (2,664)
Goodwill.............................         --         --         --     73,047       73,047
                                       ---------  ---------  ---------  ---------   ------------
         Total assets................  $ (11,868) $      --  $  (2,261) $  72,622     $ 58,493
                                       =========  =========  =========  =========   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities --
    Current maturities of long-term
      debt...........................  $      --  $      --  $      --  $  (3,049)    $ (3,049)
    Line of credit...................         --         --         --     (3,005)      (3,005)
    Payables to Founders.............         --      3,888         --     19,424       23,312
    Accounts payable and accrued
      liabilities....................         --         --         --       (551)        (551)
                                       ---------  ---------  ---------  ---------   ------------
         Total current liabilities...         --      3,888         --     12,819       16,707
New credit facility..................         --         --         --     19,153       19,153
Long term debt.......................         --         --         --     (8,053)      (8,053)
Subscription receivable..............         --         --         --          2            2
Common stock.........................         --        (39)        --       (114)        (153)
Additional paid-in capital...........      5,120     (3,849)        --     59,990       61,261
Treasury stock.......................         --         --         --        936          936
Retained earnings....................    (16,988)        --     (2,261)   (12,111)     (31,360)
                                       ---------  ---------  ---------  ---------   ------------
         Total stockholders'
           equity....................    (11,868)    (3,888)    (2,261)    48,703       30,686
                                       ---------  ---------  ---------  ---------   ------------
         Total liabilities and
           stockholders' equity......  $ (11,868) $      --  $  (2,261) $  72,622     $ 58,493
                                       =========  =========  =========  =========   ============

                                            ADJUSTMENT
                                       --------------------   POST MERGER
                                           E          F       ADJUSTMENTS
                                       ---------  ---------   -----------
               ASSETS
Current assets --
    Cash and cash equivalents........  $  27,039  $ (27,039)   $      --
                                       ---------  ---------   -----------
         Total current assets........     27,039    (27,039)          --
Other long-term assets...............                  (355)        (355)
                                       ---------  ---------   -----------
         Total assets................  $  27,039  $ (27,394)   $    (355)
                                       =========  =========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities --
    Payables to Founders.............         --    (23,312)     (23,312)
                                       ---------  ---------   -----------
         Total current liabilities...         --    (23,312)     (23,312)
                                       ---------  ---------   -----------
New credit facility..................         --     (3,727)      (3,727)
Common stock.........................         38         --           38
Additional paid-in capital...........     27,001       (355)      26,646
                                       ---------  ---------   -----------
         Total stockholders'
           equity....................     27,039       (355)      26,684
                                       ---------  ---------   -----------
         Total liabilities and
           stockholders' equity......  $  27,039  $ (27,394)   $    (355)
                                       =========  =========   ===========

                   U.S. CONCRETE, INC. AND FOUNDING COMPANIES
   NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

4.  UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS:
      (a) Reflects the $3.5 million reduction in salaries, bonuses and benefits to the owners of the Founding Companies. These reductions in salaries, bonuses and benefits have been agreed to prospectively in accordance with the terms of employment agreements. Such employment agreements are primarily for three years, contain restrictions related to competition and provide severance for termination of employment in certain circumstances. Additionally, reflects reductions in expenses associated with certain non-operating assets that will be transferred to the Founding Companies prior to the Acquisitions.
      (b) Reflects the amortization of goodwill to be recorded as a result of these Acquisitions over a 40-year estimated life.
      (c) Reflects interest expense of $1.0 million on borrowings of $15.4 million necessary to fully fund the acquisition of the Founding Companies, net of interest savings of $1.2 million on $14.1 million of historical debt to be repaid using proceeds from the Offering, and the elimination of $0.4 million in interest income on excess cash distributed prior to the Acquisitions. The additional $1.0 million of interest expense was calculated utilizing an annual effective interest rate of 6.5%.
      (d) Reflects the incremental provision for federal and state income taxes at an approximate 40.6% overall tax rate before goodwill and other permanent items, relating to the other statement of operations adjustments and for income taxes on S corporation income not provided for in the historical financial statements.
      (e) Reflects the reversal of $2.7 million non-recurring, non-cash compensation charge by USC related to the issuance of 350,000 shares of Common Stock to management during 1998. An additional 50,000 shares of Common Stock was issued to management and 50,000 shares to two non-employee directors in March 1999. The historical financial statements of USC include a compensation charge representing the difference between the amounts paid for the shares issued to USC's management and their estimated value on the date of the sale as if the Acquisitions had occurred. This reversal is partially offset by a $330,000 charge for recurring contractual salaries of management.
      (f)  Includes: (i) 2,853,255 shares issued by USC prior to the Offering,
           (ii) 8,985,288 shares to be issued to the stockholders of the Founding Companies in connection with the Acquisitions, and (iii) 3,800,000 shares to be issued in connection with the Offering. Excludes (a) options to purchase an aggregate of 1,150,000 which USC expects to grant on consummation of this offering and (b) a warrant for 200,000 shares which USC will issue to the managing underwriters for this Offering for services it will render through the date this Offering closes.

     The following table summarizes unaudited pro forma combined statements of operations adjustments (in thousands):

                                                            ADJUSTMENTS
                                       -----------------------------------------------------    PRO FORMA
                                           A          B          C          D          E       ADJUSTMENTS
                                       ---------  ---------  ---------  ---------  ---------   -----------
Selling, general and administrative
  expenses...........................  $  (3,475) $      --  $      --  $      --  $  (2,348)    $(5,823)
Depreciation and amortization........         --      1,826         --         --         --       1,826
                                       ---------  ---------  ---------  ---------  ---------   -----------
Income from operations...............      3,475     (1,826)        --         --      2,348       3,997
     Interest income.................         --         --       (442)        --         --        (442)
     Interest expense................         --         --        249         --         --         249
                                       ---------  ---------  ---------  ---------  ---------   -----------
Interest, net........................         --         --       (193)        --         --        (193)
                                       ---------  ---------  ---------  ---------  ---------   -----------
Income before provision for income
  taxes..............................      3,475     (1,826)      (193)        --      2,348       3,804
Provision for income taxes...........         --         --         --      4,776         --       4,776
                                       ---------  ---------  ---------  ---------  ---------   -----------
Net income (loss)....................  $   3,475  $  (1,826) $    (193) $  (4,776) $   2,348     $  (972)
                                       =========  =========  =========  =========  =========   ===========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To U.S. Concrete, Inc.:

We have audited the accompanying balance sheets of U.S. Concrete, Inc., (a Delaware corporation), as of December 31, 1997 and 1998, and the related statements of operations, cash flows and stockholders' equity (deficit) for the period from inception (July 15, 1997) through December 31, 1997 and for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of U.S. Concrete, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from inception (July 15, 1997) through December 31, 1997 and for the year ended December 31, 1998, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
March 16, 1999

                              U.S. CONCRETE, INC.

                                 BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1998

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                        1997     1998
                                        ----   ---------
               ASSETS
CASH AND CASH EQUIVALENTS............   $ --   $      --
DEFERRED OFFERING COSTS..............     --         355
                                        ----   ---------
          Total assets...............   $ --   $     355
                                        ====   =========

LIABILITIES AND STOCKHOLDERS' EQUITY
ACCRUED LIABILITIES AND AMOUNTS DUE
  TO STOCKHOLDER.....................   $ --   $     553
STOCKHOLDERS' EQUITY:
     Preferred stock, $.001 par
      value, 5,000,000 authorized,
      none issued and outstanding....     --          --
     Class A Common stock, $.001 par
      value, one share authorized,
      issued and outstanding.........     --          --
     Common stock, $.001 par value,
      40,000,000 shares authorized, 0
      and 350,000 shares issued and
      outstanding, respectively......     --          --
     Receivable from stockholders....     (2)         (2)
     Additional paid-in capital......      2       2,680
     Retained deficit................     --      (2,876)
                                        ----   ---------
          Total stockholders' equity
            (deficit)................     --        (198)
                                        ----   ---------
          Total liabilities and
            stockholders' equity.....   $ --   $     355
                                        ====   =========

     Reflects a 10,000 for-one stock split effected in March 1999.




   The accompanying notes are an integral part of these financial statements.

                              U.S. CONCRETE, INC.

                            STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                            INCEPTION
                                         (JULY 15, 1997)
                                             THROUGH           YEAR ENDED
                                          DECEMBER 31,        DECEMBER 31,
                                              1997                1998
                                        -----------------     -------------
SALES................................         $  --              $    --
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...........................            --                2,876
                                              -----           -------------
     Loss Before Provision for Income
       Taxes.........................            --               (2,876)
     Provision for Income Taxes......            --                   --
                                              -----           -------------
NET LOSS.............................         $  --              $(2,876)
                                              =====           =============

   The accompanying notes are an integral part of these financial statements.

                              U.S. CONCRETE, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                           CLASS A                                                                        TOTAL
                                        COMMON STOCK         COMMON STOCK       RECEIVABLE    ADDITIONAL              STOCKHOLDERS'
                                     -------------------  -------------------      FROM         PAID-IN    RETAINED      EQUITY
                                      SHARES     AMOUNT    SHARES     AMOUNT   STOCKHOLDERS     CAPITAL     DEFICIT     (DEFICIT)
                                     --------    -------  --------    -------  -------------  -----------  ---------  -------------
BALANCE, INCEPTION (July 15, 1997).        --     $  --         --     $  --        $--         $    --          --       $  --
ISSUANCE OF SHARES.................         1        --         --        --         (2)              2          --          --
NET INCOME (LOSS)..................        --        --         --        --         --              --          --          --
                                     --------    -------  --------    -------       ---       -----------  ---------  -------------
BALANCE, December 31, 1997.........         1     $  --         --     $  --        $(2)        $     2     $    --       $  --
ISSUANCE OF ADDITIONAL SHARES TO
  MANAGEMENT.......................        --        --    350,000        --         --           2,678          --       2,678
NET LOSS...........................        --        --         --        --         --              --      (2,876)     (2,876)
                                     --------    -------  --------    -------       ---       -----------  ---------  -------------
BALANCE, December 31, 1998.........         1     $  --    350,000     $  --        $(2)        $ 2,680     $(2,876)      $(198)
                                     ========    =======  ========    =======       ===       ===========  =========  =============

Reflects a 10,000 for-one stock split effected in March 1999.

   The accompanying notes are an integral part of these financial statements.

                              U.S. CONCRETE, INC.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                               INCEPTION
                                            (JULY 15, 1997)
                                                THROUGH          YEAR ENDED
                                           DECEMBER 31, 1997  DECEMBER 31, 1998
                                           -----------------  -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss...........................        $    --            $(2,876)
     Non-cash compensation charge.......             --              2,678
     Adjustments to reconcile net loss
       to net cash used in operating
       activities --
          Changes in assets and
             liabilities --
               Increase in deferred
                  offering costs........             --               (355)
               Increase in amounts due
                  to stockholder........             --                553
                                               --------       -----------------
                     Net cash provided
                       by operating
                       activities.......             --                 --
                                               --------       -----------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital Expenditures...............             --                 --
                                               --------       -----------------
                     Net cash used in
                       investing
                       activities.......             --                 --
CASH FLOWS FROM FINANCING ACTIVITIES:
     Initial capitalization.............              2                 --
     Receivable from stockholders.......             (2)                --
                                               --------       -----------------
                     Net cash provided
                       by financing
                       activities.......             --                 --
                                               --------       -----------------
NET INCREASE IN CASH AND CASH
  EQUIVALENTS...........................             --                 --
CASH AND CASH EQUIVALENTS, beginning of
  period................................             --                 --
                                               --------       -----------------
CASH AND CASH EQUIVALENTS, end of
  period................................        $    --            $    --
                                               ========       =================


   The accompanying notes are an integral part of these financial statements.

                              U.S. CONCRETE, INC.
                         NOTES TO FINANCIAL STATEMENTS

1.  BUSINESS AND ORGANIZATION:

     U.S. Concrete, Inc., a Delaware corporation ("USC" or the "Company"), was founded in July 1997 to create a leading provider of ready-mixed concrete and related services to the construction industry in its selected markets throughout the United States. USC intends to acquire certain businesses (the "Acquisitions"), complete an initial public offering (the "Offering") of its common stock and, subsequent to the Offering, continue to acquire through merger or purchase similar companies to expand its national and regional operations.

     USC has not conducted any operations, and all activities to date have related to the Offering and the Acquisitions. All expenditures of the Company to date have been funded by the primary stockholder, on behalf of the Company. The primary stockholder has also committed to fund future organization expenses and offering costs. As of December 31, 1998, costs of approximately $355,000 have been incurred in connection with the Offering, and such costs will be treated as a reduction of the proceeds from the Offering. USC has treated costs incurred through December 31, 1998, as deferred offering costs in the accompanying balance sheet. USC is dependent upon the Offering to execute the pending Acquisitions and to repay its current primary stockholder for funding deferred offering costs. There is no assurance that the pending Acquisitions will be completed. The ability of USC to generate future operating revenues is dependent upon the ability of the Company to manage the effect on the combined companies of changes in demand for ready-mixed concrete. The Company's future success is dependent upon a number of factors which include, among others, the ability to integrate operations, reliance on the identification and integration of satisfactory acquisition candidates, reliance on acquisition financing, the ability to manage growth and attract and retain qualified management and employees, the ability to comply with government regulations and other regulatory requirements or contract specifications, and risks associated with competition, seasonality and quarterly fluctuations. The risk factors are discussed in more detail in "Risk Factors."

     In August 1998, the Company entered into a Funding Agreement with the primary stockholder, to finance organizational fees and expenses associated with the Acquisitions. The Funding Agreement allows advances up to $3.0 million and bears interest at a rate of 6% per annum. The entire principal amount and accrued interest is due on the earliest of i) September 30, 1999, ii) the date on which the Company effects the first acquisition of one of the Founding Companies, or iii) the tenth calendar day after either party terminates the agreement. At December 31, 1998, these advances totaled $553,000.

2.  STOCKHOLDERS' EQUITY:

     COMMON STOCK AND PREFERRED STOCK

     In connection with the organization and initial capitalization of USC, the Company issued 2,000,000 shares (as restated for the 10,000 for-one stock split discussed in Note 5) of common stock at $.001 par value (Common Stock) for $2,000. In March 1999, the 2,000,000 shares were recapitalized into one (1) share of Class A common stock which will automatically convert into approximately 1,602,255 shares of common stock at the effective time of the Mergers as more fully described in Note 6. In December 1998, the Company issued 350,000 shares of Common Stock (as restated for the 10,000 for-one stock split discussed in Note 5) to certain members of Company management for $350. As a result of the issuance of shares to management for nominal consideration, the Company recorded in December 1998, a non-recurring, non-cash charge of $2.7 million, which has been based on a fair value of such shares which has been determined to be $7.65 per share (a discount of 10% from the initial public offering price). The fair value of such shares was based on specific factors related to the Company and the transactions including restrictions on transferability and sale of the shares issued.

                              U.S. CONCRETE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3.  STOCK-BASED COMPENSATION:

     Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," allows entities to choose between a new fair value method of accounting for employee stock options or similar equity instruments and the current method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, under which compensation expense is recorded to the extent that the fair market value of the related stock is in excess of the options' exercise price at date of grant. Entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting prescribed in SFAS No. 123 had been applied. The Company will measure compensation expense attributable to stock options based on the method prescribed in APB Opinion No. 25 and will provide the required pro forma disclosure of net income and earnings per share, as applicable, in the notes to future consolidated annual financial statements.

4.  NEW ACCOUNTING PRONOUNCEMENTS:

     SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" requires that companies report separately information about each significant operating segment reviewed by the chief operating decision maker. Management has chosen to organize segments based on differences in products and services. All segments that meet a threshold of 10% of revenues, reported profit or loss, or combined assets are defined as significant segments. The Company will provide the required disclosures of its segments in the notes to future consolidated annual financial statements.

5.  SUBSEQUENT EVENT:

     USC effected a 10,000 for-one stock split in March 1999 for each share of Common Stock of the Company then outstanding. In addition, the Company increased the number of authorized shares of Common Stock to 40,000,000 and increased the number of authorized shares of $.001 par value preferred stock to 5,000,000. The effects of the Common Stock split and the increase in the shares of authorized Common Stock have been retroactively reflected on the balance sheet, statement of stockholders' equity and in the accompanying notes.

6.  SUBSEQUENT EVENTS TO THE DATE OF AUDITOR'S REPORT (UNAUDITED):

     In March 1999, following the 10,000 for-one stock split, the Company effected a recapitalization which resulted in the primary shareholders 2,000,000 shares of common stock being recapitalized as 1 share of Class A Common Stock. The Class A Common Stock shall, immediately prior to the effective time of the first acquisition by the Company of a Founding Company (the "Effective Time"), automatically convert into such number of issued and outstanding whole shares of common stock as most nearly equals, but does not exceed, the amount by which (i) the quotient obtained from dividing (a) the Total Acquisition Consideration by
(b) 37.4460 exceeds (ii) the total number of shares of common stock which will be outstanding immediately prior to the Effective Time (and before giving effect to any issuance by the Company of shares of common stock (1) as payment of the Total Acquisition Consideration or (2) the Company sells in the IPO). Total Acquisition Consideration means the sum of (i) the product of (a) the total number of shares of common stock the Company issues on the date on which the Effective Time occurs as acquisition consideration in its acquisition of the Founding Companies multiplied by (b) $8.50 and (ii) the total amount of cash the Company also issues on that date as part of that acquisition consideration (exclusive of any cash the agreement and plans of reorganization define as "Additional Cash Consideration"). It is anticipated that the Class A Common Stock will convert into approximately 1,602,255 shares of common stock.

     In March 1999, following the stock split, the Company issued 801,000 shares of common stock to American Ready-Mix, L.L.C. for nominal consideration in consideration of the services provided in securing acquisition targets. The Company will account for such shares issued as additional cost of the

                              U.S. CONCRETE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Acquisitions at their fair value. The fair value of such shares has been determined to be $7.65 per share (a discount of 10% from the initial offering price). The fair value of such shares was based on specific factors related to the Company and the transactions including restrictions on transferability and sale of the shares issued.

     In addition, when this Offering closes, the Company will issue warrants to purchase up to 200,000 shares of common stock to the managing underwriters for this Offering for services they will render through the date this Offering closes.

     In March 1999, following the 10,000 for-one split, the Company issued 50,000 shares of Common Stock (as restated for the 10,000 for-one split discussed above) to certain members of management for $50 and 25,000 shares each to two non-employee directors for nominal consideration. As a result of the issuance of shares to management and the non-employee directors for nominal consideration, the Company recorded in March 1999, a non-recurring, non-cash charge of $0.8 million, based on a fair value of such shares, which has been determined to be $7.65 per share (a discount of 10% from the initial offering price). The fair value of such shares was based on specific factors related to the Company and the transactions, including restrictions on transferability and sale of the shares issued.

     In March 1999, the Company reserved 2,000,000 shares of Common Stock for use under an incentive plan (the "Incentive Plan"). Beginning with the first calendar quarter after the closing of this Offering and continuing each quarter thereafter, the number of shares available for that use will be the greater of 2,000,000 shares or 15% of the number of shares of Common Stock outstanding on the last day of the immediately preceding calendar quarter.

     Persons eligible for awards are (1) employees holding positions of responsbility with us or any of our subsidiaries and whose performance can have a significant effect on the success of the Company as well as individuals who have agreed to become employees within six months of the date of grant ("Employees"), (2) nonemployee Directors and (3) nonemployee consultants and other independent contractors providing, or who will provide, services to us or any of our subsidiaries ("Independent Contractors").

     Except as it applies to Nonemployee Directors, the Compensation Committee of the Company's Board of Directors will administer the Incentive Plan.

     Employee Awards may be in the form of:

      o rights to purchase a specified number of shares of Common Stock at a specified price ("Options") which may be denominated in either or both of Common Stock or units denominated in Common Stock;

      o rights to receive a payment, in cash or Common Stock, equal to the fair market value or other specified value of a number of shares of Common Stock on the rights exercise date over a specified strike price ("SARs");

      o restricted or unrestricted grants of Common Stock or units denominated in Common Stock ("Stock Awards");

      o  grants denominated in cash ("Cash Awards"); and

      o grants denominated in cash, Common Stock, units denominated in Common Stock or any other property which are made subject to the attainment of one or more performance goals (" Performance Awards").

     Under the Incentive Plan, the Company intends to grant options to purchase an aggregate of 1,150,000 shares of Common Stock on the consummation of this Offering.

                              U.S. CONCRETE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     USC has signed definitive agreements to acquire the following entities (the Founding Companies) to be effective concurrently with the Offering. The entities to be acquired are:

        Central Concrete Supply Co., Inc.
        Walker's Concrete, Inc.
        Bay Cities Building Materials Co., Inc.
        Opportunity Concrete Corporation
        Baer Concrete, Incorporated
        Santa Rosa Cast Products Company

     The aggregate consideration that will be paid by USC to acquire the Founding Companies consists of (1) approximately $23.3 million in cash plus $4.9 million, which represents the amount at December 31, 1998 by which the maximum amount USC may pay to the owners of four Founding Companies as additional cash consideration, pursuant to post-closing adjustment provisions in the acquisition agreements ($9.8 million) exceeds the assumed S corporation distributions of two of those Companies ($4.9 million), and (2) 8,985,288 shares of Common Stock.

     In addition, the Company will enter into employment agreements with certain key executives of the Founding Companies and the executive officers of USC. These employment agreements generally prohibit such individuals from disclosing confidential information and trade secrets, and restrict such individuals from competing with the Company for a period of five years from the date of the employment agreement. The initial term of these employment agreements is three years with provisions for automatic annual extensions beginning at the end of the initial term. The Company will also enter into one year consulting agreements with certain key employees of the Founding Companies.

     The Company expects to enter into a $75,000,000 credit facility effective concurrent with the closing of the Offering to provide funds to be used for working capital, to finance acquisitions and for other general corporate purposes. The Company expects that the credit facility will require usual and customary covenants for a credit facility of this nature including the consent of the lenders for acquisitions exceeding a certain level of cash consideration.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Central Concrete Supply Co., Inc.:

We have audited the accompanying balance sheets of Central Concrete Supply Co., Inc. (the Company) (a California corporation), as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity and cash flows for the three years ended December 31, 1996, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Central Concrete Supply Co., Inc., as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the three years ended December 31, 1996, 1997 and 1998, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Orange County, California
February 4, 1999

                       CENTRAL CONCRETE SUPPLY CO., INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                         1997       1998
                                       ---------  ---------
               ASSETS
CURRENT ASSETS:
     Cash and cash equivalents.......  $   1,945  $   4,213
     Trade accounts receivable, net
      of allowance for doubtful
      accounts of $80 and $97,
      respectively...................      6,650      7,641
     Receivables from related
     parties.........................      2,091      2,712
     Inventories.....................        941        792
     Prepaid expenses................        273        833
     Other current assets............        187        156
                                       ---------  ---------
          Total current assets.......     12,087     16,347
PROPERTY, PLANT AND EQUIPMENT, net...      6,784      9,138
CASH SURRENDER VALUE OF LIFE
INSURANCE............................        966      1,155
                                       ---------  ---------
          Total assets...............  $  19,837  $  26,640
                                       =========  =========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Current portion of long-term
     debt............................  $     776  $   1,006
     Accounts payable................      5,427      7,042
     Accrued compensation and
     benefits........................        985        868
                                       ---------  ---------
          Total current
        liabilities..................      7,188      8,916
LONG-TERM DEBT, net of current
portion..............................      1,884      2,524
DEFERRED TAX LIABILITY...............         34         46
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
     Common stock, no par value;
      100,000 shares authorized,
      4,572 shares issued and
      outstanding....................         70         70
     Additional paid-in capital......        554        554
     Retained earnings...............     10,107     14,530
                                       ---------  ---------
          Total stockholders'
        equity.......................     10,731     15,154
                                       ---------  ---------
          Total liabilities and
        stockholders' equity.........  $  19,837  $  26,640
                                       =========  =========

   The accompanying notes are an integral part of these financial statements.

                       CENTRAL CONCRETE SUPPLY CO., INC.

                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                 (IN THOUSANDS)

                                         1996       1997       1998
                                       ---------  ---------  ---------
SALES................................  $  39,204  $  53,631  $  66,499
COST OF GOODS SOLD...................     33,402     43,794     53,974
                                       ---------  ---------  ---------
          Gross profit...............      5,802      9,837     12,525
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...........................      3,644      4,265      4,712
DEPRECIATION.........................      1,203      1,330        930
                                       ---------  ---------  ---------
          Income from operations.....        955      4,242      6,883
OTHER INCOME (EXPENSE):
     Interest expense, net...........       (185)      (226)      (165)
     Other income (expense), net.....         (3)        26         36
                                       ---------  ---------  ---------
          Income before provision for
             income taxes............        767      4,042      6,754
PROVISION (BENEFIT) FOR INCOME
  TAXES..............................        303       (457)       100
                                       ---------  ---------  ---------
          Net income.................  $     464  $   4,499  $   6,654
                                       =========  =========  =========

   The accompanying notes are an integral part of these financial statements.

                       CENTRAL CONCRETE SUPPLY CO., INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                          COMMON STOCK      ADDITIONAL                     TOTAL
                                        ----------------     PAID-IN      RETAINED     STOCKHOLDERS'
                                        SHARES    AMOUNT     CAPITAL      EARNINGS        EQUITY
                                        ------    ------    ----------    ---------    -------------
BALANCE, December 31, 1995...........    4,572     $ 70       $  554       $  5,384       $ 6,008
     Net income......................       --       --           --            464           464
                                        ------    ------    ----------    ---------    -------------
BALANCE, December 31, 1996...........    4,572       70          554          5,848         6,472
     Net income......................       --       --           --          4,499         4,499
     Distributions...................       --       --           --           (240)         (240)
                                        ------    ------    ----------    ---------    -------------
BALANCE, December 31, 1997...........    4,572       70          554         10,107        10,731
     Net income......................       --       --           --          6,654         6,654
     Distributions...................       --       --           --         (2,231)       (2,231)
                                        ------    ------    ----------    ---------    -------------
BALANCE, December 31, 1998...........    4,572     $ 70       $  554       $ 14,530       $15,154
                                        ======    ======    ==========    =========    =============

   The accompanying notes are an integral part of these financial statements.

                       CENTRAL CONCRETE SUPPLY CO., INC.

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                 (IN THOUSANDS)

                                         1996       1997       1998
                                       ---------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................  $     464  $   4,499  $   6,654
  Adjustments to reconcile net income
     to net cash provided by
     operating activities --
       Depreciation..................      1,203      1,330        930
       Net gain on sale of property,
          plant and equipment........         (9)       (27)       (36)
       Change in allowance for
          doubtful accounts..........       (159)        --         17
       Deferred income tax provision
          (benefit)..................        (78)      (481)        12
       Changes in operating assets
          and liabilities --
          Trade accounts and
             related-party notes
             receivable, net of
             allowances..............        408     (4,135)    (1,836)
          Income taxes and other
             receivables.............       (535)      (505)       139
          Prepaid expenses...........        (60)        (6)      (560)
          Other current assets.......         13       (372)        41
          Accounts payable...........         29      1,991      1,615
          Accrued compensation and
             benefits................        177        (46)      (117)
                                       ---------  ---------  ---------
               Net cash provided by
                  operating
                  activities.........      1,453      2,248      6,859
                                       ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and
  equipment..........................     (1,842)    (2,222)    (3,300)
  Proceeds from disposals of
  property, plant and equipment......         78         91         52
  Increase in cash surrender value of
  life insurance.....................       (117)      (177)      (189)
                                       ---------  ---------  ---------
               Net cash used in
                  investing
                  activities.........     (1,881)    (2,308)    (3,437)
                                       ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt.......      1,207      1,570      2,006
  Repayments on long-term debt.......       (622)      (640)    (1,136)
  Distributions to stockholders......         --       (240)    (2,024)
                                       ---------  ---------  ---------
               Net cash provided by
                  (used in) financing
                  activities.........        585        690     (1,154)
                                       ---------  ---------  ---------
NET INCREASE IN CASH AND CASH
  EQUIVALENTS........................        157        630      2,268
CASH AND CASH EQUIVALENTS, at
  beginning of year..................      1,158      1,315      1,945
                                       ---------  ---------  ---------
CASH AND CASH EQUIVALENTS, at end of
  year...............................  $   1,315  $   1,945  $   4,213
                                       =========  =========  =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid during the year for
  interest...........................  $     221  $     285  $     344
  Cash paid during the year for
  income taxes.......................        938        749         78
NONCASH FINANCING ACTIVITY:
  Distribution of note receivable to
  stockholder........................                        $     207


   The accompanying notes are an integral part of these financial statements.

                       CENTRAL CONCRETE SUPPLY CO., INC.
                         NOTES TO FINANCIAL STATEMENTS

1.  BUSINESS AND ORGANIZATION:

     Central Concrete Supply Co., Inc. (the "Company"), a California corporation, is engaged in the production and distribution of ready-mixed concrete and the sale of building materials and related concrete products in the San Francisco Bay Area, where the Company has six ready-mixed concrete plants in three sales areas.

     The Company and its stockholders intend to enter into a definitive agreement with U.S. Concrete, Inc. ("USC"), an entity organized to acquire ready-mixed concrete companies, pursuant to which, the Company's stockholders will exchange all the outstanding common stock of the Company for cash and shares of USC common stock concurrent with the closing of USC's initial public offering.

2.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     BASIS OF PRESENTATION

     The Company has prepared these financial statements on the accrual basis of accounting. Effective December 31, 1996, the Company was merged with Central Transport, Inc. ("CTI"), which was wholly-owned by the Company's stockholders. The statement of operations for the period ended December 31, 1996 reflects the combined operations of the Company and CTI.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and long-term debt. The Company believes that the carrying values of these instruments on the accompanying balance sheets approximate their fair values, because of the length of their maturities or the existence of interest rates that approximate market rates.

     CASH AND CASH EQUIVALENTS

     The Company records as cash equivalents all highly liquid investments having maturities of three months or less at the date of purchase. At December 31, 1997 and 1998, the Company maintained cash balances in various financial institutions in excess of federally insured limits.

     CONCENTRATION OF CREDIT RISK

     The Company sells to various construction contractors that may be affected by changes in economic or other external conditions. The Company manages its exposure to credit risk through ongoing credit evaluations and, where appropriate, requires that its customers furnish adequate collateral before credit is granted.

     INVENTORIES

     Inventories consist primarily of raw materials, repair parts and building materials that the Company holds for use or sale in the ordinary course of business. The Company uses the first-in, first out method to value inventories at the lower of cost or market. At December 31, 1997 and 1998, management believes the Company had incurred no material impairments in the carrying values of its inventories.

                       CENTRAL CONCRETE SUPPLY CO., INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     PREPAID EXPENSES

     Prepaid expenses primarily include amounts the Company has paid for fuel, property taxes, licenses and insurance. The Company expenses or amortizes all prepaid amounts as used or over the period of benefit, as applicable.

     PROPERTY, PLANT AND EQUIPMENT, NET

     The Company states property, plant and equipment at cost. It uses the straight-line method to compute depreciation of these assets over their estimated useful lives.

     The Company expenses maintenance and repair cost when incurred and capitalizes and depreciates expenditures for major renewals and betterments that extend the useful lives of existing assets. When the Company retires or disposes of property, plant and equipment, it removes the related cost and accumulated depreciation from the accounts and reflects any resulting gain or loss in its statements of operations.

     ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The Company provides an allowance for accounts receivable that it believes may not be fully collectible.

     CASH SURRENDER VALUE OF LIFE INSURANCE

     The Company owns various life insurance policies covering its stockholders. It records the cash surrender value of these policies as an asset. It expenses the premiums related to these policies to the extent that they exceed the increase in the underlying cash surrender value of the policies.

     SALES AND EXPENSES

     The Company derives its sales primarily from the production and delivery of ready-mixed concrete and distribution of related building materials. The Company recognizes sales when products are delivered. Cost of goods sold consists primarily of product costs and operating expenses. Operating expenses consist of wages and benefits of union employees, and expenses attributable to plant operations, repairs and maintenance and trucks. Selling expenses consist primarily of sales commissions, salaries of sales managers, travel and entertainment expenses and trade show expenses. General and administrative expenses consist primarily of executive compensation and related benefits, administrative salaries and benefits, office rent and utilities, communication expenses and professional fees.

     INCOME TAXES

     Effective May 1, 1997, the Company elected S Corporation status under the Internal Revenue Code, whereby the Company is not subject to federal income taxes and its stockholders report their respective shares of the Company's taxable earnings or losses in their personal tax returns. As an S Corporation, the Company is subject to taxation at a rate of 1.5% in the state of California. The Company will terminate its S Corporation status when USC acquires it.

     Prior to May 1, 1997, the Company was a C Corporation and followed the liability method of accounting for income taxes. Under this method, the Company recorded deferred income taxes based on temporary differences between the financial reporting and tax bases of assets and liabilities and measured those taxes using enacted tax rates and laws that will be in effect when the Company recovers those assets or settles those liabilities, as the case may be.

     ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates its plant assets for impairment. The Company assesses the recoverability of assets based on its anticipated future cash flows from its assets. If facts and circumstances lead the Company's management to believe the cost of one of its assets may be impaired, the Company will

                       CENTRAL CONCRETE SUPPLY CO., INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(a) evaluate the extent to which that cost is recoverable by comparing the future undiscounted cash flows estimated to be associated with that asset to that asset's carrying amount and (b) write-down that carrying amount to market value or discounted cash flow value to the extent necessary. Using this approach, the Company's management has determined that the cash flows would be sufficient to recover the carrying value of the Company's long lived assets as of December 31, 1997 and 1998, and, therefore, that those values were not impaired at that date.

     COLLECTIVE BARGAINING AGREEMENTS

     The Company is party to various collective bargaining agreements with labor unions. The agreements require the Company to pay specified wages and provide certain benefits to its union employees. These agreements will expire at various times through 2002.

3.  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consist of the following:

                                         ESTIMATED          DECEMBER 31
                                        USEFUL LIVES   ---------------------
                                          IN YEARS       1997        1998
                                        ------------   ---------  ----------
                                                          (IN THOUSANDS)
Land.................................      --          $     296  $      584
Building and improvements............     10-40              476       1,019
Machinery and equipment..............     10-15            5,443       5,827
Mixers, trucks and other vehicles....     6-12             9,854      11,313
Furniture and fixtures...............     3-10               422         512
                                                       ---------  ----------
                                                          16,491      19,255
Less -- Accumulated depreciation.....                     (9,707)    (10,117)
                                                       ---------  ----------
     Property, plant and equipment,
       net...........................                  $   6,784  $    9,138
                                                       =========  ==========

4.  DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Rollforward of allowance for doubtful accounts is as follows (in thousands):

     December 31, 1996...............  $      80
          Change in allowance for
           doubtful accounts                  --
                                             ---
     December 31, 1997...............         80
          Increase in allowance for
           doubtful accounts.........         17
                                             ---
     December 31, 1998...............  $      97
                                             ===

     Receivables from related parties consist of the following:

                                           DECEMBER 31
                                       --------------------
                                         1997       1998
                                       ---------  ---------
                                          (IN THOUSANDS)
     Trade accounts receivable from
       related party.................  $   1,739  $   2,712
     Notes receivable from
       employees/stockholders........        352         --
                                       ---------  ---------
                                       $   2,091  $   2,712
                                       =========  =========

                       CENTRAL CONCRETE SUPPLY CO., INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Inventory consists of the following:

                                           DECEMBER 31
                                       --------------------
                                         1997       1998
                                       ---------  ---------
                                          (IN THOUSANDS)
Raw materials........................  $     236  $     259
Building materials...................        705        533
                                       ---------  ---------
                                       $     941  $     792
                                       =========  =========

5.  LONG-TERM DEBT:

     Long-term debt consists of the following:

                                           DECEMBER 31
                                       --------------------
                                         1997       1998
                                       ---------  ---------
                                          (IN THOUSANDS)
Notes payable to various financial
  institutions, secured by mixer
  trucks, payable in monthly
  installments ranging from $6,670 to
  $26,313, including interest from
  7.5% to 9.7%, maturing from
  December 1999 to May 2003..........  $   2,363  $   2,860
Notes payable to various financial
  institutions, secured by various
  equipment and guaranteed by
  stockholders, payable in monthly
  installments ranging from $2,746 to
  $5,949, including interest from
  4.73% to 8.8%, maturing from
  October 2000 to September 2003.....        243        670
Notes payable to a vendor, secured by
  automobiles, payable in monthly
  installments ranging from $845 to
  $988, including interest from 6.9%
  to 8.8%, maturing September 2000...         54         --
                                       ---------  ---------
                                           2,660      3,530
Less -- Current portion..............       (776)    (1,006)
                                       ---------  ---------
                                       $   1,884  $   2,524
                                       =========  =========

     Scheduled maturities of long-term debt are as follows (in thousands):

For the year ending December 31 --
     1999............................  $   1,006
     2000............................      1,083
     2001............................        806
     2002............................        532
     2003............................        103
                                       ---------
                                       $   3,530
                                       =========

     The Company maintains a $1.2 million line-of-credit with a bank. It did not make any draws on this line during 1997 or 1998 and did not have a balance as of December 31, 1997 or 1998. The line of credit will remain in effect until notification of termination from either party.

                       CENTRAL CONCRETE SUPPLY CO., INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

6.  LEASES:

     The Company leases equipment and vehicles under operating lease agreements. These leases are noncancelable and expire on various dates throughout 2003. Future minimum lease payments are as follows (in thousands):

For the year ending December 31 --
     1999............................  $     321
     2000............................        200
     2001............................        197
     2002............................        160
     2003............................        160
                                       ---------
                                       $   1,038
                                       =========

     The Company has certain leases with contingent rentals based on monthly sales volume.

     Total rent expense under all operating leases was approximately $282,000, $320,000 and $322,000 for the years ended December 31, 1996, 1997 and 1998, respectively. The contingent portion of rental expense was $47,000, $48,000 and $68,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

7.  INCOME TAXES:

     The components of provision (benefit) for federal and state income taxes are as follows:

                                             FOR THE YEAR ENDED
                                                 DECEMBER 31
                                       -------------------------------
                                         1996       1997       1998
                                       ---------  ---------  ---------
                                               (IN THOUSANDS)
Federal --
     Current.........................  $     296  $     (32) $      --
     Deferred........................        (62)      (393)        --
State --
     Current.........................         87         58         89
     Deferred........................        (18)       (90)        11
                                       ---------  ---------  ---------
                                       $     303  $    (457) $     100
                                       =========  =========  =========

     Actual income tax expense differs from the income tax expense computed by applying the U.S. federal statutory corporate tax rate of 35 percent to income before provision for income taxes due to state income tax, non-deductible expenses and the Company's 1997 conversion from C Corporation to S Corporation status.

     The deferred state income tax assets result from temporary timing differences for depreciation calculations. The deferred tax liabilities result from temporary differences in accruals and reserves.

8.  RELATED-PARTY TRANSACTIONS:

     The Company made sales to a relative of the stockholders of $5,061,000, $7,693,000 and $10,654,000 for the years ended December 31, 1996, 1997, and
1998, respectively. This relative has no ownership interest in the Company. The transactions were completed under terms and prices similar to transactions with other third parties.

     The Company also made purchases of aggregate supplies from a company in which two stockholders have a financial interest. Purchases from this company were $81,000, $104,000 and $274,000 for the years

                       CENTRAL CONCRETE SUPPLY CO., INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

ended December 31, 1996, 1997 and 1998, respectively. The payable related to these purchases was $1,000 and $10,000 at December 31, 1997 and 1998.

     The Company leases a facility from its stockholders. The rent paid under this related party lease was $144,000 for each of the three years ended December 31, 1996, 1997 and 1998.

9.  EMPLOYEE BENEFIT PLANS:

     RETIREMENT PLANS

     The Company maintains defined contribution profit-sharing and money purchase pension plans (together, the "Plans"), both effective as amended May
1, 1997. Employees who are over 21 years old and whose wages are not governed by a collective bargaining agreement become participants in the Plans after one year of service. A participant is 20% vested after three years of service and 100% vested after seven years. The profit-sharing plan allows for the Company to make discretionary contributions. Under the money purchase pension plan, the Company makes a minimum contribution equal to 10% of all compensation of all participants. Contributions for the Plans were $310,000, $404,000 and $404,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

     The Company made contributions to employee pension, health and welfare plans for employees under collective bargaining agreements were $1,628,000, $2,027,000 and $2,279,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

10.  COMMITMENTS AND CONTINGENCIES:

     INSURANCE

     The Company carries a standard range of insurance coverages, including business auto liability, general liability, medical, workers' compensation, excess liability and commercial property. The Company also has an umbrella policy. During 1996, 1997 and 1998, the Company has not had any significant claims or losses on any of these insurance policies.

     LITIGATION

     In the normal course of doing business, the Company occasionally becomes a party to a legal case. Specifically, the Company is a party to a legal case regarding construction defects and delay damages. In the opinion of management, pending or threatened litigation involving the Company will not have a material adverse effect on its financial condition or results of operations.

     PURCHASE COMMITMENTS

     On July 29, 1998, the Company ordered 12 mixer trucks for a total purchase price of $1,635,000. As of December 31, 1998, the Company had paid a $146,000 deposit to the vendor. It accepted delivery of all 12 trucks during the first quarter of 1999.

11.  SIGNIFICANT CUSTOMERS:

     Significant customers of the Company represented sales (as a percentage of total sales) as follows:

                                                   FOR THE YEAR ENDED
                                                       DECEMBER 31
                                          -------------------------------------
                                             1996         1997         1998
                                          -----------  -----------  -----------
Customer A..............................          13%          14%          16%
Customer B (related party)..............          12           20           22

                       CENTRAL CONCRETE SUPPLY CO., INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

12.  SIGNIFICANT SUPPLIERS:

     Significant suppliers of the Company represented purchases (as a percent of total purchases) as follows:

                                                   FOR THE YEAR ENDED
                                                       DECEMBER 31
                                          -------------------------------------
                                             1996         1997         1998
                                          -----------  -----------  -----------
Supplier A..............................          22%          23%          22%
Supplier B..............................          13           16           19
Supplier C..............................          19           22           18
Supplier D..............................          13           10            9

     The Company purchased all its lightweight aggregates from a single supplier in 1997 and 1998.

13.  SEGMENT REPORTING:

     SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" requires that companies report separately information about each significant operating segment reviewed by the chief operating decision maker. Management has elected to organize segments based on differences in products and services. All segments that meet a threshold of 10% of revenues, reported profit or loss, or combined assets are defined as significant segments. Based on these requirements, management has identified two reportable segments.

     The Ready-Mixed segment derives its revenues from the manufacture and sale of ready-mixed concrete and related concrete products. The Westside segment generates revenues through the sale of building materials. Information about other business activities and operating segments that do not meet the reporting thresholds described above are included in the "Other" category. The "Other" category for the Company consists of the administrative and accounting departments.

     The Company recognizes sales and cost of goods sold by segment. Selling, general and administrative, depreciation, interest costs, and other income (expense) are not monitored by segment. Refer to Note 2 for discussion of types of costs included in the cost categories. The Company does not maintain balance sheet information by segment.

     Also in 1998, the Company began recording sales discounts, purchase discounts and miscellaneous charges in the Ready-Mixed and Westside segments rather than the administrative department.

                                                                                DECEMBER 31
                                         ------------------------------------------------------------------------------------------
                                                            1996                                           1997
                                         -------------------------------------------    -------------------------------------------
                                         READY-                                         READY-
                                          MIXED      WESTSIDE     OTHER      TOTAL       MIXED      WESTSIDE     OTHER      TOTAL
                                         -------     --------   ---------  ---------    -------     --------   ---------  ---------
Sales................................    $33,112     $ 6,135    $     (43) $  39,204    $46,077      $8,255    $    (701) $  53,631
Cost of goods sold...................     26,923       5,064        1,415     33,402     36,301       6,261        1,232     43,794
                                         -------     -------    ---------  ---------    -------     --------   ---------  ---------
Gross profit.........................    $ 6,189     $ 1,071       (1,458)     5,802    $ 9,776      $1,994       (1,933)     9,837
                                         =======     =======                            =======     ========
Selling, general and
 administrative......................                               3,644      3,644                               4,265      4,265
Depreciation.........................                               1,203      1,203                               1,330      1,330
Interest income......................                                  36         36                                  60         60
Interest expense.....................                                (221)      (221)                               (286)      (286)
Other income (expense)...............                                  (3)        (3)                                 26         26
                                                                           ---------                                      ---------
Income before provision for income
 taxes...............................                                            767                                          4,042
Provision (benefit) for income
 taxes...............................                                            303                                           (457)
                                                                           ---------                                      ---------
Net Income...........................                                      $     464                                      $   4,499
                                                                           =========                                      =========


                                                          1998
                                       -------------------------------------------
                                       READY-
                                        MIXED      WESTSIDE     OTHER      TOTAL
                                       -------     --------   ---------  ---------
Sales................................  $57,339      $9,162    $      (2) $  66,499
Cost of goods sold...................   46,465       7,049          460     53,974
                                       -------     --------   ---------  ---------
Gross profit.........................  $10,874      $2,113         (462)    12,525
                                       =======     ========
Selling, general and
 administrative......................                             4,712      4,712
Depreciation.........................                               930        930
Interest income......................                               179        179
Interest expense.....................                              (344)      (344)
Other income (expense)...............                                36         36
                                                                         ---------
Income before provision for income
 taxes...............................                                        6,754
Provision (benefit) for income
 taxes...............................                                          100
                                                                         ---------
Net Income...........................                                    $   6,654
                                                                         =========

                       CENTRAL CONCRETE SUPPLY CO., INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

14.  SUBSEQUENT EVENT:

     In January, 1999, the Company made cash distributions to its stockholders totaling approximately $551,000. In addition, the Company made a distribution to stockholders of a building with a carrying amount of approximately $1,087,000. The Company now leases the building from its stockholders.

15. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

     In March 1999, the Company and its stockholders entered into a definitive agreement with USC providing for USC's acquisition of the Company.

     In connection with the acquisition, certain assets with a net book value of $1,155,000 will be retained by the stockholders. If this transaction had been recorded at December 31, 1998, the effect on the accompanying balance sheet would be a decrease in assets and a decrease in stockholders' equity of $1,155,000.

     In addition, prior to the closing of the acquisition, the Company will make distributions of the Company's estimated S Corporation Accumulated Adjustment Account which at December 31, 1998 was approximately $8,665,000.

     Upon the closing of the acquisition of the Company by USC, the Company will enter into two new lease agreements with its former stockholders. These leases will provide for $22,700 in combined monthly rentals over an initial lease term of 15 years.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Walker's Concrete, Inc.:

We have audited the accompanying balance sheets of Walker's Concrete, Inc. (the "Company") (a California corporation) as of December 31, 1997 and 1998, and the related statements of operations, stockholder's equity, and cash flows for the years ended December 31, 1996, 1997, and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Walker's Concrete, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the years ended December 31, 1996, 1997, and 1998, in conformity with generally accepted accounting principles.

San Francisco, California
March 8, 1999

                            WALKER'S CONCRETE, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                         1997       1998
                                       ---------  ---------
               ASSETS
CURRENT ASSETS:
     Cash and cash equivalents.......  $   1,192  $   1,805
     Trade accounts and notes
      receivable, net of allowance
      for doubtful accounts of $151
      and $238, respectively.........      4,670      5,376
     Inventories.....................        257        212
     Prepaid expenses................        148        228
     Deferred tax assets.............        125        134
                                       ---------  ---------
          Total current assets.......      6,392      7,755
NOTE RECEIVABLE FROM STOCKHOLDER.....        384         --
PROPERTY, PLANT, AND EQUIPMENT,
  net................................      7,315      8,414
CASH SURRENDER VALUE OF LIFE
  INSURANCE POLICIES.................        426        530
OTHER ASSETS, net....................         48         19
                                       ---------  ---------
          Total assets...............  $  14,565  $  16,718
                                       =========  =========
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
     Current portion of long-term
     debt............................  $     555  $     567
     Line of credit..................      3,232      3,005
     Accounts payable and accrued
     liabilities.....................      3,186      3,125
     Income tax payable..............         26        590
                                       ---------  ---------
          Total current
        liabilities..................      6,999      7,287
LONG-TERM DEBT, net of current
portion..............................        870        813
DEFERRED TAX LIABILITY...............        976      1,101
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY:
     Common stock, $1 par: 100,000
      shares authorized; 4,000 shares
      outstanding....................          4          4
     Additional paid-in capital......         38         38
     Retained earnings...............      5,678      7,475
                                       ---------  ---------
          Total stockholder's
        equity.......................      5,720      7,517
                                       ---------  ---------
          Total liabilities and
        stockholder's equity.........  $  14,565  $  16,718
                                       =========  =========

        The accompanying notes are an integral part of these statements.

                            WALKER'S CONCRETE, INC.

                            STATEMENTS OF OPERATIONS
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1997, AND 1998

                                 (IN THOUSANDS)

                                         1996       1997       1998
                                       ---------  ---------  ---------
SALES................................  $  31,008  $  37,990  $  41,615
COST OF GOODS SOLD...................     26,162     31,141     33,756
COST OF GOODS SOLD FROM RELATED
PARTY................................        293        657        772
                                       ---------  ---------  ---------
          Gross profit...............      4,553      6,192      7,087
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...........................      2,155      2,953      3,022
DEPRECIATION AND AMORTIZATION
  EXPENSE............................        767        828        896
                                       ---------  ---------  ---------
          Income from operations.....      1,631      2,411      3,169
OTHER INCOME (EXPENSE):
     Interest expense, net...........       (339)      (379)      (377)
     Other income, net...............        412        137        307
                                       ---------  ---------  ---------
          Income before provision for
          taxes......................      1,704      2,169      3,099
PROVISION FOR TAXES..................        793        860      1,262
                                       ---------  ---------  ---------
          Net income.................  $     911  $   1,309  $   1,837
                                       =========  =========  =========

        The accompanying notes are an integral part of these statements.

                            WALKER'S CONCRETE, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1997, AND 1998

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                          COMMON STOCK      ADDITIONAL                    TOTAL
                                        ----------------     PAID-IN      RETAINED    STOCKHOLDER'S
                                        SHARES    AMOUNT     CAPITAL      EARNINGS        EQUITY
                                        ------    ------    ----------    --------    --------------
BALANCE, December 31, 1995...........    4,000     $  4        $ 38        $3,518         $3,560
     Net income......................       --       --          --           911            911
     Distributions...................       --       --          --           (20)           (20)
                                        ------    ------        ---       --------    --------------
BALANCE, December 31, 1996...........    4,000        4          38         4,409          4,451
     Net income......................       --       --          --         1,309          1,309
     Distributions...................       --       --          --           (40)           (40)
                                        ------    ------        ---       --------    --------------
BALANCE, December 31, 1997...........    4,000        4          38         5,678          5,720
     Net income......................       --       --          --         1,837          1,837
     Distributions...................       --       --          --           (40)           (40)
                                        ------    ------        ---       --------    --------------
BALANCE, December 31, 1998...........    4,000     $  4        $ 38        $7,475         $7,517
                                        ======    ======        ===       ========    ==============

        The accompanying notes are an integral part of these statements.

                            WALKER'S CONCRETE, INC.

                            STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1997, AND 1998

                                 (IN THOUSANDS)

                                            1996       1997       1998
                                          ---------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income............................  $     911  $   1,309  $   1,837
  Adjustments to reconcile net income to
     net cash provided by operating
     activities:........................
       Depreciation and amortization....        767        828        896
       Net loss (gain) on sale of
          property, plant and
          equipment.....................        (73)        63        (60)
       Deferred income tax provision....         13        250        115
       Changes in operating assets and
          liabilities:
          Trade accounts and notes
             receivable, net of
             allowances.................       (901)      (870)      (717)
          Inventories...................        (34)       (74)        45
          Prepaid expenses and other
             assets.....................        (69)         4        (64)
          Accounts payable and accrued
             liabilities................       (639)       567        (61)
          Income tax payable............        134       (348)       564
                                          ---------  ---------  ---------
               Net cash provided by
                  operating
                  activities............        109      1,729      2,555
                                          ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Decrease (increase) in cash surrender
     value of life insurance............       (100)        18       (104)
  Purchases of property, plant, and
     equipment..........................     (1,187)    (1,541)    (2,066)
  Proceeds from sales of property,
     plant, and equipment...............         87         40        145
                                          ---------  ---------  ---------
               Net cash used in
                  investing
                  activities............     (1,200)    (1,483)    (2,025)
                                          ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings from line of credit....        663        929       (227)
  Proceeds from long-term debt..........        710        317        598
  Repayments on long-term debt..........       (432)      (570)      (643)
  Dividends paid to stockholders........         --         --        (40)
  Repayments on notes receivable to
     stockholders.......................        150        270        395
                                          ---------  ---------  ---------
               Net cash provided by
                  financing
                  activities............      1,091        946         83
                                          ---------  ---------  ---------
NET INCREASE IN CASH AND CASH
  EQUIVALENTS...........................         --      1,192        613
CASH AND CASH EQUIVALENTS, at beginning
  of year...............................         --         --      1,192
                                          ---------  ---------  ---------
CASH AND CASH EQUIVALENTS, at end of
  year..................................  $      --  $   1,192  $   1,805
                                          =========  =========  =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid during the year for
     interest...........................  $     334  $     377  $     376
  Cash paid during the year for income
     taxes..............................        638        962        583
SUPPLEMENTAL DISCLOSURE OF NONCASH
  TRANSACTION:
  Dividend and reduction of notes
     receivable to stockholder..........        (20)       (40)        --


        The accompanying notes are an integral part of these statements.

                            WALKER'S CONCRETE, INC.
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

1.  BUSINESS AND ORGANIZATION:

     Walker's Concrete, Inc. (the "Company"), a California corporation, is engaged in the production and distribution of ready-mix concrete. The Company operates four plant locations in Hayward, Oakland, and San Jose, California.

     The Company and its stockholders intend to enter into a definitive agreement with U.S. Concrete, Inc. (USC), a recently formed entity organized to acquire ready mixed companies. Pursuant to this transaction, the Company's stockholders will exchange all the outstanding common stock of the Company for cash and shares of USC common stock concurrent with the closing of USC's initial public offering.

2.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     BASIS OF PRESENTATION

     The Company has prepared these financial statements on the accrual basis of accounting.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist primarily of cash and cash equivalents, trade accounts and notes receivable, note receivable from stockholder, a loan receivable, the cash surrender value of life insurance policies, accounts payable, lines of credit, and long-term debt. The Company believes that the carrying values of these instruments on the accompanying balance sheets approximate their fair values, because of the length of their maturities or existence of interest rates that approximate market rates.

     CASH AND CASH EQUIVALENTS

     The Company records as cash equivalents all highly liquid investments having maturities of three months or less at the date of purchase. At December 31, 1997 and 1998, the Company maintained cash balances in various financial institutions in excess of federally insured limits.

     CONCENTRATION OF CREDIT RISK

     The Company sells to various construction contractors that may be affected by changes in economic or other external conditions. The Company manages its exposure to credit risk through ongoing credit evaluations and, where appropriate, requires that its customers furnish adequate collateral before credit is granted. As of December 31, 1997 and 1998, one customer represented 19% and 11% of trade accounts receivable, respectively.

     INVENTORIES

     Inventories consist primarily of raw materials, repair parts, and building materials for resale that the Company holds for use or sale in the ordinary course of business. The Company uses the first-in, first out method to value inventories at the lower of cost or market. At December 31, 1997 and 1998, management believes the Company had incurred no material impairments in the carrying values of its inventories.

                            WALKER'S CONCRETE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     PREPAID EXPENSES

     Prepaid expenses primarily include amounts the Company has paid for fuel, tires, shop parts, licenses, and insurance. The Company expenses or amortizes all prepaid amounts as used or over the period of benefit, as applicable.

     PROPERTY, PLANT, AND EQUIPMENT, NET

     The Company records property, plant, and equipment at cost or, in the case of equipment acquired under capital leases, at the present value of future lease payments. It uses the straight-line method to compute depreciation of these assets over their estimated useful lives or remaining lease terms.

     The Company expenses maintenance and repair cost when incurred and capitalizes and depreciates expenditures for major renewals and betterments that extend the useful lives of existing assets. When the Company retires or disposes of property, plant, and equipment, it removes the related cost and accumulated depreciation from the accounts and reflects any resulting gain or loss in its statements of operations.

  ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The Company provides an allowance for accounts receivable that it believes may not be fully collectible.

     CASH SURRENDER VALUE OF LIFE INSURANCE POLICIES

     The Company owns various life insurance policies covering its stockholder. It records the cash surrender value of these policies as an asset. It expenses the premiums related to these policies to the extent that they exceed the increase in the underlying cash surrender value of the policies.

     SALES AND EXPENSES

     The Company derives its sales primarily from supplying ready-mixed concrete to contractors. The Company recognizes sales when products are delivered. Costs of goods sold consist primarily of product costs and operating expenses. Operating expenses consist primarily of repairs and maintenance, gas and oil, and insurance. Selling expenses consist primarily of sales commissions, salaries of sales managers, travel and entertainment expenses, trade show expenses, and automobile allowances. General and administrative expenses consist primarily of executive compensation and related benefits, administrative salaries and benefits, office rent and utilities, communication expenses, and professional fees.

     INCOME TAXES

     The Company follows the liability method of accounting for income taxes. Under this method, the Company records deferred income taxes based on temporary differences between the financial reporting and tax bases of assets and liabilities and measures those taxes using enacted tax rates and laws that will be in effect when the Company recovers those assets or settles those liabilities, as the case may be.

     ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates its plant assets for impairment. The Company assesses the recoverability of assets other than plant based on its anticipated future cash flows from its assets. If facts and circumstances lead the Company's management to believe the cost of one of its assets may be impaired, the Company will (a) evaluate the extent to which that cost is recoverable by comparing the future undiscounted cash flows estimated to be associated with that asset to that asset's carrying amount and (b) write-down that carrying amount to market value or discounted cash flow value to the extent necessary. Using this approach, the Company's management has determined that the cash flows from each plant would be sufficient to recover the carrying value of the Company's long-lived assets as of December 31, 1997 and 1998, and therefore that those values were not impaired at those dates.

                            WALKER'S CONCRETE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     COLLECTIVE BARGAINING AGREEMENTS

     The Company is party to various collective bargaining agreements with labor unions. The agreements require the Company to pay specified wages and provide certain benefits to its union employees. These agreements will expire at various times through 2002.

3.  PROPERTY, PLANT, AND EQUIPMENT, NET:

     Property, plant, and equipment consist of the following:


                                         ESTIMATED         DECEMBER 31
                                        USEFUL LIVES   --------------------
                                          IN YEARS       1997       1998
                                        ------------   ---------  ---------
                                                          (IN THOUSANDS)
Land.................................      --          $   1,757  $   1,757
Building and improvements............     7-30               412        412
Machinery and equipment..............     5-20             4,938      5,811
Mixers, trucks, and other vehicles...     5-12             8,292      9,223
Furniture and fixtures...............       7                129        143
                                                       ---------  ---------
                                                          15,528     17,346
Less: Accumulated depreciation.......                     (8,213)    (8,932)
                                                       ---------  ---------
     Property, plant, and equipment,
       net...........................                  $   7,315  $   8,414
                                                       =========  =========

4.  DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Trade accounts receivable and notes receivable consist of the following:

                                           DECEMBER 31
                                       --------------------
                                         1997       1998
                                       ---------  ---------
                                          (IN THOUSANDS)
Accounts receivable, trade...........  $   4,639  $   5,518
Notes receivable.....................        182         96
                                       ---------  ---------
                                           4,821      5,614
Less: Allowance for doubtful
accounts.............................       (151)      (238)
                                       ---------  ---------
Trade accounts and notes receivable,
net..................................  $   4,670  $   5,376
                                       =========  =========

     Notes receivable consist mainly of a note receivable from a third party. This note is payable in minimum monthly installments of $5,000, with interest accruing at the rate of 10%. The final payment is due June 2000.

     Accounts payable and accrued liabilities consist of the following:

                                           DECEMBER 31
                                       --------------------
                                         1997       1998
                                       ---------  ---------
                                          (IN THOUSANDS)
Accounts payable, trade..............  $   2,376  $   2,110
Accrued compensation and benefits....        509        706
Other accrued liabilities............        301        309
                                       ---------  ---------
                                       $   3,186  $   3,125
                                       =========  =========

                            WALKER'S CONCRETE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

5.  DEBT:

     LINE OF CREDIT

     The Company has a line of credit agreement with a bank that provides for borrowings of up to $4,000,000 secured by the Company's accounts receivable. This agreement expires on October 31, 1999. Interest is paid monthly at the reference rate plus 1.0%.

     This Company is subject to covenants under this debt agreement, including minimum tangible net worth, maximum ratio of debt to tangible net worth, minimum debt service coverage ratio, and profitability requirements.

     The following information relates to the line of credit for each of the following periods:

                                       YEAR ENDED DECEMBER
                                                31
                                       --------------------
                                         1997       1998
                                       ---------  ---------
                                          (IN THOUSANDS)
Maximum amount outstanding...........  $   3,575  $   3,572
Average amount outstanding...........  $   2,846  $   2,494
Weighted average interest rate.......        9.7%       9.5%
Effective interest rate at end of
period...............................        9.5%       9.5%
Prime interest rate at end of
period...............................        8.5%       8.5%

     On February 19, 1999, the Company restructured their debt lines. The effect of this restructure was to extend the expiration date of the line of credit to October 31, 2001, modify the debt covenants and grant an additional equipment loan.

  LONG-TERM DEBT

     Long-term debt consists of the following as of December 31:

                                         1997       1998
                                       ---------  ---------
                                          (IN THOUSANDS)
Mortgage, payable in monthly
  principal installments of $6
  through July 2004, plus interest at
  1.5% over the bank's index rate.
  The
  interest rate at December 31, 1998,
  was 10.6%. This loan is secured by
  land...............................  $     450  $     331
Equipment loan, payable in monthly
  principal installments of $13, plus
  interest at 8.6%. This loan is
  secured by equipment; all unpaid
  principal and interest is due on
  July 1, 1999.......................        244         90
Equipment loan, payable in monthly
  principal installments of $10, plus
  interest at 8.59%. This loan is
  secured by equipment. All unpaid
  principal and interest is due on
  April 3, 2000......................        277        158
Equipment loan, payable in monthly
  principal installments of $5, plus
  interest at 8.76%. This loan is
  secured by equipment; all unpaid
  principal and interest is due on
  August 3, 2000.....................        158         99
Equipment loan, payable in monthly
  principal installments of $7, plus
  interest at 9.04%. This loan is
  secured by equipment; all unpaid
  principal and interest is due on
  May 1, 2001........................        272        192
Equipment loan, payable in monthly
  principal installments of $12, plus
  interest at 7.8%. This loan is
  secured by equipment; all unpaid
  principal and interest is due on
  May 5, 2002........................         --        510
Other, payable in monthly principal
  installments of $5, including
  interest
  at 5%. Final payment was made on
  May 5, 1998........................         24         --
                                       ---------  ---------
                                           1,425      1,380
Less: Current portion................       (555)      (567)
                                       ---------  ---------
                                       $     870  $     813
                                       =========  =========

                            WALKER'S CONCRETE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Scheduled maturities of long-term debt are as follows (in thousands):

For the year ending December 31 --
     1999............................  $     567
     2000............................        378
     2001............................        253
     2002............................        132
     2003............................         50
                                       ---------
                                       $   1,380
                                       =========

6.  COMMITMENTS AND CONTINGENCIES:

     The Company leases certain operating and office facilities under operating lease agreements. These leases are noncancellable and expire on various dates throughout 2001. Minimum lease payments under these agreements are as follows (in thousands):

For the year ending December 31 --
     1999............................  $      85
     2000............................          1
     2001............................          1
                                             ---
                                       $      87
                                             ===

     Total rent expense under all operating leases was approximately $1,000, $8,000, and $85,000 for the years ended December 31, 1996, 1997, and 1998, respectively.

     Pursuant to the lease agreement for the San Jose site, the Company is required to purchase an annual minimum volume of coarse aggregate of $796,000 from the lessor, through December 31, 1999.

7.  INCOME TAXES:

     The provision for federal and state income taxes is as follows:


                                             FOR THE YEAR ENDED
                                                 DECEMBER 31
                                       -------------------------------
                                         1996       1997       1998
                                       ---------  ---------  ---------
                                               (IN THOUSANDS)
Federal:
     Current.........................  $     604  $     474  $     897
     Deferred........................          9        199         92
State:
     Current.........................        177        136        250
     Deferred........................          3         51         23
                                       ---------  ---------  ---------
                                       $     793  $     860  $   1,262
                                       =========  =========  =========

                            WALKER'S CONCRETE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate tax rate of 35% to income before provision for income taxes as follows:

                                                FOR THE YEAR ENDED
                                                    DECEMBER 31
                                          -------------------------------
                                            1996       1997       1998
                                          ---------  ---------  ---------
                                                  (IN THOUSANDS)
Provision at the statutory rate.........  $     597  $     759  $   1,085
Increase (decrease) resulting from:
     State income tax, net of federal
       benefit..........................        117        121        178
     Non-deductible expenses............         79        (20)        (1)
                                          ---------  ---------  ---------
                                          $     793  $     860  $   1,262
                                          =========  =========  =========

     The tax effects of temporary differences representing deferred tax assets and liabilities result principally from the following:

                                                FOR THE YEAR ENDED
                                                    DECEMBER 31
                                          -------------------------------
                                            1996       1997       1998
                                          ---------  ---------  ---------
                                                  (IN THOUSANDS)
Deferred income tax assets --
     Accrued Expenses...................        128         49         68
     Capital Loss Carryover.............         18         18         18
     Inventory..........................         --         15         25
     Allowance for Doubtful Accounts....         68         61         41
     Other..............................         18         --         --
                                          ---------  ---------  ---------
          Total deferred income tax
            assets......................        232        143        152
     Valuation Allowance................        (18)       (18)       (18)
                                          ---------  ---------  ---------
          Total deferred income tax
            assets......................        214        125        134
Deferred income tax liabilities --
     Property, Plant & Equipment........       (816)      (976)    (1,101)
                                          ---------  ---------  ---------
          Net deferred income tax
            liabilities.................       (602)      (851)      (967)
                                          =========  =========  =========

8.  RELATED-PARTY TRANSACTIONS:

     The Company's sole stockholder owns a transport business that hauls material for the Company. For the years ended December 31, 1996, 1997, and 1998, payments for hauling services totaled $293,000, $657,000, and $772,000, respectively.

     The Company's sole stockholder owns a charter service that provides executive aircraft services to the Company. For the years ended December 31, 1997 and 1998, payments for executive aircraft services totaled $40,000 and $38,000, respectively. No services were provided during 1996.

     In 1993, the transport company described above loaned the Company $250,000. The note was payable in minimum monthly principal installments of $5,000 plus interest at the rate of 7%. The final payment was made on December 31, 1997. During the year ended December 31, 1997, principal and interest payments made totaled $60,000 and $2,000, respectively.

     In 1994, the Company loaned the sole stockholder $797,000. An additional amount of $82,000 was loaned on January 1, 1997. The note is payable in minimum monthly installments of $3,000, with interest accruing at the rate of 7% per annum. During the years ended December 31, 1997 and 1998, principal payments totaled $310,000 and $395,000, respectively. Interest earned for the years ended December 31, 1997 and 1998, was $42,000 and $11,000, respectively.

                            WALKER'S CONCRETE, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     On January 1, 1997, a life insurance policy was transferred from the Company to its stockholder for consideration of $82,000. This transfer resulted in a loss to the Company of $68,000 which was expensed in 1997.

9.  EMPLOYEE BENEFIT PLANS:

     The Company has a money purchase pension plan. The Company annually contributes a mandatory 15 percent of each eligible employee's salary. To be eligible, an employee must be nonunion and must accumulate 1,000 hours of service per year in addition to obtaining age 21.

     Benefit expense for the years ended December 31, 1996, 1997, and 1998, was approximately $128,000, $135,000, and $152,000, respectively.

     The Company made contributions to employee pension, health, and welfare plans for employees under collective bargaining agreements were $674,000, $840,000, and $908,000 for the years ended December 31, 1996, 1997, and 1998, respectively.

10.  COMMITMENTS AND CONTINGENCIES:

     INSURANCE

     The Company carries a standard range of insurance coverages, including business auto liability, general liability, medical, workers' compensation, excess liability and commercial property. The Company also has an umbrella policy. During 1996, 1997 and 1998, the Company has not had any significant claims or losses on any of these insurance policies.

     LITIGATION

     In the normal course of doing business, the Company occasionally becomes a party to litigation. In the opinion of management, pending or threatened litigation involving the Company will not have a material adverse material effect on its financial condition.

11.  SIGNIFICANT CUSTOMERS:

     The Company had sales of approximately 12% of total sales to one major customer for the year ended December 31, 1996, sales of approximately 17% and 11% of total sales to two major customers for the years ended December 31, 1997, and sales of approximately 17% of total sales to one major customer for the year ended December 31, 1998.

12.  SIGNIFICANT SUPPLIERS:

     The Company purchased approximately 39%, 28%, 15%, and 12% of its materials from four suppliers for 1996; 35%, 30%, and 12% of its materials from three suppliers for 1997; and 26%, 22%, 18%, and 13% of its materials from five suppliers for 1998.

13. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

     In March 1999, the Company and its stockholders entered into a definitive agreement with USC providing for USC's acquisition of the Company.

     In connection with the acquisition, certain non-operating assets with a net book value of $500,000 will be retained by the stockholders. Had this transaction been recorded at December 31, 1998, the effect on the accompanying balance sheet would be a decrease in assets and a decrease in stockholder's equity of $500,000.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Bay Cities Building Materials Co., Inc.:

We have audited the accompanying consolidated balance sheets of Bay Cities Building Materials Co., Inc. (a California corporation) and subsidiary (collectively, the "Company") as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1996, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bay Cities Building Materials Co., Inc. and subsidiary as of December 31, 1997 and 1998, and the results of their consolidated operations and their consolidated cash flows for the years ended December 31, 1996, 1997 and 1998, in conformity with generally accepted accounting principles.

San Francisco, California
January 29, 1999

             BAY CITIES BUILDING MATERIALS CO., INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                         1997       1998
                                       ---------  ---------
               ASSETS
CURRENT ASSETS:
     Cash and cash equivalents.......  $     343  $   2,642
     Trade accounts and notes
      receivable, net of allowance
      for doubtful accounts of $50...      8,503      7,871
     Receivables from
     related-party...................        250        309
     Inventories.....................        106        124
     Prepaid expenses................         18         15
     Short-term investment...........        200        500
                                       ---------  ---------
          Total current assets.......      9,420     11,461
NOTE RECEIVABLE FROM STOCKHOLDERS,
  net of unamortized discount of $42
  and $34, respectively..............        193        201
PROPERTY, PLANT AND EQUIPMENT, net...      4,206      5,494
LONG-TERM INVESTMENT.................        500         --
OTHER ASSETS, net....................         11         11
                                       ---------  ---------
          Total assets...............  $  14,330  $  17,167
                                       =========  =========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Current portion of long-term
     debt............................  $     297  $     335
     Accounts payable................      6,513      6,995
     Related-party accounts
     payable.........................        122         59
     Accrued liabilities and other
     payables........................      1,295      1,823
                                       ---------  ---------
          Total current
        liabilities..................      8,227      9,212
LONG-TERM DEBT, net of current
portion..............................      1,875      2,209
DEFERRED TAX LIABILITIES.............        578        706
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
     Common stock, $10 par; 20,000
      shares authorized, 4,088.58
      shares issued and
      outstanding....................         41         41
     Additional paid-in capital......         38         38
     Retained earnings...............      3,571      4,961
                                       ---------  ---------
          Total stockholders'
        equity.......................      3,650      5,040
                                       ---------  ---------
          Total liabilities and
        stockholders' equity.........  $  14,330  $  17,167
                                       =========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

            BAY CITIES BUILDINGS MATERIALS CO., INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                 (IN THOUSANDS)

                                         1996       1997       1998
                                       ---------  ---------  ---------
SALES................................  $  30,496  $  45,312  $  53,600
COST OF GOODS SOLD...................     27,287     40,292     46,766
                                       ---------  ---------  ---------
          Gross profit...............      3,209      5,020      6,834
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...........................      2,090      2,778      3,962
DEPRECIATION AND AMORTIZATION........        458        458        505
                                       ---------  ---------  ---------
          Income from operations.....        661      1,784      2,367
OTHER INCOME (EXPENSE):
  Interest expense, net..............       (186)      (136)      (156)
  Other income, net..................        177         49        141
                                       ---------  ---------  ---------
          Income before provision for
             income taxes............        652      1,697      2,352
PROVISION FOR INCOME TAXES...........        260        696        962
                                       ---------  ---------  ---------
          Net income.................  $     392  $   1,001  $   1,390
                                       =========  =========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

             BAY CITIES BUILDING MATERIALS CO., INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                          COMMON STOCK        ADDITIONAL                    TOTAL
                                       -------------------     PAID-IN      RETAINED    STOCKHOLDERS'
                                         SHARES     AMOUNT     CAPITAL      EARNINGS       EQUITY
                                       ----------   ------    ----------    --------    -------------
BALANCE, December 31, 1995...........    4,088.58    $ 41        $ 38        $2,178        $ 2,257
     Net income......................          --      --          --           392            392
                                       ----------   ------        ---       --------    -------------
BALANCE, December 31, 1996...........    4,088.58      41          38         2,570          2,649
     Net income......................          --      --          --         1,001          1,001
                                       ----------   ------        ---       --------    -------------
BALANCE, December 31, 1997...........    4,088.58      41          38         3,571          3,650
     Net income......................          --      --          --         1,390          1,390
                                       ----------   ------        ---       --------    -------------
BALANCE, December 31, 1998...........    4,088.58    $ 41        $ 38        $4,961        $ 5,040
                                       ==========   ======        ===       ========    =============

  The accompanying notes are an integral part of these consolidated financial statements.

             BAY CITIES BUILDING MATERIALS CO., INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1996 , 1997 AND 1998

                                 (IN THOUSANDS)

                                         1996       1997       1998
                                       ---------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................  $     392  $   1,001  $   1,390
  Adjustments to reconcile net income
     to net cash provided by
     operating activities --
       Depreciation and
          amortization...............        458        458        505
       Deferred income tax provision
          (benefit)..................        156        420        (25)
       Net gain on sale of property
          and equipment..............       (155)       (12)       128
       Changes in operating assets
          and liabilities --
          Trade accounts and notes
             receivable, net of
             allowances..............        250     (4,709)       573
          Inventories................        (21)       152        (18)
          Prepaid expenses...........        (53)        55          3
          Other assets...............         33         (5)        (9)
          Accounts payable...........       (847)     3,066        419
          Accrued liabilities and
             other payables..........        276        100        528
                                       ---------  ---------  ---------
               Net cash provided by
                  operating
                  activities.........        489        526      3,494
                                       ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant, and
  equipment..........................       (465)      (807)    (1,806)
  Proceeds from sales of property,
  plant and equipment................        163         12         39
  Increase in note receivable from
     stockholders, net of unamortized
     discount........................         --       (188)        --
  Purchase of long-term
  investments........................       (700)        --         --
  Proceeds from liquidation of
     investment......................         --         --        200
  Repayments on note receivable from
     stockholders....................      1,053         --         --
                                       ---------  ---------  ---------
               Net cash provided by
                  (used in) investing
                  activities.........         51       (983)    (1,567)
                                       ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt.......        179        214        913
  Repayments on long-term debt.......       (295)      (334)      (541)
                                       ---------  ---------  ---------
               Net cash provided by
                  (used in) financing
                  activities.........       (116)      (120)       372
                                       ---------  ---------  ---------
NET INCREASE (DECREASE) IN CASH......        424       (577)     2,299
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR..................        496        920        343
                                       ---------  ---------  ---------
CASH AND CASH EQUIVALENTS AT END OF
  YEAR...............................  $     920  $     343  $   2,642
                                       =========  =========  =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid during the year for
  interest...........................  $     226  $     197  $     217
  Cash paid during the year for
  income taxes.......................         --        182        315


  The accompanying notes are an integral part of these consolidated financial statements.

             BAY CITIES BUILDING MATERIALS CO., INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

1.  BUSINESS AND ORGANIZATION:

     Bay Cities Building Materials Co., Inc., a California corporation and its wholly owned subsidiary (together, the "Company"), as of March 6, 1957, is engaged in the production and distribution of ready-mixed concrete products in the San Francisco Bay Area and Sacramento metropolitan area. The Company has 10 batch plants.

     The Company and its stockholders intend to enter into a definitive agreement with U.S. Concrete, Inc. ("USC"), a recently formed entity organized to acquire ready mixed companies. Pursuant to this transaction, the Company's stockholders will exchange all the outstanding common stock of the Company for cash and shares of USC common stock concurrent with the closing of USC's initial public offering.

2.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     BASIS OF PRESENTATION

     The Company has prepared these consolidated financial statements on the accrual basis of accounting.

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Bay Cities Building Materials Co., Inc., and its subsidiary, B.C.B.M. Transport, Inc. ("BCBM"). BCBM's September 30, 1997 and 1998, year-end balances are consolidated in these financial statements. All material intercompany transactions have been eliminated in consolidation.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist primarily of cash and investments in certificates of deposit, accounts receivable, notes receivable, accounts payable and long-term debt. The Company believes that the carrying values of these instruments on the accompanying consolidated balance sheets approximates their fair values because of the length of their maturities or the existence of interest rates that approximates market rates.

     CASH AND CASH EQUIVALENTS

     The Company records as cash equivalents all highly liquid investments having maturities of three months or less at the date of purchase. At December 31, 1997 and 1998, the Company maintained cash balances in various financial institutions in excess of federally insured limits.

     INVESTMENTS

     The Company classifies securities with maturities longer than three months that the Company intends to hold to maturity as investments and, classifies them as either current or noncurrent assets based on the maturity date of the security. As of December 31, 1997 and 1998, the Company held $700,000 and $500,000, respectively, of interest-bearing certificates of deposit, which were classified as "held-to-maturity" securities. The carrying basis of these investments approximated fair value.

             BAY CITIES BUILDING MATERIALS CO., INC. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     CONCENTRATION OF CREDIT RISK

     The Company sells to various construction contractors that may be affected by changes in economic or other external conditions. The Company manages its exposure to credit risk through ongoing credit evaluations and, where appropriate, requires that its customers furnish adequate collateral before credit is granted. The Company did not have any significant concentration of credit in any customers as of December 31, 1997 and 1998. The Company had revenues from one project with multiple contractors that represented 28.1%, 24.9% and 4.0%, of revenues for 1998, 1997 and 1996, respectively.

     INVENTORIES

     Inventories consist primarily of raw materials for resale that the Company holds for use in the ordinary course of business. The Company uses the first-in, first-out method to value inventories at the lower of cost or market. At December 31, 1997 and 1998, management believes the Company had incurred no material impairments in the carrying values of its inventories.

     PROPERTY, PLANT AND EQUIPMENT, NET

     The Company states property, plant and equipment at cost and uses the straight-line method to compute depreciation of these assets over their estimated useful lives or remaining lease terms.

     Expenditures for maintenance and repairs are charged to expense when incurred, and the Company capitalizes and depreciates expenditures for major renewals and betterments that extend the useful lives of existing assets. When the Company retires or disposes of property, plant and equipment, it removes the related cost and accumulated depreciation from the accounts, and reflects any resulting gain or loss in the consolidated statements of operations.

     ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The Company provides an allowance for accounts receivable that it believes may not be fully collectible. At December 31, 1997 and 1998, the allowance was $50,000.

     SALES AND EXPENSES

     The Company derives its sales primarily from the production and delivery of ready-mix concrete, building materials for resale and related concrete products. The Company recognizes sales when products are delivered. Cost of goods sold consists primarily of product costs and operating expenses. Operating expenses consist of wages and benefits of union employees, plant operations, repairs and maintenance, and truck expenses. Selling expenses consist primarily of sales commissions, salaries of sales managers, travel and entertainment expenses, and trade show expenses. General and administrative expenses consist primarily of executive compensation and related benefits, administrative salaries and benefits, office rent and utilities, communication expenses, and professional fees.

     INCOME TAXES

     The Company follows the liability method of accounting for income taxes. Under this method, the Company records deferred income tax balances based on temporary differences between the financial reporting and tax bases of assets and liabilities and measures those taxes using enacted tax rates and laws that will be in effect when the Company recovers those assets or settles those liabilities, as the case may be.

     ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates its plant assets for impairment. The Company assesses the recoverability of assets based upon anticipated future cash flows from its assets. If facts and circumstances lead the Company's management to believe that the cost of one of its assets may be impaired, the Company will (a) evaluate the extent to which that cost is recoverable by comparing the future undiscounted cash flows estimated to be associated with that asset to that asset's carrying amount and (b) write-down that carrying

             BAY CITIES BUILDING MATERIALS CO., INC. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

amount to market value or discounted cash flow value to the extent necessary. Using this approach, the Company's management determined that the cash flows would be sufficient to recover the carrying value of the Company's long lived assets as of December 31, 1997 and 1998, and, therefore, that those values were not impaired at that date.

     COLLECTIVE BARGAINING AGREEMENTS

     The Company is party to various collective bargaining agreements with labor unions. The agreements require the Company to pay specified wages and provide certain benefits to its union employees. These agreements will expire at various times through 2002.

3.  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consist of the following:

                                          ESTIMATED
                                            USEFUL           DECEMBER 31
                                            LIVES        --------------------
                                           IN YEARS        1997       1998
                                        --------------   ---------  ---------
                                                            (IN THOUSANDS)
Land.................................       --           $   1,766  $   2,256
Building and improvements............         7-30           3,577      4,431
Machinery and equipment..............         3-15             468        468
Mixers, trucks and other vehicles....         3-12           5,417      5,705
Furniture and fixtures...............         3-15              29         29
                                                         ---------  ---------
                                                            11,257     12,889
Less -- Accumulated depreciation.....                       (7,051)    (7,395)
                                                         ---------  ---------
     Property, plant and equipment,
       net...........................                    $   4,206  $   5,494
                                                         =========  =========

4.  DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Trade accounts receivable and notes receivable consist of the following:

                                           DECEMBER 31
                                       --------------------
                                         1997       1998
                                       ---------  ---------
                                          (IN THOUSANDS)
Trade accounts receivable............  $   8,548  $   7,889
Notes and other receivables..........          5         32
Less -- Allowance for doubtful
accounts.............................        (50)       (50)
                                       ---------  ---------
                                       $   8,503  $   7,871
                                       =========  =========

     Accrued liabilities and other payables consist of the following:


                                           DECEMBER 31
                                       --------------------
                                         1997       1998
                                       ---------  ---------
                                          (IN THOUSANDS)
Accrued compensation and benefits....  $     355  $     611
Sales tax payable....................        373        392
Income taxes payable.................        554        754
Other accrued liabilities............         13         66
                                       ---------  ---------
                                       $   1,295  $   1,823
                                       =========  =========

             BAY CITIES BUILDING MATERIALS CO., INC. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5.  LONG-TERM DEBT:

     Long-term debt, consists of the following:

                                           DECEMBER 31
                                       --------------------
                                         1997       1998
                                       ---------  ---------
                                          (IN THOUSANDS)
Notes payable to bank with interest
  ranging from 6.0% to 10.25%, with
  monthly principal and interest
  payments, maturing January 1998
  through 2005, and ranging from
  8.25% to prime plus 1.5% (prime of
  7.75% at December 31, 1998), with
  monthly principal and interest
  payments, maturing January 1999
  through 2005, for the years ended
  December 31, 1997 and 1998,
  respectively, secured by machinery
  equipment and land.................  $   1,552  $   1,704
Note payable at 7.50%, interest only
  payable monthly, principal
  due 2002, secured by property......        620        620
Note payable at 7.58%, with monthly
  principal and interest payments,
  due 2001, secured by equipment.....         --        220
                                       ---------  ---------
                                           2,172      2,544
Less -- Current portion..............       (297)      (335)
                                       ---------  ---------
                                       $   1,875  $   2,209
                                       =========  =========

     Scheduled maturities of long-term debt are as follows (in thousands):

For the year ending December 31 --
     1999............................  $     335
     2000............................        336
     2001............................        349
     2002............................        218
     2003............................        754
     Thereafter......................        552
                                       ---------
                                       $   2,544
                                       =========

6.  LEASES:

     The Company leases land, equipment, and vehicles under operating lease agreements. These leases are noncancelable and expire on various dates through 2003. Minimum lease payments under these agreements are as follows (in thousands):

For the year ending December 31 --
     1999............................  $   1,334
     2000............................      1,160
     2001............................        800
     2002............................        602
     2003............................        223
                                       ---------
                                       $   4,119
                                       =========

     Total rent expense under all operating leases was $713,000, $1,045,000, and $1,296,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

             BAY CITIES BUILDING MATERIALS CO., INC. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7.  INCOME TAXES:

     The provision for federal and state income taxes is as follows:

                                             FOR THE YEAR ENDED
                                                DECEMBER 31,
                                       -------------------------------
                                         1996       1997       1998
                                       ---------  ---------  ---------
                                               (IN THOUSANDS)
Federal --
     Current.........................  $     164  $     243  $     655
     Deferred........................         36        302         98
State --
     Current.........................         76         32        180
     Deferred........................        (16)       119         29
                                       ---------  ---------  ---------
                                       $     260  $     696  $     962
                                       =========  =========  =========

     Actual income tax expense differs from the income tax expense computed by applying the U.S. federal statutory corporate tax rate of 35% to income before income taxes as follows:

                                             FOR THE YEAR ENDED
                                                 DECEMBER 31
                                       -------------------------------
                                         1996       1997       1998
                                       ---------  ---------  ---------
                                               (IN THOUSANDS)
Provision at the statutory rate......  $     228  $     595  $     823
Increase (decrease) resulting from --
     State income tax, net of federal
     benefit.........................         38         98        136
     Nondeductible expenses..........         (6)         3          3
                                       ---------  ---------  ---------
                                       $     260  $     696  $     962
                                       =========  =========  =========

     The tax effects of temporary differences representing deferred tax assets and liabilities principally from the following:

                                             FOR THE YEAR ENDED
                                                 DECEMBER 31
                                       -------------------------------
                                         1996       1997       1998
                                       ---------  ---------  ---------
                                               (IN THOUSANDS)
Deferred tax assets --
     Minimum tax credit..............         10         95        103
     NOL.............................        188         --         --
     Other...........................         --          2         --
     Allowance for doubtful
     accounts........................         84         20         20
                                       ---------  ---------  ---------
          Total deferred tax
          assets.....................        282        117        123
Deferred tax liabilities --
     Depreciation expense............       (415)      (462)      (653)
     Investments.....................         --       (233)      (175)
     Other...........................        (25)        --         --
                                       ---------  ---------  ---------
          Total deferred tax
          liabilities................       (440)      (695)      (828)
                                       ---------  ---------  ---------
          Net deferred tax
          liabilities................  $    (158) $    (578) $    (705)
                                       =========  =========  =========


     The Company believes that all tax assets are realizable and therefore has not offset any of these balances with a valuation allowance.

             BAY CITIES BUILDING MATERIALS CO., INC. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8.  RELATED-PARTY TRANSACTIONS:

     The Company's sales include $157,000, $62,000 and $87,000 in 1996, 1997 and
1998, respectively, for sales to a contracting company in which one of the Company's stockholders has an ownership interest.

     In 1997, the Company advanced its two principal stockholders $188,000 in return for a note receivable in the amount of $235,000 and for interest on the advance at an annual interest rate of 4%. Principal payments to the Company are not due until February 1, 2003, which is the maturity date of the note. The note is secured by an apartment building that is owned by the stockholders. As of December 31, 1997 and 1998, the note receivable from stockholders, net of unamortized discount, was $193,000 and $201,000, respectively. During the years ended December 31, 1997 and 1998, the Company recorded interest income of approximately $10,000 and $16,000, respectively, including discount amortization of $5,000 and $8,000, respectively.

9.  EMPLOYEE BENEFIT PLANS:

     The Company offers its nonunion employees a profit-sharing plan (the "Plan"), which covers all employees who have completed at least 1,000 hours of service in a 12-month period subsequent to employment. The Company may declare a discretionary contribution annually, which is placed into a trust fund for the benefit of Plan participants. The Company made discretionary profit-sharing contributions of $142,000, $215,000 and $200,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

     The Company made contributions to employee pension, health and welfare plans for employees under collective bargaining agreements were $619,000, $759,000 and $838,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

10.  COMMITMENTS AND CONTINGENCIES:

     INSURANCE

     The Company carries a standard range of insurance coverage, including business auto liability, general liability, medical, workers' compensation, excess liability and commercial property. The Company also has an umbrella policy. During 1996, 1997 and 1998, the Company has not had any significant claims or losses on any of these insurance policies.

     LITIGATION

     In the normal course of doing business, the Company occasionally becomes a party to litigation. In the opinion of management, pending or threatened litigation involving the Company as of December 31, 1998, will not have a material effect on its financial condition or results of operations.

11. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

     In February 1999, the Company and its stockholders entered into a definitive agreement with USC providing for USC's acquisition of the Company.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Opportunity Concrete Corporation:

We have audited the accompanying balance sheet of Opportunity Concrete Corporation (the Company) (a District of Columbia corporation) as of December 31, 1998, and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Opportunity Concrete Corporation as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Washington, D.C.
January 29, 1999

                        OPPORTUNITY CONCRETE CORPORATION

                                 BALANCE SHEET
                            AS OF DECEMBER 31, 1998

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

               ASSETS
CURRENT ASSETS:
     Cash and cash equivalents.......  $   1,634
     Accounts receivable.............        504
     Inventories.....................         72
     Prepaid expenses................        134
     Other current assets............          3
                                       ---------
          Total current assets.......      2,347
PROPERTY, PLANT AND EQUIPMENT, net...      2,060
OTHER ASSETS, net....................         42
                                       ---------
          Total assets...............  $   4,449
                                       =========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Current portion of long-term
     debt............................  $     298
     Accounts payable and accrued
     liabilities.....................        509
                                       ---------
          Total current
        liabilities..................        807
LONG-TERM DEBT, net of current
portion..............................        684
DEFERRED TAX LIABILITY...............         69
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
     Common stock, $100 par; 500
      shares authorized, 140 shares
      outstanding....................         14
     Additional paid-in capital......          7
     Retained earnings...............      2,868
                                       ---------
          Total stockholders'
        equity.......................      2,889
                                       ---------
          Total liabilities and
        stockholders' equity.........  $   4,449
                                       =========


    The accompanying notes are an integral part of this financial statement.

                        OPPORTUNITY CONCRETE CORPORATION

                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                 (IN THOUSANDS)

SALES................................  $  16,180
COST OF GOODS SOLD...................     11,296
                                       ---------
          Gross profit...............      4,884
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...........................      2,352
DEPRECIATION AND AMORTIZATION
  EXPENSE............................        245
                                       ---------
          Operating income...........      2,287
OTHER INCOME:
     Interest, net...................          8
     Other income, net...............         14
                                       ---------
          Income before provision for
           income taxes..............      2,309
PROVISION FOR INCOME TAXES...........        187
                                       ---------
     Net income......................  $   2,122
                                       =========


    The accompanying notes are an integral part of this financial statement.

                        OPPORTUNITY CONCRETE CORPORATION

                       STATEMENT OF STOCKHOLDERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                           COMMON STOCK       ADDITIONAL                      TOTAL
                                        ------------------      PAID-IN      RETAINED     STOCKHOLDERS'
                                        SHARES     AMOUNT       CAPITAL      EARNINGS        EQUITY
                                        -------    -------    -----------    ---------    -------------
BALANCE, December 31, 1997...........      140      $  14        $   7        $  3,016       $ 3,037
     Net income......................       --         --           --           2,122         2,122
     Distributions...................       --         --           --          (2,270)       (2,270)
                                        -------    -------         ---       ---------    -------------
BALANCE, December 31, 1998...........      140      $  14        $   7        $  2,868       $ 2,889
                                        =======    =======         ===       =========    =============

    The accompanying notes are an integral part of this financial statement.

                        OPPORTUNITY CONCRETE CORPORATION

                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                 (IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income......................  $   2,122
     Adjustments to reconcile net
      income to net cash provided by
      operating activities --
          Depreciation and
           amortization..............        245
          Net loss on sale of
           property, plant and
           equipment.................          3
          Equity in loss of joint
           venture...................          7
          Deferred income tax
           provision.................         17
          Changes in operating assets
           and liabilities:
               Accounts receivable...        200
               Inventories...........         21
               Prepaid expenses......         (7)
               Other current
               assets................         14
               Accounts payable and
               accrued liabilities...       (210)
                                       ---------
                     Net cash
                   provided by
                   operating
                   activities........      2,412
                                       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of property, plant and
      equipment......................       (463)
     Increase in cash surrender value
      of life insurance..............         (7)
                                       ---------
                     Net cash used in
                   investing
                   activities........       (470)
                                       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from long-term debt....        377
     Repayments on long-term debt....       (234)
     Distributions to stockholders...     (2,270)
                                       ---------
                     Net cash used in
                   financing
                   activities........     (2,127)
                                       ---------
NET DECREASE IN CASH AND CASH
  EQUIVALENTS........................       (185)
CASH AND CASH EQUIVALENTS, at
  beginning of year..................      1,819
                                       ---------
CASH AND CASH EQUIVALENTS, at end of
  year...............................  $   1,634
                                       =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
     Cash paid during the year for
      interest.......................  $      75
     Cash paid during the year for
      income taxes...................        187


    The accompanying notes are an integral part of this financial statement.

                        OPPORTUNITY CONCRETE CORPORATION
                         NOTES TO FINANCIAL STATEMENTS

1.  BUSINESS AND ORGANIZATION:

     Opportunity Concrete Corporation (the "Company"), a District of Columbia ("D.C.") corporation, is engaged in the production and distribution of ready-mixed concrete throughout the D.C. metropolitan area.

     The Company and its stockholders intend to enter into a definitive agreement with U.S. Concrete, Inc. (USC), an entity organized to acquire ready-mixed concrete companies, pursuant to which the Company's stockholders will exchange all the outstanding common stock of the Company for cash and shares of USC common stock concurrent with the closing of USC's initial public offering.

2.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     BASIS OF PRESENTATION

     The Company has prepared these financial statements on the accrual basis of accounting.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and long-term debt. The Company believes that the carrying values of these instruments on the accompanying balance sheet approximate their fair values, because of the length of their maturities or the existence of interest rates that approximate market rates.

     CASH AND CASH EQUIVALENTS

     The Company records as cash equivalents all highly liquid investments having maturities of three months or less at the date of purchase. The Company maintains cash and cash equivalents in various financial institutions in excess of federally insured limits. Although in excess of these limits, the Company believes these financial institutions are of high credit quality, reducing risk of loss.

     CONCENTRATION OF CREDIT RISK

     The Company sells to various construction contractors that may be affected by changes in economic or other external conditions. The Company manages its exposure to credit risk through ongoing credit evaluations and, where appropriate, requires that its customers furnish adequate collateral before credit is granted.

     INVENTORIES

     Inventories consist primarily of raw materials, repair parts and building materials for resale that the Company holds for use or sale in the ordinary course of business. The Company uses the first-in, first out method to value inventories at the lower of cost or market. At December 31, 1998, management believes the Company had incurred no material impairments in the carrying values of its inventories.

     PREPAID EXPENSES

     Prepaid expenses primarily include amounts the Company has paid for licenses and insurance. The Company expenses or amortizes all prepaid amounts as used or over the period of benefit, as applicable.

                        OPPORTUNITY CONCRETE CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     PROPERTY, PLANT AND EQUIPMENT, NET

     The Company states property, plant and equipment at cost. It uses the straight-line method to report depreciation of these assets over their estimated useful lives or remaining lease terms.

     The Company expenses maintenance and repairs cost when incurred and capitalizes and depreciates expenditures for major renewals and betterments that extend the useful lives of existing assets. When the Company retires or disposes of property, plant and equipment, it removes the related cost and accumulated depreciation from the accounts and reflects any resulting gain or loss in its statement of operations.

     SALES AND EXPENSES

     The Company derives its sales primarily from the production and delivery of ready-mixed concrete to commercial customers in the D.C. metropolitan area. The Company recognizes sales when products are delivered. Costs of goods sold consist primarily of product costs, ready-mixed concrete purchases and operating expenses. Operating expenses consist primarily of salaries and related benefits, plant operations and repairs and maintenance expenses. Selling expenses consist primarily of salaries of sales manager and travel and entertainment expenses. General and administrative expenses consist primarily of administrative salaries and benefits, office rent and utilities, communication expenses and professional fees.

     INCOME TAXES

     The Company's stockholders has elected S Corporation status pursuant to the Internal Revenue Code. As such, the Company is not subject to federal income taxes and its stockholders report their respective shares of the Company's taxable earnings or losses in their personal tax returns. The Company is still subject to certain state and local income taxes for those areas that do not recognize S Corporations (D.C. being one). The Company will terminate its S Corporation status when USC acquires it.

     The Company follows the liability method of accounting for income taxes. Under this method, the Company records deferred income taxes based on temporary differences between the financial reporting and tax bases of assets and liabilities and measures those taxes using enacted tax rates and laws that will be in effect when the Company recovers those assets or settles those liabilities, as the case may be.

     ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates its plant assets for impairment. The Company assesses the recoverability of assets based on its anticipated future cash flows from its assets. If facts and circumstances lead the Company's management to believe that the cost of one of its assets may be impaired, the Company will (a) evaluate the extent to which that cost is recoverable by comparing the future undiscounted cash flows estimated to be associated with that asset to that asset's carrying amount and (b) write-down that carrying amount to market value or discounted cash flow value to the extent necessary. Using this approach, the Company's management has determined that the cash flows would be sufficient to recover the carrying value of the Company's long lived assets as of December 31, 1998, and, therefore, that those values were not impaired at those dates.

                        OPPORTUNITY CONCRETE CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3.  PROPERTY, PLANT AND EQUIPMENT, NET:

     Property, plant and equipment consist of the following:


                                         ESTIMATED
                                        USEFUL LIVES     DECEMBER 31,
                                          IN YEARS           1998
                                        ------------    --------------
                                                        (IN THOUSANDS)
Leasehold improvements...............       5-7            $     49
Machinery and equipment..............       3-20              1,423
Mixers, trucks and other vehicles....       3-12              2,223
Furniture and fixtures...............       3-8                 374
                                                        --------------
                                                              4,069
Less -- Accumulated depreciation.....                        (2,009)
                                                        --------------
     Property, plant and equipment,
       net...........................                      $  2,060
                                                        ==============

4.  DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Accounts receivable consist of the following:


                                         DECEMBER 31,
                                             1998
                                        --------------
                                        (IN THOUSANDS)
Accounts receivable, trade...........       $  477
Other receivables....................           27
                                        --------------
                                            $  504
                                        ==============

     Accounts payable and accrued liabilities consist of the following:


                                         DECEMBER 31,
                                             1998
                                        --------------
                                        (IN THOUSANDS)
Accounts payable, trade..............       $  324
Accrued compensation and benefits....           82
Other accrued liabilities............          103
                                        --------------
                                            $  509
                                        ==============

                        OPPORTUNITY CONCRETE CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

5.  LONG-TERM DEBT

     Long-term debt consists of the following:


                                         DECEMBER 31,
                                             1998
                                        --------------
                                        (IN THOUSANDS)
Financing institution, at variable
  rates averaging 8.2%, maturing July
  2001, monthly installments of
  $7,760 including interest, secured
  by an Erie Strayer Mobile Central
  Mix Plant..........................       $  214
Bank debt, nine (9) notes, maturing
  in various amounts between 1999 and
  2002, bearing interest at fixed
  rates, which range from 8.0% to
  8.5%, secured by Company trucks....          676
Financing institution, interest at
  7.64%, monthly principal and
  interest payments of $2,023,
  maturing July 2003, secured by a
  Company truck......................           92
Financing institution, interest at
  9.75%, monthly principal and
  interest payments of $484, maturing
  December 1998, secured by a Company
  truck..............................           --
                                        --------------
                                               982
Less -- Current portion..............         (298)
                                        --------------
                                            $  684
                                        ==============


     Scheduled maturities of long-term debt are as follows (in thousands):

For the year ending December 31 --
     1999............................      $  298
     2000............................         319
     2001............................         239
     2002............................         113
     2003............................          13
                                        ------------
                                           $  982
                                        ============

     At December 31, 1998, the Company had lines of credit with a bank totaling $500,000, which expire on July 31, 1999. There were no borrowings against this credit at December 31, 1998.

6.  LEASES

     The Company leases office space, garage, plant site, equipment and vehicles under operating lease agreements. These leases are noncancelable and expire on various dates over the next ten years. Future minimum lease payments under these agreements are as follows (in thousands):

For the year ending December 31 --
     1999............................      $  177
     2000............................         136
     2001............................         140
     2002............................         143
     2003............................         146
                                        ------------
                                           $  742
                                        ============

     Total rent expense under all operating leases was approximately $264,000 for the year ended December 31, 1998.

                        OPPORTUNITY CONCRETE CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

7.  INCOME TAXES:

     The accompanying statement of operations includes a provision for state income taxes related to Washington, D.C., which does not recognize the S Corporation status. The deferred tax liability of $69,000 primarily results from different depreciation and amortization methods used for tax purposes to record fixed assets.

     The components of the provision for state income taxes follows:

                                           FOR THE YEAR ENDING
                                            DECEMBER 31, 1998
                                           -------------------
                                             (IN THOUSANDS)
State:
     Current............................          $ 170
     Deferred...........................             17
                                                 ------
                                                  $ 187
                                                 ======

8.  EMPLOYEE BENEFIT PLANS:

     The Company maintains a 401(k) plan covering substantially all employees of the Company who have attained age 21, after completion of one year of continuous employment. Participants' interests in employer contributions become 100% vested after five years of service. Benefit expense for the year ended December 31, 1998, was approximately $125,000.

9.  COMMITMENTS AND CONTINGENCIES:

     INSURANCE

     The Company carries a standard range of insurance coverages, including business auto liability, general liability, medical, workers' compensation, excess liability and commercial property. The Company also has an umbrella policy. The Company has not had any significant claims or losses on any of these insurance policies.

     LITIGATION

     In the normal course of doing business, the Company occasionally becomes a party to litigation. The Company has received two demand letters from attorneys representing a former employee claiming wrongful termination.

     In November 1998, a grand jury subpoena issued out of the U.S. District Court was served on the Company for specified documents. The Company is cooperating with federal authorities to provide the information requested. The Company has been informed that they are not the target of the grand jury investigation, but, is considered a subject of the investigation because the target(s) appear to have used documents in connection with their alleged misconduct that may have come from the Company's premises. It is impossible to predict accurately the outcome of such a proceeding because its full nature and scope have not been disclosed. In the opinion of management, pending or threatened litigation involving the Company will not have a material effect on its financial condition or results of operations.

                        OPPORTUNITY CONCRETE CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

10.  SIGNIFICANT CUSTOMERS:

     Sales from significant customers consist of the following:

                                           FOR THE YEAR ENDED
                                           DECEMBER 31, 1998
                                           ------------------
Company A...............................            14%
Company B...............................            18
Company C...............................            20

11.  SIGNIFICANT SUPPLIERS:

     The Company purchased approximately 34% of its materials from two suppliers in 1998.

12.  SUBSEQUENT EVENT:

     On January 14, 1999, the Company made distributions to stockholders totaling $280,000.

13. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

     In March 1999, the Company and its stockholders entered into a definitive agreement with USC providing for USC's acquisition of the Company.

     In addition, prior the closing of the acquisition, the Company will make distributions of the Company's estimated S Corporation Accumulated Adjustment Account which at December 31, 1998 is approximately $2,868,000.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Baer Concrete, Incorporated:

We have audited the accompanying balance sheet of Baer Concrete, Incorporated (the Company) (a New Jersey corporation), as of December 31, 1998, and the related statements of operations and comprehensive income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Baer Concrete, Incorporated, as of December 31, 1998, and the results of its operations and comprehensive income and its cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
March 5, 1999

                          BAER CONCRETE, INCORPORATED

                                 BALANCE SHEET
                               DECEMBER 31, 1998

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     ASSETS

CURRENT ASSETS:
     Cash and cash equivalents.......  $   1,410
     Available for sale securities...         20
     Accounts receivable, net of
      allowance for doubtful accounts
      of $52.........................      1,754
     Receivable from related party...         50
     Inventories.....................        104
     Deferred tax assets.............         46
     Other current assets............         30
                                       ---------
          Total current assets.......      3,414
PROPERTY, PLANT AND EQUIPMENT, net...      3,518
CASH SURRENDER VALUE OF LIFE
  INSURANCE..........................        401
STOCKHOLDER'S NOTES RECEIVABLE.......        252
OTHER ASSETS.........................         94
                                       ---------
          Total assets...............  $   7,679
                                       =========

      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Current portion of long-term
      debt...........................  $     755
     Current portion of other
      long-term obligations..........         53
     Accounts payable and accrued
      liabilities....................      1,747
                                       ---------
          Total current
           liabilities...............      2,555
LONG-TERM DEBT, net of current
  portion............................      1,675
OTHER LONG-TERM OBLIGATIONS..........         99
DEFERRED TAX LIABILITY...............        482
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
     6% cumulative preferred stock,
      $100 par; 3,000 shares
      authorized, 1,225 shares
      outstanding....................        123
     5% noncumulative preferred
      stock, $1 par; 14,000 shares
      authorized, 14,000 shares
      outstanding....................         14
     Common stock, no par; 2,500
      shares authorized, 1,580 shares
      outstanding....................         --
     Additional paid-in capital......         10
     Treasury stock, at cost (1,350
      common shares and 775 preferred
      shares)........................       (936)
     Unrealized loss on securities
      available for sale.............       (181)
     Retained earnings...............      3,838
                                       ---------
          Total stockholders'
           equity....................      2,868
                                       ---------
          Total liabilities and
           stockholders' equity......  $   7,679
                                       =========


    The accompanying notes are an integral part of this financial statement.

                          BAER CONCRETE, INCORPORATED

             STATEMENT OF OPERATIONS AND OTHER COMPREHENSIVE INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                 (IN THOUSANDS)


SALES...................................  $  11,973
COST OF GOODS SOLD......................      9,910
                                          ---------
          Gross profit..................      2,063
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES..............................      1,195
DEPRECIATION EXPENSE....................        412
                                          ---------
          Income from operations........        456
OTHER INCOME (EXPENSE):
     Interest expense, net..............       (105)
     Other income, net..................        379
                                          ---------
          Income before provision for
           income taxes.................        730
PROVISION FOR INCOME TAXES..............        307
                                          ---------
NET INCOME..............................        423
                                          ---------
OTHER COMPREHENSIVE INCOME:
     Unrealized loss on securities
      available for sale................        (24)
                                          ---------
COMPREHENSIVE INCOME....................  $     399
                                          =========


    The accompanying notes are an integral part of this financial statement.

                          BAER CONCRETE, INCORPORATED

                       STATEMENT OF STOCKHOLDERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                               5%
                                        6% CUMULATIVE     NONCUMULATIVE
                                       PREFERRED STOCK   PREFERRED STOCK    COMMON STOCK     ADDITIONAL
                                       ---------------   ---------------   ---------------    PAID-IN     TREASURY   RETAINED
                                       SHARES   AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL      STOCK     EARNINGS
                                       ------   ------   ------   ------   ------   ------   ----------   --------   ---------
BALANCE, December 31, 1997...........  1,225     $123    14,000    $ 14    1,580    $--         $ 10       $ (936)    $ 3,423
  Net income.........................     --       --        --      --       --       --         --           --         423
  Dividends..........................     --       --        --      --       --       --         --           --          (8)
  Unrealized loss on securities
    available for sale...............     --       --        --      --       --       --         --           --          --
                                       ------   ------   ------   ------   ------   ------       ---      --------   ---------
BALANCE, December 31, 1998...........  1,225     $123    14,000    $ 14    1,580    $--         $ 10       $ (936)    $ 3,838
                                       ======   ======   ======   ======   ======   ======       ===      ========   =========

                                        UNREALIZED
                                          LOSS ON
                                        SECURITIES         TOTAL
                                       AVAILABLE FOR   STOCKHOLDERS'
                                           SALE           EQUITY
                                       -------------   -------------
BALANCE, December 31, 1997...........      $(157)         $ 2,477
  Net income.........................         --              423
  Dividends..........................         --               (8)
  Unrealized loss on securities
    available for sale...............        (24)             (24)
                                       -------------   -------------
BALANCE, December 31, 1998...........      $(181)         $ 2,868
                                       =============   =============

    The accompanying notes are an integral part of this financial statement.

                          BAER CONCRETE, INCORPORATED

                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                 (IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................  $     423
  Adjustments to reconcile net income
     to net cash provided by
     operating activities --
     Depreciation and amortization...        412
     Net gain on sale of property,
     plant and equipment.............       (323)
     Deferred income tax provision...        244
     Changes in operating assets and
     liabilities --
       Accounts receivable, net of
      allowance......................       (106)
       Inventories...................        (12)
       Other assets..................         37
       Accounts payable and accrued
      liabilities....................        450
                                       ---------
          Net cash provided by
        operating activities.........      1,125
                                       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property,
  plant and equipment................        323
  Purchases of property, plant and
  equipment..........................     (1,022)
                                       ---------
          Net cash used in investing
        activities...................       (699)
                                       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of stockholder notes
  receivable, net....................      1,257
  Repayments of receivable from
  related party, net.................          8
  Borrowings on line of credit.......        125
  Payments on line of credit.........       (125)
  Proceeds from long-term debt.......        714
  Repayments on long-term debt.......       (901)
  Repayments on other long-term
  obligations........................       (100)
  Dividends paid.....................         (8)
                                       ---------
          Net cash provided by
        financing activities.........        970
                                       ---------
NET INCREASE IN CASH AND CASH
EQUIVALENTS..........................      1,396
CASH AND CASH EQUIVALENTS, at
beginning of year....................         14
                                       ---------
CASH AND CASH EQUIVALENTS, at end of
year.................................  $   1,410
                                       =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION:
  Cash paid during the year for
     interest........................  $     211
  Cash paid during the year for
     income taxes....................         39
  Unrealized loss on securities
     available for sale..............        (24)


    The accompanying notes are an integral part of this financial statement.

                          BAER CONCRETE, INCORPORATED
                         NOTES TO FINANCIAL STATEMENTS

1.  BUSINESS AND ORGANIZATION:

     Baer Concrete, Incorporated (the "Company"), a New Jersey corporation, is engaged in the production and distribution of ready mixed concrete, throughout New Jersey, where the Company has four batch plants.

     The Company and its stockholders intend to enter into a definitive agreement with U.S. Concrete, Inc. ("USC"), a recently formed entity organized to acquire ready-mixed concrete companies, pursuant to which the Company's stockholders will exchange all the outstanding common stock of the Company for cash and shares of USC common stock concurrent with the closing of USC's initial public offering.

2.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES:

     BASIS OF PRESENTATION

     The Company has prepared these financial statements on the accrual basis of accounting.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist primarily of cash and short-term investments, accounts receivable, accounts payable, line of credit and long-term debt. The Company believes that the carrying value of these instruments on the accompanying balance sheet approximates their fair values, because of the length of their maturities or the existence of interest rates that approximates market rates.

     CASH AND CASH EQUIVALENTS

     The Company records as cash equivalents all highly liquid investments having maturities of three months or less at the date of purchase. At December 31, 1998, the Company maintained cash balances in various financial institutions in excess of federally insured limits.

     CONCENTRATION OF CREDIT RISK

     The Company sells to various construction contractors that may be affected by changes in economic or other external conditions. The Company manages its exposure to credit risk through ongoing credit evaluations and, where appropriate, requires that its customers furnish adequate collateral before credit is granted or obtains a lien on the customer's assets.

     INVENTORIES

     Inventories consist primarily of raw materials and are stated at the lower of cost or market, using the first-in, first out (FIFO) method. At December 31, 1998, management believes the Company had incurred no material impairments in the carrying values of its inventories.

     PROPERTY, PLANT AND EQUIPMENT, NET

     The Company states property, plant and equipment at cost. The Company uses the straight-line method to compute depreciation of these assets over their estimated useful lives.

     The Company expenses maintenance and repair cost when incurred and capitalizes and depreciates expenditures for major renewals and betterments that extend the useful lives of existing assets. When the

                          BAER CONCRETE, INCORPORATED
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Company retires or disposes of property, plant and equipment, it removes the related cost and accumulated depreciation from the accounts and reflects any resulting gain or loss in the statement of operations.

     ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The Company provides an allowance for accounts receivable that it believes may not be fully collectible.

     CASH SURRENDER VALUE OF LIFE INSURANCE

     The Company owns life insurance policies on its primary stockholder. It records the cash surrender value of these policies as an asset. It expenses the premiums related to these policies to the extent that they exceed the increase in the underlying cash surrender value of the policies.

     SALES AND EXPENSES

     The Company derives its sales primarily from the production and delivery of ready-mixed concrete. The Company recognizes sales when products are delivered. Cost of goods sold consists primarily of product costs and operating expenses. Operating expenses consist of wages and benefits of union employees, and expenses attributable to plant operations, repairs and maintenance and trucks. Selling expenses consist primarily of sales commissions, salaries of sales managers, travel and entertainment expenses, and trade show expenses. General and administrative expenses consist primarily of executive compensation and related benefits, administrative salaries and benefits, office rent and utilities, communication expenses and professional fees.

     INCOME TAXES

     The Company follows the liability method of accounting for income taxes. Under this method, the Company records deferred income tax balances based on temporary differences between the financial reporting and tax bases of assets and liabilities and measures those taxes using enacted tax rates and laws that will be in effect when the Company recovers those assets or settles those liabilities, as the case may be.

     COLLECTIVE BARGAINING AGREEMENTS

     The Company is party to various collective bargaining agreements with certain employees. The agreements require the Company to pay specified wages and provide certain benefits to its union employees. These agreements will expire at various times through 2002.

     ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates its plant assets for impairment. The Company assesses the recoverability of assets based on its anticipated future cash flows from its assets. If facts and circumstances lead the Company's management to believe that the cost of one of its assets may be impaired, the Company will (a) evaluate the extent to which that cost is recoverable by comparing the future undiscounted cash flows estimated to be associated with that asset to that asset's carrying amount and (b) write-down that carrying amount to market value or discounted cash flow value to the extent necessary. Using this approach, the Company's management has determined that the cash flows would be sufficient to recover the carrying value of the Company's long-lived assets as of December 31, 1998, and, therefore, that those values were not impaired at that date.

     COMPREHENSIVE INCOME

     In 1997, the Company adopted Statement of Financial Accounting Standards
(SFAS) No. 130, "Reporting Comprehensive Income," which requires companies to report all changes in equity during a period in a financial statement for the period in which they are recognized. The Company has chosen to

                          BAER CONCRETE, INCORPORATED
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

disclose comprehensive income, which encompasses unrealized loss on securities available for sale in the statement of stockholders' equity.

3.  PROPERTY, PLANT AND EQUIPMENT, NET:

     Property, plant and equipment at December 31, 1998, consists of the following (dollars in thousands):

                                         ESTIMATED
                                        USEFUL LIVES
                                          IN YEARS
                                        ------------
Building and improvements............        7-30      $   1,839
Machinery and equipment..............        3-15          1,735
Mixers, trucks and other vehicles....        3-12          4,585
Furniture and fixtures...............        3-15            232
                                                       ---------
                                                           8,391
     Less -- Accumulated
       depreciation..................                     (4,873)
                                                       ---------
          Property, plant and
             equipment, net..........                  $   3,518
                                                       =========

     During 1998, the Company sold various trucks and mixers, which resulted in a gain of $323,000. The gain is classified as other income in the statement of operations.

4.  DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Accounts receivable at December 31, 1998, consist of the following (in thousands):

Accounts receivable, trade, net of
allowance............................  $   1,662
Refund receivable....................         92
                                       ---------
                                       $   1,754
                                       =========

     Accounts payable and accrued liabilities at December 31, 1998, consist of the following (in thousands):

Accounts payable, trade..............  $   1,503
Accrued compensation and benefits....        244
                                       ---------
                                       $   1,747
                                       =========

                          BAER CONCRETE, INCORPORATED
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

5.  LINE OF CREDIT AND LONG-TERM DEBT:

     The Company has a $350,000 line of credit payable on demand from a bank. Interest is payable monthly on any outstanding balance at the bank's prime rate. The line is secured by the Company's accounts receivable and inventory. There was no outstanding balance as of December 31, 1998.

     Long-term debt at December 31, 1998, consists of the following (in thousands):

Notes payable to banks at a range of
  7.91% to 10.5% with monthly principal
  and interest payments, maturing from
  April 2000 through August 2003,
  secured by machinery and equipment....  $   1,837
Notes payable to bank at prime plus 1%
  (prime of 7.75% at December 31, 1998),
  with monthly principal and interest
  payments, maturing from October 2000
  through December 2001, secured by
  vehicles..............................        116
Note payable at a range of 5.6% to 9.5%,
  with monthly principal and interest
  payments, maturing from May 2000
  through November 2001, collateralized
  by equipment and vehicles.............        477
                                          ---------
                                              2,430
Less -- Current portion.................       (755)
                                          ---------
                                          $   1,675
                                          =========

     Scheduled maturities of long-term debt are as follows (in thousands):

For the year ending December 31 --
     1999...............................  $     755
     2000...............................        620
     2001...............................        497
     2002...............................        389
     2003...............................        129
     Thereafter.........................         40
                                          ---------
                                          $   2,430
                                          =========

6.  OTHER LONG-TERM OBLIGATIONS:

     In February 1993, the Company entered into noncompete covenants with two of the employees/stockholders whose shares were redeemed as part of a reorganization of the Company. The covenants of these former employees provide for annual payments over a period of nine years. The related noncompete covenants were amortized by the Company over five years and expired in 1998.

     Future annual payments under these agreements are as follows (in thousands):

For the year ending December 31 --
     1999...............................  $      53
     2000...............................         53
     2001...............................         34
     2002...............................         12
                                          ---------
                                          $     152
                                          =========

                          BAER CONCRETE, INCORPORATED
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

7.  INCOME TAXES:

     The components of provision for federal and state income taxes follow:


                                           FOR THE YEAR ENDED
                                           DECEMBER 31, 1998
                                           ------------------
                                             (IN THOUSANDS)
Federal --
     Current............................         $   63
     Deferred...........................            177
State --
     Current............................             --
     Deferred...........................             67
                                                 ------
                                                 $  307
                                                 ======

     Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate tax rate of 35% to income before provision for income taxes as follows:


                                           FOR THE YEAR ENDED
                                           DECEMBER 31, 1998
                                           ------------------
                                             (IN THOUSANDS)
Provision at the statutory rate.........         $  255
Increase resulting from --
     State income tax, net of federal
       benefit..........................             44
     Nondeductible expenses.............              8
                                                 ------
                                                 $  307
                                                 ======

     The tax effects of temporary differences representing deferred tax assets and liabilities result principally from the following:


                                           DECEMBER 31, 1998
                                           -----------------
                                            (IN THOUSANDS)
Current deferred income taxes:
     Allowance for doubtful accounts....        $    21
     Accrued expenses...................             19
     Other..............................              6
                                                -------
          Net current deferred income
             tax assets.................        $    46
                                                =======
Noncurrent deferred income taxes:
     Noncurrent assets --
     Net operating loss.................             57
     Capital loss.......................            146
     Minimum tax credit.................             14
                                                -------
                                                    217
     Valuation allowance................           (146)
                                                -------
          Total noncurrent assets.......             71
     Noncurrent liabilities
     Depreciation.......................           (479)
     Loss on investment.................            (74)
                                                -------
          Total noncurrent
             liabilities................           (553)
                                                -------
          Net noncurrent deferred income
             tax liabilities............        $  (482)
                                                =======

                          BAER CONCRETE, INCORPORATED
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

8.  RELATED-PARTY TRANSACTIONS:

     In December 1998, the Company entered into two debt agreements with the primary stockholders for a total of $252,000. The agreement stipulates the notes will accrue interest at 7%, payable annually. The notes are payable upon demand. The balance outstanding was $252,000 at December 31, 1998.

     The Company loaned funds to a company owned by the primary stockholder's brother. The loan is noninterest bearing and has no scheduled repayments. The balance outstanding was $50,000 at December 31, 1998.

9.  EMPLOYEE BENEFIT PLANS:

     During 1995, the Company established a 401(k) plan. All employees not subject to collectively bargained agreements are eligible to participate in the plan. The Company contributes 50% of the first 5% of the employee's elective deferral. Company contributions for December 31, 1998, totaled $7,000.

     Effective March 1, 1998, the Company established an employee stock ownership plan (ESOP). No contributions were made to the ESOP for the year ended December 31, 1998.

     The Company made contributions to employee pension, health and welfare plans for employees under collective bargaining agreements of $189,000 for the year ended December 31, 1998.

11.  COMMITMENTS AND CONTINGENCIES:

     GUARANTEES

     The Company has provided a guarantee for a mortgage for a company owned by its principal stockholder. At December 31, 1998, the mortgage totaled $1.5 million.

     OPERATING LEASE AGREEMENTS

     The Company leases one of its operating facilities from the principal stockholder under a long-term noncancelable operating lease agreement. The lease expires in 2,015. Total rent paid for the year ended December 31, 1998, was $156,000. The lease require the Company to pay taxes, maintenance, insurance and certain operating costs of the properties. The Company also leases certain office equipment under long term noncancelable operating lease agreements which expire in 2001. Total rent paid under these leases was approximately $2,000 for the year ended December 31, 1998.

     Future minimum lease payments required under noncancelable operating leases (including related party lease) are as follows (in thousands):

For the year ending December 31 --
     1999............................  $    167,000
     2000............................       167,000
     2001............................       165,000
     2002............................       156,000
     2003............................       156,000
     Thereafter......................     1,876,000
                                       ------------
                                       $  2,687,000
                                       ============

     INSURANCE

     The Company carries a standard range of insurance coverage, including business auto liability, general liability, medical, workers' compensation, excess liability and commercial property. The Company also has an umbrella policy. During 1998, the Company has not incurred significant claims or losses on any of these insurance policies.

                          BAER CONCRETE, INCORPORATED
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     LITIGATION

     The Company has been named as a co-defendant in a lawsuit whereby the plaintiff alleges, among other things, deficiencies in the design and construction of a parking structure completed in 1989. The Company supplied concrete to the general contractor on the project who has also been named as a defendant. The plaintiff is alleging damages of approximately $1.1 million. Management intends to vigorously defend itself and believes the Company has meritorious defenses. Management believes the loss, if any, would be partially covered by insurance. The ultimate outcome of this matter, however, can not be determined at this time.

12.  SUBSEQUENT EVENT:

     On January 1, 1999 the Company entered into a noncancelable operating lease agreement with a company owned by the principal stockholder for one of its operating facilities. For the plant lot, the lease term is twenty years and requires monthly payments of $3,750. For the two expansion lots, the lease term is month-to-month and requires 180 day notification of cancellation. The monthly payment on each expansion lot is $1,750.

13. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

     In March, 1999, the Company and its stockholders entered into a definitive agreement with USC providing for USC's acquisition of the Company.

     In connection with the acquisition, certain assets with a net book value of $600,000 will be retained by the stockholders. Had this transaction been recorded at December 31, 1998, the effect on the accompanying balance sheet would be a decrease in assets and a decrease in stockholders' equity of $600,000.

     Upon the closing of the acquisition of the Company by USC, the Company will enter into new lease agreements with its former stockholders. These leases will provide for $19,000 in combined monthly rentals over initial lease terms of 20 years, excluding the month-to-month leases discussed above.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Through and including                   , 1999 (the 25th day after the date
of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                3,800,000 SHARES

                              U.S. CONCRETE, INC.

                                  COMMON STOCK

                              -------------------
                                   PROSPECTUS
                              -------------------

                           SCOTT & STRINGFELLOW, INC.
                              SANDERS MORRIS MUNDY

                                              , 1999

================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION(1)

     The following table sets forth the expenses (other than underwriting discounts and commissions) in connection with this offering, all of which shall be paid by USC. All of these amounts (except the SEC Registration Fee, the NASD filing fee and the NASDAQ National Market Listing fee) are estimated.


SEC Registration Fee.................  $  11,542
NASD Filing Fee......................      4,652
NASDAQ National Market Listing Fee...      *
Accounting Fees and Expenses.........      *
Legal Fees and Expenses..............      *
Printing Expenses....................      *
Transfer Agent's Fees................      *
Miscellaneous........................      *
                                       ---------
     Total...........................  $   *
                                       =========

------------

* To be provided by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

DELAWARE GENERAL CORPORATION LAW

     Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145(c) of the DGCL provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

     Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

     Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of
Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 145.

     Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.

CERTIFICATE OF INCORPORATION

     Article Eighth of USC's Amended and Restated Certificate of Incorporation states that:

     No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article Eighth shall not eliminate or limit the liability of a director to the extent provided by applicable law (1) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Eighth shall apply to, or have any effect on, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

     In addition, Article VI of USC's Bylaws further provides that USC shall indemnify its officers, directors and employees to the fullest extent permitted by law.

INDEMNIFICATION AGREEMENTS

     USC intends to enter into indemnification agreements with each of its executive officers and directors.

     The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides that the Underwriters will, under certain conditions, indemnify USC, its officers and directors, and persons who control USC within the meaning of the Securities Act against certain liabilities.

     USC intends to maintain liability insurance for the benefit of its directors and officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Set forth below is certain information concerning all sales of securities we issued during the past three years that were not registered under the Securities Act.

     We issued and sold 200 shares of Common Stock on October 15, 1997 to Main Street Merchant Partners II, L.P. ("Main Street") for $10.00 per share. Mr. Foster, our Chairman of the Board, is a Managing Director of Main Street. In December 1998, we issued and sold 20 shares of Common Stock to Eugene P. Martineau, our chief executive officer, and 15 shares of Common Stock to Michael
W. Harlan (and his family trust), in each case for $10.00 per share. As a result of a March 1999 10,000-for-1 stock split of all these shares and a subsequent reclassification of Main Street's shares as a share of our Class A Stock, Main Street now owns one share of Class A Stock and Messrs. Martineau and Harlan (and his family trust) own 200,000 and 150,000 shares, respectively of the Common Stock. The share of Class A Stock automatically will convert into 1,602,255 shares of Common Stock before this offering closes. Those sales were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof as transactions not involving any public offering.

     In March 1999, we sold 801,000 shares of Common Stock to American Ready Mix, L.L.C., 50,000 shares of Common Stock to our controller, Charles W. Sommer and 25,000 shares of Common Stock to two of our non-employee directors, John R. Colson and Peter T. Dameris, in each case for a purchase price of $.001 per share. Those sales were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof as transactions not involving any public offering.

     Concurrently with the closing of this offering, we will issue 8,985,288 shares of Common Stock in connection with the acquisitions of the Founding Companies. Those issuances will be exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof as transactions not involving any public offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.

        EXHIBIT
         NUMBER                 DESCRIPTION
      ------------         ---------------------
           1.1*      -- Form of Underwriting Agreement.

           2.1       -- Agreement and Plan of Reorganization
                        dated as of March 22, 1999 by and
                        among USC, OCC Acquisition, Inc.,
                        Opportunity Concrete Corporation and
                        the stockholders named therein.

           2.2       -- Agreement and Plan of Reorganization
                        dated as of March 22, 1999 by and
                        among USC, Walker's Acquisition,
                        Inc., Walker's Concrete, Inc. and the
                        stockholders named therein.

           2.3       -- Agreement and Plan of Reorganization
                        dated as of March 22, 1999 by and
                        among USC, Central Concrete
                        Acquisition, Inc., Central Concrete
                        Supply Co., Inc. and the stockholders
                        named therein.

           2.4       -- Agreement and Plan of Reorganization
                        dated as of March 22, 1999 by and
                        among USC, Bay Cities Acquisition,
                        Inc., Bay Cities Building Materials
                        Co., Inc. and the stockholders named
                        therein.

           2.5       -- Agreement and Plan of Reorganization
                        dated as of March 22, 1999 by and
                        among USC, Baer Acquisition, Inc.,
                        Baer Concrete Incorporated and the
                        stockholders named therein.

           2.6       -- Agreement and Plan of Reorganization
                        dated as of March 22, 1999 by and
                        among USC, Santa Rosa Acquisition,
                        Inc., R. G. Evans/Associates d/b/a
                        Santa Rosa Cast Products Company and
                        the stockholders named therein.

           2.7       -- Uniform Provisions for the
                        Acquisitions (incorporated into the
                        agreements filed as Exhibits 2.1
                        through 2.6 hereto).

           3.1*      -- Restated Certificate of Incorporation
                        of USC.

           3.2*      -- Bylaws of USC.

           4.1*      -- Form of Certificate representing
                        Common Stock.

           4.2*      -- Form of Registration Rights Agreement
                        by and among the Company and the
                        stockholders listed on the signture
                        pages thereto.

           4.9*      -- Funding Agreement dated as of
                        September 10, 1999 by and between USC
                        and Main Street.

           4.10*    --  Forms of Rights Agreement by and
                        between the Company and             ,
                        including form of Rights Certificate
                        attached as Exhibit B thereto.

                        The Company and certain of its
                        subsidiaries are parties to certain
                        debt instruments under which the
                        total amount of securities authorized
                        does not exceed 10% of the total
                        assets of the Company and its
                        subsidiaries on a consolidated basis.
                        Pursuant to paragraph 4(iii)A) of
                        Item 601(b) of Regulation S-K, the
                        Company agrees to furnish a copy of
                        such instruments to the Commission on
                        request.

           5.1*      -- Opinion of Baker & Botts, L.L.P.

          10.1*      -- 1999 Incentive Plan of U.S. Concrete,
                        Inc.

          10.2       -- Employment Agreement between USC and
                        William T. Albanese.

          10.3*      -- Employment Agreement between USC and
                        Michael W. Harlan

          10.4*      -- Employment Agreement between USC and
                        Eugene P. Martineau

          10.5       -- Employment Agreement between USC and
                        Michael D. Mitschele.

        EXHIBIT
         NUMBER                DESCRIPTION
      ------------        ---------------------

          10.6*      -- Employment Agreement between USC and
                        Charles W. Sommer.

          10.7       -- Employment Agreement between USC and
                        Neil J. Vannucci.

          10.8       -- Employment Agreement between USC and
                        Robert S. Walker.

          10.9*      -- Form of Indemnification Agreement
                        between the Company and each of its
                        directors and officers.

          21.1*      -- Subsidiaries of the Company.

          23.1       -- Consent of Arthur Andersen LLP.

          23.3*      -- Consent of Baker & Botts, L.L.P.
                        (contained in Exhibit 5.1 hereto).

          23.4       -- Consent of William T. Albanese, as a
                        nominee for directorship.

          23.5       -- Consent of John R. Colson, as a
                        nominee for directorship.

          23.6       -- Consent of Peter T. Dameris, as a
                        nominee for directorship.

          23.7       -- Consent of Michael D. Mitschele, as a
                        nominee for directorship.

          23.8       -- Consent of Murray S. Simpson, as a
                        nominee for directorship.

          23.9       -- Consent of Neil J. Vannucci, as a
                        nominee for directorship.

          23.10      -- Consent of Robert S. Walker, as a
                        nominee for directorship.

          24.1       -- Power of Attorney (included on the
                        signature page hereto).

          27.1*      -- Financial Data Schedule.

------------

* To be filed by Amendment.

     (b)  Financial Statement Schedules.

     All schedules are omitted because they are not applicable or because the required information is contained in the Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To provide to the Underwriters, at the closing specified in the underwriting agreement, certificates representing the shares of Common Stock offered hereby in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 22, 1999.

                                          U.S. CONCRETE, INC.

                                          By: /s/ EUGENE P. MARTINEAU
                                                  EUGENE P. MARTINEAU
                                            PRESIDENT AND CHIEF EXECUTIVE
                                                      OFFICER

     Each person whose signature appears below hereby constitutes and appoints Eugene P. Martineau and Michael W. Harlan, and each of them, each of whom may act without the joinder of the others, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statements filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, which relates to this offering, and to file same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing appropriate or necessary to be done in and about the premises, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                                                                     CAPACITY IN
                      SIGNATURE                                     WHICH SIGNED                     DATE
                    --------------                               -------------------               ---------
             /s/ EUGENE P. MARTINEAU                    President and Chief Executive Officer   March 22, 1999
                 EUGENE P. MARTINEAU                    and Director
                                                        (Principal Executive Officer)

             /s/  MICHAEL W. HARLAN                     Chief Financial Officer and             March 22, 1999
                  MICHAEL W. HARLAN                     Director (Principal Financial
                                                        and Accounting Officer)

             /s/  VINCENT D. FOSTER                     Director                                March 22, 1999
                  VINCENT D. FOSTER